Exhibit 99.3

Conformed Copy

SHARE EXCHANGE AGREEMENT

dated as of October 4, 2009

between and among

the Alfa Parties Listed in Schedule I

and

the Telenor Parties Listed in Schedule II

Schedules

Schedule I	The Alfa Parties
Schedule II	The Telenor Parties
Schedule III	RESERVED
Schedule IV	The VimpelCom Consents
Schedule 2.5(a)	Alfa Parties Transfer Documentation
Schedule 2.6(a)	Telenor Parties Transfer Documentation
Schedule 2.7(b)	Newco Closing Deliveries
Schedule 2.8	HoldCo Closing Deliveries
Schedule 3.5	Brokers Fees and Commissions
Schedule 4.1(b)	Altimo Shareholders
Schedule 4.6	Representations and Warranties regarding Storm
Schedule 6.2(b)(vi)	List of Specified European Countries
Schedule 7.1(g)	Initial CEO Selection Process
Schedule 7.2(d)(iii)	VimpelCom Governmental Consents and Approvals
Schedule 7.2(i)	Legal Opinions for Newco and HoldCo
Schedule 7.3(b)	Definition of “Telenor Qualifying Action”
Schedule 7.3(d)	Alfa Parties Bring Down Legal Opinions
Schedule 7.3(e)	Legal and Regulatory Proceedings to be Withdrawn
Schedule 7.4(b)	Definition of “Alfa Qualifying Action”
Schedule 7.4(d)	Telenor Parties Bring Down Legal Opinions

Exhibits
Exhibit A – Form of HoldCo Articles
Exhibit B – Form of HoldCo Share Transfer Agreement and HoldCo Promissory Note
Exhibit C – Form of Newco Bye-Laws
Exhibit D – Form of Bring Down Legal Opinion

SHARE EXCHANGE AGREEMENT dated as of October 4, 2009 (the “Execution Date”) between and among the legal entities listed on Schedule I hereto (collectively, the “Alfa Parties” and, individually, each an “Alfa Party”) and the legal entities listed on Schedule II hereto (collectively, the “Telenor Parties” and, individually, each a “Telenor Party” and, together with the Alfa Parties, collectively, the “Parties” and, individually, each a “Party”).

WITNESSETH

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Parties wish to undertake the following transactions (collectively, the “Transactions”):

•	the Parties will jointly own VimpelCom Ltd., an exempted company newly formed under the laws of Bermuda (“Newco”);

•	the Parties will jointly own VimpelCom Holdings B.V., a company newly formed under the laws of the Netherlands (“HoldCo”);

•
the Parties will jointly cause Newco to make an offer to all VimpelCom Shareholders to acquire 100% of VimpelCom’s issued and outstanding Shares, for which VimpelCom Shareholders will be entitled to receive Newco DRs (except that, in the Russian voluntary tender offer, only Russian Qualified Investors may receive Newco DRs) or nominal cash consideration in exchange for their VimpelCom Shares (the “Exchange Offer”), subject to Newco meeting the Exchange Offer Threshold;

•
if the conditions precedent to completion of the Exchange Offer and the Kyivstar Share Exchange are satisfied, the Alfa Parties will cause the Alfa VimpelCom Shares to be transferred to Newco in the Exchange Offer, the Telenor Parties will cause the Telenor VimpelCom Shares to be transferred to Newco in the Exchange Offer, and Newco shall issue and deliver Newco Alfa Shares to a Person or Persons designated by Altimo and Newco Telenor Shares to a Person or Persons designated by Telenor Mobile;

•
if the Exchange Offer is completed, then immediately following the Exchange Offer (a) the Alfa Parties will cause their respective membership interests in Storm to be transferred to HoldCo and Newco, (b) the Telenor Parties will cause the Telenor Kyivstar Shares to be transferred to HoldCo, (c) the Parties will cause HoldCo to issue 8,524,363 HoldCo Shares to Telenor Mobile and 6,557,635 HoldCo Shares to Alpren and Hardlake and Newco to issue 13,120 Newco Common Shares to Hardlake, (d) Telenor Mobile and Alpren and Hardlake will immediately transfer such HoldCo Shares to Newco, and (e) the Parties will cause Newco to issue and deliver Newco Alfa Shares to a Person or Persons designated by Altimo and Newco Telenor Shares to a Person or Persons designated by Telenor Mobile (the “Kyivstar Share Exchange”);

•
promptly following completion of the Exchange Offer, the Parties will cause (a) VimpelCom to delist its securities from the NYSE and the RTS, and (b) Newco to, if necessary, commence the procedures for the compulsory purchase of any remaining VimpelCom Shares pursuant to Article 84.8 of the JSC Law (the “Squeezeout”); and

•	following the Squeezeout, the Parties will cause the VimpelCom Shares acquired by Newco pursuant to the Exchange Offer and the Squeezeout to be acquired by HoldCo;

WHEREAS, as soon as reasonably practicable following the Execution Date, the Parties shall cause certain documents to be filed with the relevant courts and arbitration tribunals pursuant to the terms and subject to the conditions of this Agreement and the Settlement Agreement, with the consequence that the Telenor Parties and their Affiliates party thereto will cause certain litigation and arbitration proceedings to which they are parties against various Alfa Parties to be stayed, and the Alfa Parties and their Affiliates party thereto will cause certain litigation and arbitration proceedings to which they are parties against various Telenor Parties to be stayed, in each case, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1;

WHEREAS, immediately following the Execution Date, the Parties shall cause dismissal documents to be filed with respect to certain litigation proceedings in Ukraine, with the consequence that all such proceedings shall be withdrawn in their entirety and dismissed with prejudice; and

WHEREAS, immediately following completion of the Kyivstar Share Exchange, the Parties intend for certain documents to be filed with the relevant courts and arbitration tribunals pursuant to the terms and subject to the conditions of this Agreement and the Settlement Agreement, with the consequence that the Telenor Parties will cause all remaining litigation and arbitration proceedings to which they are parties against various Alfa Parties to be withdrawn, and the Alfa Parties will cause all remaining litigation and arbitration proceedings to which they are parties against various Telenor Parties to be withdrawn;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this Agreement, neither Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), VimpelCom nor Kyivstar nor any of their respective Subsidiaries shall be deemed Affiliates of any Party.

“Agreement” means this Share Exchange Agreement, together with the Schedules and Exhibits hereto.

“A&H Entities” has the meaning specified in Schedule 7.3(d).

“Alfa Affiliates” has the meaning specified in Section 8.3.

“Alfa Kyivstar Shares” means 4,647,127 Kyivstar Shares, which equal 43.5% of the issued and outstanding Kyivstar Shares.

“Alfa Parties” has the meaning specified in the Preamble.

“Alfa Qualifying Action” has the meaning specified in Schedule 7.4(b).

“Alfa Shares” means, collectively, the Alfa Kyivstar Shares and the Alfa VimpelCom Shares.

“Alfa VimpelCom Shares” means the 18,964,799 VimpelCom Common Shares and 6,426,600 VimpelCom Preferred Shares.

“Alpren” has the meaning specified in Schedule I.

“Altimo” has the meaning specified in Schedule I.

“Altimo Cooperatief” has the meaning specified in Schedule I.

“Anticipated Closing Date” means the later of (a) the Cut-off Date and (b) the Business Day following the date on which the Exchange Offer is scheduled to be completed (before giving effect to any extension thereof).

“Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

“Authorization” means any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval issued, granted, given or otherwise made available by, or required to be filed with, any Governmental Entity or pursuant to any Law.

“Breaching Parties” has the meaning specified in Section 9.1(b)(iii).

“Break Fee” has the meaning specified in Section 9.2(a).

“Business Day” means a day upon which banks are generally open for business in each of Tortola, the British Virgin Islands, Gibraltar, Hamilton, Bermuda, Oslo, Norway, New York, New York, Moscow, Russian Federation, Amsterdam, the Netherlands and London, England.

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50% of the voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

“Controlling Person” means, with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than 50% of the voting power for the election of directors or other governing body of such first Person or more than 50% of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

“Crown” means Crown Finance Foundation, a foundation organized under the laws of Lichtenstein.

“CTF” means CTF Holdings Limited, a company organized under the laws of Gibraltar.

“CTF Guarantees” means, collectively, the CTF General Guarantee and the CTF Storm Guarantee.

“CTF General Guarantee” means the guarantee agreement dated as of the date hereof between CTF and the Telenor Affiliates party thereto.

“CTF Storm Guarantee” means the guarantee agreement dated as of the date hereof between CTF and the Storm Indemnified Parties.

“Cut-off Date” has the meaning specified in Section 9.1(b)(i).

“Depositary Bank” means one of the following United States depositary banks: The Bank of New York Mellon Corporation, Citigroup Inc., Deutsche Bank AG or JPMorgan Chase & Co.

“Disclosing Party” has the meaning specified in Section 10.13(c).

“Disclosure Schedule” has the meaning specified in Schedule 4.6.

“Dismissal Documents” has the meaning specified in the Settlement Agreement.

“Eco Telecom” has the meaning specified in Schedule I.

“Escrow Agent” means Orrick, Herrington & Sutcliffe LLP, as escrow agent under the Settlement Escrow Agreement.

“Event” means an event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

“Exchange Offer” has the meaning specified in the Recitals.

“Exchange Offer Period” means the period beginning at the time of commencement of the Exchange Offer and ending at the time of the expiration of the Exchange Offer, as such period may be extended pursuant to Section 2.1(b).

“Exchange Offer Threshold” means more than 95% of the issued and outstanding voting capital stock of VimpelCom.

“Execution Date” has the meaning specified in the Preamble.

“FAS” means the Federal Antimonopoly Service of the Russian Federation.

“Financial Statements” has the meaning specified in Section 2.1 of Schedule 4.6.

“FSFM” means the Federal Service for the Financial Markets of the Russian Federation.

“Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority (including any political subdivision, instrumentality, branch, department, official or entity), and including international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

“Hardlake” has the meaning specified in Schedule I.

“HoldCo” has the meaning specified in the Recitals.

“HoldCo2” has the meaning specified in Section 6.1(d).

“HoldCo Articles” means the articles of association of HoldCo, in the form of Exhibit A.

“HoldCo Promissory Note” means a promissory note of HoldCo having a face amount equal to the fair market value of the VimpelCom Shares transferred to HoldCo and otherwise substantially in the form attached as Annex B to the form of Share Transfer Agreement attached hereto as Exhibit B.

“HoldCo Shares” means the shares of common stock of HoldCo, nominal value €1.00 per share.

“HoldCo2 Shares” means the shares of common stock of HoldCo2, nominal value €1.00 per share.

“Indebtedness” means, with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including:

(a) all indebtedness for borrowed money or for the deferred purchase price of property or services;

(b) all vendor financing obligations;

(c) any amounts payable by such Person under capital leases or similar arrangements over their respective periods;

(d) any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement;

(e) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations;

(f) any accrued dividends in respect of any capital stock or other ownership, membership or equity interests, whether declared or not; and

(g) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business.

“Indemnified Party” has the meaning specified in Section 8.4(a).

“Indemnifying Party” has the meaning specified in Section 8.4(a).

“Information” has the meaning specified in Section 10.13(a).

“Interim HoldCo Board” has the meaning specified in the Shareholders Agreement.

“JSC Law” means the Federal Law of the Russian Federation No. 208-FZ “On Joint Stock Companies,” dated December 26, 1995, as amended.

“Kyivstar” means Closed Joint Stock Company “Kyivstar G.S.M.,” a closed joint stock company organized under the laws of Ukraine.

“Kyivstar Share Exchange” has the meaning specified in the Recitals.

“Kyivstar Shareholders Agreement” means the Shareholders Agreement dated January 30, 2004 between and among Kyivstar, Telenor Mobile and Storm.

“Kyivstar Shares” means the shares of common stock of Kyivstar, 50 Ukrainian Hryvnias nominal value per share.

“Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, standard, directive, ordinance, code, judgment, ruling, order, writ, decree, stipulation, normative act, instruction, information letter, injunction or determination of any Governmental Entity.

“LCIA” has the meaning specified in Section 10.10(a)(iii)(B).

“Lien” means any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” has the meaning specified in Section 8.2(a).

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, or results of operations of VimpelCom, Kyivstar and their respective Subsidiaries, taken as a whole, in each case, only to the extent the occurrence of such Event prevents the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by the Parties of any of their material obligations under any Transaction Agreement, or (b) the forced sale or auction of any of the Telenor VimpelCom Shares in satisfaction of any Order arising out of or relating to any Action referred to in Schedule 7.3(e); provided that any effect resulting from any of the following Events shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change or development in the United States, Russian or Ukrainian financial, credit or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism or any worsening thereof, (iii) any change in the telecommunications industry generally, (iv) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Transaction Agreements or the Transactions, including any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, co-promotion, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, (v) any failure of VimpelCom, Kyivstar or any of their respective Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred), (vi) any change, in and of itself, in the market price or trading volume of VimpelCom ADRs or VimpelCom Common Shares (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred) or (vii) the taking of any action required by any of the Transaction Agreements.

“Newco” has the meaning specified in the Recitals.

“Newco Alfa Shares” means the 131,165,820 Newco Common Shares, the 379,295,980 Newco Common DRs and the 128,532,000 Newco Preferred DRs to be issued to the Person or Persons specified by Altimo in accordance with the terms and subject to the conditions of the Exchange Offer, the Kyivstar Share Exchange and this Agreement.

“Newco Bye-Laws” means the amended and restated bye-laws of Newco in the form of Exhibit C.

“Newco Common Shares” means the common shares, par value US$0.001 per share, in the capital of Newco.

“Newco Common DRs” means depositary receipts each representing one (1) Newco Common Share.

“Newco DRs” means, collectively, the Newco Common DRs and the Newco Preferred DRs.

“Newco Preferred DRs” means depositary receipts each representing one (1) Newco Preferred Share.

“Newco Preferred Shares” means the convertible preferred shares, par value US$0.001 per share, in the capital of Newco.

“Newco Shares” means, collectively, the Newco Common Shares, the Newco DRs and the Newco Preferred Shares.

“Newco Telenor Shares” means the 170,487,260 Newco Common Shares and the 345,091,580 Newco Common DRs to be issued to the Person or Persons specified by Telenor Mobile in accordance with the terms and subject to the conditions of the Exchange Offer, the Kyivstar Share Exchange and this Agreement.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity.

“Original Opinion” means each of the legal opinions delivered on the Execution Date by the following legal counsel: (a) Wakefield Quin, in respect of Newco; (b) Loyens & Loeff, in respect of Holdco; (c) Walkers, in respect of Altimo; (d) Triay & Triay, in respect of each Eco Telecom and CTF; (e) Pyrgou Law Firm, in respect of the A&H Entities; and (f) Thommessen Krefting Greve Lund AS, in respect of each of the Telenor Parties.

“Parent Guarantees” means, collectively, the Telenor Guarantee and the CTF Guarantees.

“Parties” has the meaning specified in the Preamble.

“Permits” has the meaning specified in Section 1.4 of Schedule 4.6.

“Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

“Proceedings” means the litigation and arbitration proceedings that are described in Exhibit A to the Settlement Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between and among Newco, Eco Telecom, Altimo, Altimo Cooperatief, Telenor Mobile and Telenor East.

“Registration Statement” means the registration statement, together with any amendments or supplements thereto, to be filed with the SEC by Newco on Form F-4 to register the Exchange Offer and the issuance and distribution of the Newco Shares.

“Regulatory Approvals” has the meaning specified in Section 6.2(b).

“Representatives” means, with respect to a Party, such Party’s Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, accountants, financial advisors and other agents.

“Restructuring Indemnity Claim” has the meaning specified in Section 8.2(h)(i).

“Restructuring Proposal” has the meaning specified in Section 8.2(h)(i).

“RTS” means the Russian Trading System.

“Rules” has the meaning specified in Section 10.10(a).

“Russian Offering Document” means the voluntary tender offer form filed by Newco with the FSFM in accordance with Articles 84.1 and 84.9 of the JSC Law for the offer to purchase 100% of the VimpelCom Common Shares and VimpelCom Preferred Shares.

“Russian Qualified Investor” means a “qualified investor,” as defined in the Federal Law of the Russian Federation No. 39-FZ “On the Securities Market,” dated April 22, 1996, as amended.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Settlement Agreement” means the Settlement Agreement dated as of the date hereof between and among the Alfa Parties and their Affiliates party thereto and the Telenor Parties and their Affiliates party thereto.

“Settlement Escrow Agreement” means the Settlement Escrow Agreement dated as of the date hereof between and among Orrick, Herrington & Sutcliffe LLP, as escrow agent, and the parties to the Settlement Agreement.

“Shareholders Agreement” means the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Altimo, Altimo Cooperatief, Telenor Mobile, Telenor East and Newco.

“Specified European Country” has the meaning specified in Section 6.2(b)(vi).

“Squeezeout” has the meaning specified in the Recitals.

“Stay Documents” has the meaning specified in the Settlement Agreement.

“Storm” means Storm LLC, a limited liability company organized under the laws of Ukraine.

“Storm-1” means LLC Storm 1, a limited liability company organized under the laws of Ukraine.

“Storm-2” means LLC Storm 2, a limited liability company organized under the laws of Ukraine.

“Storm-3” means LLC Storm 3, a limited liability company organized under the laws of Ukraine.

“Storm Indemnified Parties” has the meaning specified in Section 8.2(a).

“Storm Indemnity Period” has the meaning specified in Section 8.2(b).

“Storm Interests” means 100% of the membership interests in Storm.

“Storm Obligations” has the meaning specified in Section 6.9(a).

“Storm Warranties” has the meaning specified in Section 4.6.

“Strategic Sector Commission” means the Governmental Commission on Control of Foreign Investments in the Russian Federation.

“Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body thereof or more than 50% of the partnership or other ownership interests therein (other than as a limited partner).

“Taxes” means any federal, regional, local, municipal and other tax, assessment, duty or similar charge of any kind whatsoever, including any corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, social fund, payroll, environmental or other tax, and including any (a) interest, penalties and additions imposed with respect to such amounts and (b) liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

“Tax Return” shall mean any return, declaration, report, form, claim for refund or information return or statement (including elections, disclosures, schedules, estimates and information Tax Returns) filed or required to be filed with any taxing authority relating to Taxes, including any amendment thereof and any schedule or attachment thereto.

“Telenor Affiliates” has the meaning specified in Section 8.1.

“Telenor ASA” means Telenor ASA, a company organized under the laws of Norway.

“Telenor East” has the meaning specified in Schedule II.

“Telenor Guarantee” means the Guarantee Agreement dated as of the date hereof between Telenor ASA and the Alfa Parties and certain of their Affiliates.

“Telenor Kyivstar Shares” means 6,040,262 Kyivstar Shares, which represent 56.5% of the issued and outstanding Kyivstar Shares.

“Telenor Mobile” has the meaning specified in Schedule II.

“Telenor Parties” has the meaning specified in the Preamble.

“Telenor Qualifying Action” has the meaning specified in Schedule 7.3(b).

“Telenor Shares” means, collectively, the Telenor Kyivstar Shares and the Telenor VimpelCom Shares.

“Telenor VimpelCom TRS” means the cash-settled total return equity swap dated June 2, 2006, as amended, between Telenor East and ING Bank, N.V., London Branch, in respect of 2,237,000 VimpelCom ADRs.

“Telenor Ukraina I” has the meaning specified in Schedule II.

“Telenor Ukraina II” has the meaning specified in Schedule II.

“Telenor Ukraina III” has the meaning specified in Schedule II.

“Telenor Ukraina IV” has the meaning specified in Schedule II.

“Telenor Ukraina V” has the meaning specified in Schedule II.

“Telenor Ukraina VI” has the meaning specified in Schedule II.

“Telenor Ukraina VII” has the meaning specified in Schedule II.

“Telenor Ukraine Entities” means, collectively, Telenor Ukraina I, Telenor Ukraina II, Telenor Ukraina III, Telenor Ukraina IV, Telenor Ukraina V, Telenor Ukraina VI and Telenor Ukraina VII.

“Telenor VimpelCom Shares” means 15,337,854 VimpelCom Common Shares and the 38,334,500 VimpelCom ADRs.

“Terminating Party” has the meaning specified in Section 9.1(b).

“Transaction Agreements” means, collectively, this Agreement, the Settlement Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Settlement Escrow Agreement and the Parent Guarantees.

“Transactions” has the meaning specified in the Recitals.

“Ukrainian Antimonopoly Authority” means the Antimonopoly Committee of Ukraine, or any successor entity thereto, including any applicable territorial agent thereof.

“Ukrainian JSC Law” means the Law of Ukraine on Joint Stock Companies dated September 17, 2008, effective as of April 29, 2009.

“Ukrainian Securities Commission” means the State Commission on Securities and the Stock Market of Ukraine.

“VEB” means the state corporation “Bank for Development and Foreign Economic Affairs” (Vnesheconombank).

“VEB Pledge” means the pledge by Eco Telecom of 6,426,600 VimpelCom Preferred Shares and 18,964,799 VimpelCom Common Shares to VEB pursuant to the Pledge Agreement dated November 1, 2008, a redacted copy of which was filed by Eco Telecom with the SEC.

“VimpelCom” means Open Joint Stock Company “Vimpel-Communications,” a joint stock company organized under the laws of the Russian Federation.

“VimpelCom ADRs” means VimpelCom’s American Depositary Shares, each representing one-twentieth (1/20) of one (1) VimpelCom Common Share and which are currently listed on the NYSE.

“VimpelCom Common Shares” means the shares of common stock of VimpelCom, 0.005 Russian rubles nominal value per share.

“VimpelCom Consents” has the meaning specified in Section 6.1(a)(xii).

“VimpelCom Preferred Shares” means the shares of preferred stock of VimpelCom, 0.005 Russian rubles nominal value per share.

“VimpelCom Shareholders” means, collectively, the registered holders of VimpelCom ADRs, VimpelCom Common Shares and VimpelCom Preferred Shares.

“VimpelCom Shareholders Agreement” means the Shareholders Agreement dated as of May 30, 2001 between Telenor East and Eco Telecom.

“VimpelCom Shares” means, collectively, the VimpelCom ADRs, the VimpelCom Common Shares and the VimpelCom Preferred Shares.

Section 1.2 Interpretation.

For the purposes of this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to the Preamble, the Recitals, an Article, Section, Exhibit or Schedule, such reference is to the Preamble, the Recitals, an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h) references to a Person are also to its permitted successors and assigns;

(i) the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;

(j) “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, in each case, only to the extent legally binding;

(k) “ordinary course of business” (or similar terms) shall be deemed to be followed by “consistent with past practice”;

(l) “assets” shall include “rights,” including rights under contracts; and

(m) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

ARTICLE II

EXCHANGE OFFER; KYIVSTAR SHARE EXCHANGE

Section 2.1 The Exchange Offer.

(a) Subject to satisfaction or waiver of all conditions specified in Section 7.1, and on the basis of the representations and warranties contained herein, the Parties shall, and shall cause Newco to, undertake the Exchange Offer, in which Newco shall offer:

(i) through a voluntary tender offer in Russia, to all holders of VimpelCom Common Shares, twenty (20) Newco Common DRs or 0.01 Russian rubles in exchange for each VimpelCom Common Share; provided, that Newco shall not accept tenders pursuant to the voluntary tender offer from any VimpelCom Shareholder who is not a Russian Qualified Investor if such VimpelCom Shareholder elects to receive Newco Common DRs in exchange for VimpelCom Common Shares;

(ii) through a voluntary tender offer in Russia, to all holders of VimpelCom Preferred Shares, twenty (20) Newco Preferred DRs or 0.01 Russian rubles in exchange for each VimpelCom Preferred Share; provided, that Newco shall not accept tenders pursuant to the voluntary tender offer from any VimpelCom Shareholder who is not a Russian Qualified Investor if such VimpelCom Shareholder elects to receive Newco Preferred DRs in exchange for VimpelCom Preferred Shares;

(iii) through an exchange offer in the United States, to all holders of VimpelCom ADRs, one (1) Newco Common DR or 0.0005 Russian rubles in exchange for each VimpelCom ADR;

(iv) through an exchange offer in the United States, to all holders of VimpelCom Common Shares, twenty (20) Newco Common DRs or 0.01 Russian rubles in exchange for each VimpelCom Common Share; and

(v) through an exchange offer in the United States, to all holders of VimpelCom Preferred Shares, twenty (20) Newco Preferred DRs or 0.01 Russian rubles in exchange for each VimpelCom Preferred Share;

provided that Newco shall have no obligation to, and the Parties shall not permit Newco to, complete the Exchange Offer unless VimpelCom Shares representing in the aggregate the Exchange Offer Threshold are validly tendered to Newco prior to the end of the Exchange Offer. Subject to satisfaction or waiver of all conditions specified in ARTICLE VII, Eco Telecom and Telenor East agree to tender their respective VimpelCom Shares in the Exchange Offer in exchange for Newco DRs.

(b) Within the final twenty-five (25) days before the expiration of the Exchange Offer period, each of Altimo and Telenor Mobile has the right, in its discretion, subject to applicable Law, to unilaterally cause the acceptance period in the Exchange Offer to be extended for up to an additional twenty-five (25) days (for a total of up to fifty (50) days in the aggregate if each of Altimo and Telenor Mobile exercises such right) by (i) shortening the payment period for VimpelCom Shares tendered into the Exchange Offer (to the extent reasonably feasible and to the extent such period can be shortened in accordance with applicable Law), and/or (ii) subject to sections 4.01(c) and 4.02(a) of the Shareholders Agreement, changing the following information relating to Newco that must be specified in the share transfer order and recorded in Newco’s account in VimpelCom’s shareholders’ register: its name or the name of Newco’s registering body, in Russian and/or English. Each Party shall be obligated to, and each of Altimo and Telenor Mobile shall cause Newco to, take all action necessary or desirable in accordance with applicable Law to cause any such extension to become effective.

(c) The Parties shall cause Newco to issue to the Depositary Bank, immediately prior to the settlement of the Exchange Offer, such number of Newco Common Shares as is equal to the number of Newco Common Shares that are to be represented by the Newco Common DRs to be transferred to VimpelCom Shareholders participating in the Exchange Offer and electing to receive Newco Common DRs, subject to and in accordance with Section 2.1(a). In exchange, the Depositary Bank shall issue such number of Newco Common DRs to Newco. In settlement of the Exchange Offer, Newco will exchange the Newco Common DRs with such VimpelCom Shareholders.

(d) The Parties shall cause Newco to issue to the Depositary Bank, immediately prior to the settlement of the Exchange Offer, such number of Newco Preferred Shares as is equal to the number of Newco Preferred Shares that are to be represented by the Newco Preferred DRs to be transferred to VimpelCom Shareholders participating in the Exchange Offer and electing to receive Newco Preferred DRs, subject to and in accordance with Section 2.1(a). In exchange, the Depositary Bank shall issue such number of Newco Preferred DRs to Newco. In settlement of the Exchange Offer, Newco will exchange the Newco Preferred DRs with such VimpelCom Shareholders.

Section 2.2 Stay of Proceedings; Settlement Escrow.

Simultaneously with the execution of this Agreement, each of the Alfa Parties and their Affiliates and the Telenor Parties shall:

(a) duly execute and cause to be delivered the Stay Documents to which they are parties in accordance with the Settlement Agreement; and

(b) duly execute and deposit the Dismissal Documents to which they are parties with the Escrow Agent in accordance with the Settlement Agreement.

The Dismissal Documents shall be held or filed, as applicable, by the Escrow Agent in accordance with the Settlement Escrow Agreement. The Escrow Agent shall hold and file the Dismissal Documents solely in accordance with the terms of the Settlement Escrow Agreement.

Section 2.3 The Kyivstar Share Exchange.

If the Exchange Offer is completed in accordance with Section 2.1 and Newco holds VimpelCom Shares representing in the aggregate the Exchange Offer Threshold, then:

(a) Alpren and Hardlake shall, in accordance with Section 2.5, contribute to HoldCo 99.99% of the ownership rights, title and interest in and to the Storm Interests and to Newco 0.01% of the ownership rights, title and interest in and to the Storm Interests, in each case, free and clear of all Liens, in exchange for the issuance by HoldCo to Alpren and Hardlake (or other Controlled Affiliate(s) of CTF designated by Altimo) of a combined total of 6,557,635 HoldCo Shares and the issuance by Newco to Hardlake (or another Controlled Affiliate of CTF designated by Altimo) of 13,120 Newco Common Shares, in each case, free and clear of all Liens;

(b) Telenor Mobile and each Telenor Ukraine Entity shall, in accordance with Section 2.6, contribute to HoldCo all ownership rights, title and interest in and to the Telenor Kyivstar Shares, free and clear of all Liens, in exchange for the issuance by HoldCo to Telenor Mobile and the Telenor Ukraine Entities (or other Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) of a combined total of 8,524,363 HoldCo Shares, free and clear of all Liens;

(c) Immediately upon receiving the HoldCo Shares pursuant to Section 2.3(a), Alpren and Hardlake (or other Controlled Affiliate(s) of CTF designated by Altimo) shall transfer their HoldCo Shares acquired in the Kyivstar Share Exchange, free and clear of all Liens, to Newco in exchange for the issuance by Newco to Alpren and Hardlake (or other Controlled Affiliate(s) of CTF designated by Altimo) of a combined total of 131,152,700 Newco Common Shares, free and clear of all Liens; and

(d) Immediately upon receiving the HoldCo Shares pursuant to Section 2.3(b), Telenor Mobile, and each Telenor Ukraine Entity (or other Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) shall transfer their HoldCo Shares acquired in the Kyivstar Share Exchange, free and clear of all Liens, to Newco in exchange for the issuance by Newco of to Telenor Mobile and the Telenor Ukraine Entities (or other Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) of a combined total of 170,487,260 Newco Common Shares, free and clear of all Liens.

Section 2.4 Closing of the Kyivstar Share Exchange.

The closing of the Kyivstar Share Exchange (the “Closing”) shall take place in Amsterdam, the Netherlands immediately following the tender by Eco Telecom and Telenor East of their respective VimpelCom Shares in accordance with Section 2.1, or at such other place, date and time as Telenor Mobile and Altimo may agree in writing. The date and time at which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.5 The Alfa Parties’ Obligations at the Closing.

Pursuant to the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, at or, to the extent required hereunder, prior to the Closing and in exchange for the Telenor Parties’ performance of their obligations in Section 2.6:

(a) the Alfa Parties shall deliver to Newco, HoldCo and the Telenor Parties:

(i) the documents specified in Schedule 2.5(a) duly executed in respect of the Storm Interests, and

(ii) the certificate of an authorized representative of Altimo specified in Section 7.3(a) and Section 7.3(c); and

(b) the Alfa Parties shall take the actions set forth in the Settlement Agreement and the Settlement Escrow Agreement to procure the release by the Escrow Agent of the Dismissal Documents, other than those previously filed in accordance with the terms of the Settlement Agreement.

Section 2.6 The Telenor Parties’ Obligations at the Closing.

Pursuant to the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, at or, to the extent required hereunder, prior to the Closing and in exchange for the Alfa Parties’ performance of their obligations in Section 2.5:

(a) the Telenor Parties shall deliver to Newco, HoldCo and the Alfa Parties:

(i) the documents specified in Schedule 2.6(a) duly executed in respect of the Telenor Kyivstar Shares, and

(ii) the certificate of an authorized representative of Telenor Mobile specified in Section 7.4(a) and Section 7.4(c); and

(b) the Telenor Parties shall take the actions set forth in the Settlement Agreement and the Settlement Escrow Agreement to procure the release by the Escrow Agent of the Dismissal Documents, other than those previously filed in accordance with the terms of the Settlement Agreement.

Section 2.7 Newco Closing Deliveries.

(a) At the Closing, the Parties shall cause Newco (a) to deliver (i) to the Person(s) specified by Altimo, all ownership rights, title and interest in and to the Newco Alfa Shares, free and clear of all Liens, and (ii) to the Person(s) specified by Telenor Mobile, all ownership rights, title and interest in and to the Newco Telenor Shares, free and clear of all Liens; (b) to provide (i) to the Alfa Parties, a receipt evidencing that the Newco Alfa Shares have been registered in the names and denominations requested by Altimo no later than one (1) Business Day prior to the Closing Date, and (ii) to the Telenor Parties, a receipt evidencing that the Newco Telenor Shares have been registered in the names and denominations requested by Telenor Mobile no later than one (1) Business Day prior to the Closing Date.

(b) At the Closing, the Parties shall cause Newco to deliver the documents specified in Schedule 2.7(b), in each case (other than item 5 thereof), duly notarized and certified with an apostille and translated into Ukrainian, with such translation notarized by a Ukrainian notary.

Section 2.8 HoldCo Closing Deliveries.

At the Closing, the Parties shall cause HoldCo to deliver the documents specified in Schedule 2.8, in each case (other than items 6, 7 and 8 thereof), duly notarized and certified with an apostille and translated into Ukrainian, with such translation notarized by a Ukrainian notary.

Section 2.9 Delisting; Squeezeout.

Following completion of the Exchange Offer, the Parties shall (a) cause VimpelCom to delist the VimpelCom ADRs from the NYSE and the VimpelCom Shares from the RTS, and (b) if there are any remaining VimpelCom Shares that are not held by Newco, cause Newco to promptly commence the Squeezeout and promptly take such other actions as may be necessary from time to time to ensure that Newco acquires 100% of the issued and outstanding VimpelCom Shares.

Section 2.10 Transfer of VimpelCom Shares.

(a) As soon as reasonably practicable following Newco’s acquisition of 100% of the issued and outstanding VimpelCom Shares, the Parties will cause:

(i) the VimpelCom ADRs acquired pursuant to the Exchange Offer and the Squeezeout to be converted into VimpelCom Common Shares;

(ii) all but one (1) of the VimpelCom Shares acquired by Newco pursuant to the Exchange Offer and the Squeezeout (including those converted from VimpelCom ADRs pursuant to Section 2.10(a)(i)) to be transferred to HoldCo (with Newco retaining direct ownership of one (1) VimpelCom Common Share); and

(iii) HoldCo to issue and deliver to Newco €150,000 and a HoldCo Promissory Note in exchange for the VimpelCom Shares transferred to HoldCo pursuant to Section 2.10(a)(ii).

(b) If the Ministry of Finance of the Netherlands has not confirmed that Newco and HoldCo form a fiscal unity prior to Newco’s acquisition of 100% of the issued and outstanding VimpelCom Shares, the Parties shall cause Newco to transfer to HoldCo2 all of the HoldCo Shares owned by Newco and the HoldCo Promissory Note in consideration for the issue of such number of HoldCo2 Shares as shall be determined by Newco and HoldCo2.

ARTICLE III

GENERAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party hereby severally represents and warrants to each other Party as of the Execution Date and the Closing Date (other than those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), as follows:

Section 3.1 Organization and Authority.

Such Party is a legal entity duly formed or organized and validly existing under the Laws of its jurisdiction of organization, with full power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations thereunder, including taking such actions as are required to be taken by it on the Closing Date, and to consummate the transactions contemplated thereby. Such Party has all requisite corporate power and authority to own, use and operate its Assets and Properties and to carry on its business as it is now being conducted.

Section 3.2 Due Authorization; Binding Obligation.

The execution, delivery and performance by such Party of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it on the Closing Date, have been duly authorized by all necessary action on the part of such Party, and no further action is required on the part of such Party, its board of directors (or similar governing body) or its shareholders or members in connection with the authorization of such execution, delivery or performance. Each Transaction Agreement required to be executed on the date hereof by such Party has been duly and validly executed and delivered by such Party. Each Transaction Agreement to which such Party is a party constitutes the valid and binding obligations of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), except as rights to indemnity and contribution may be limited by applicable Law or public policy and except to the extent any clause thereof provides for the payment of a penalty.

Section 3.3 Non-Contravention.

(a) Such Party’s execution, delivery and performance of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it on the Closing Date, do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of (a) the charter documents, by-laws or other constitutive documents of such Party or (b) as of the Execution Date only, any Law to which such Party is subject, except, in each case, where such violation, conflict or breach would not reasonably be expected to prevent the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by such Party of any of its obligations under any Transaction Agreement.

(b) Such Party’s execution, delivery and performance of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it on the Closing Date, do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any such Party, including any Order of any court or other Governmental Entity or result in the creation of any Lien upon any property or assets of such Party under any of the terms, conditions or provisions of any contract to which such Party is a party, except where such violation, conflict, breach, default, right of termination, cancellation, acceleration or Lien would not reasonably be expected to prevent the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by such Party of any of its obligations under any Transaction Agreement to which it is a party or, with respect to the Alfa Parties on the Execution Date only, except for the VEB Pledge.

Section 3.4 Regulatory Approvals.

As of the Execution Date only, except for obtaining the Regulatory Approvals and such Authorizations as such Party has obtained prior to the Execution Date, such Party is not required to obtain any Authorization necessary for its execution, delivery or performance of any Transaction Agreement to which it is a party or the consummation of the transactions contemplated thereby, except for any failure to obtain Authorizations that would not reasonably be expected to prevent the consummation by the Parties of the transactions contemplated by any Transaction Agreement or the performance by such Party of any of its obligations under any Transaction Agreement to which it is a party.

Section 3.5 Brokers Fees or Commissions.

Except as specified in Schedule 3.5 and as contemplated by Section 6.1(a)(ix), there are no claims (or any basis for any claims) for brokerage commissions, finder’s fees or like payments in connection with any Transaction Agreement or the transactions contemplated thereby resulting from any action taken by such Party or on such Party’s behalf.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ALFA PARTIES

The Alfa Parties hereby jointly and severally represent and warrant to the Telenor Parties as of the Execution Date and the Closing Date (other than those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), as follows:

Section 4.1 Ownership of the Alfa Shares.

(a)(i) Crown is the legal, beneficial and record owner of 100% of CTF’s issued and outstanding capital stock; (ii) CTF is the beneficial owner of 71.249% of Altimo’s issued and outstanding capital stock; (iii) Altimo is the legal, beneficial and record owner of 100% of Alpren’s issued and outstanding capital stock and 100% of the issued and outstanding capital stock of Hardlake; (iv) Alpren is the legal, beneficial and record owner of 49.9% of the outstanding membership interests in Storm, and Hardlake is the legal, beneficial and record owner of 50.1% of the outstanding membership interests in Storm; (v) on the Execution Date, Storm, Storm-1, Storm-2 and Storm-3 are the legal, beneficial and record owners of the Alfa Kyivstar Shares and as of the Closing Date, one or more of Storm, Storm-1, Storm-2 and Storm-3 will be the legal, beneficial and record owners of the Alfa Kyivstar Shares, which represent 43.5% of the issued and outstanding capital stock of Kyivstar. On the Execution Date, Storm, Storm-1, Storm-2 and Storm-3 are the registered owners of the Alfa Kyivstar Shares and as of the Closing Date, one or more of Storm, Storm-1, Storm-2 and Storm-3 will be the registered owner of the Alfa Kyivstar Shares, and, in each case, such ownership is free and clear of any Liens. On the Closing Date, the Alfa Parties will transfer to HoldCo and Newco, and cause HoldCo and Newco to have the exclusive ownership of all of the outstanding membership interests in Storm, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements. If Storm-1, Storm-2 and Storm-3 have not transferred the Kyivstar Shares held by them to Storm prior to the Closing Date, on the Closing Date, the Alfa Parties will cause Storm-1, Storm-2 and Storm-3 to transfer the Kyivstar Shares held by them to Storm, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements.

(b) The legal and record owners of Altimo are those Persons specified in Schedule 4.1(b), in each case, owning such number of shares of Altimo’s issued and outstanding capital stock as is specified opposite their respective names in Schedule 4.1(b).

(c)(i) Altimo is the legal, beneficial and record owner of 100% of Eco Telecom’s issued and outstanding capital stock; and (ii) Eco Telecom is the legal and beneficial owner and VEB is the registered nominee-holder pursuant to a custody agreement dated October 28, 2008 between VEB and Eco Telecom of the Alfa VimpelCom Shares, which represent 44.00001% of the issued and outstanding capital stock of VimpelCom. Eco Telecom’s ownership of the Alfa VimpelCom Shares is free and clear of any Liens, except for the VEB Pledge. The Alfa VimpelCom Shares are the only VimpelCom Shares owned directly, indirectly or beneficially by any Alfa Party or any of their Affiliates or Controlling Persons, and none of the Alfa Parties nor any of their Affiliates or Controlling Persons has any economic, voting, derivative or other interest in any VimpelCom Share other than the Alfa VimpelCom Shares. As of the Closing Date, after giving effect to the transfer by the Alfa Parties of the Alfa VimpelCom Shares to Newco in the Exchange Offer, (A) Newco shall have sole and exclusive ownership of the Alfa VimpelCom Shares, free and clear of any Liens other than those Liens arising under the Transaction Agreements, and (B) Altimo Cooperatief (or another Controlled Affiliate(s) of CTF designated by Altimo) shall have sole and exclusive ownership of the Newco Alfa Shares issued in accordance with the terms and conditions of the Exchange Offer, except for any pledge by the Alfa Parties in replacement of the VEB Pledge.

Section 4.2 Title to Shares.

(a) All of the Alfa Kyivstar Shares have been acquired and fully paid for in accordance with the Laws of Ukraine. Each issuance in respect of the Alfa Kyivstar Shares has been carried out in compliance with the Laws of Ukraine and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Alfa Kyivstar Shares by Storm, Storm-1, Storm-2 and Storm-3 and, as of the Closing Date only, if applicable, Storm’s acquisition of the Kyivstar Shares from Storm-1, Storm-2 and Storm-3, were, in each case, duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Alfa Kyivstar Shares by Storm, Storm-1, Storm-2 and Storm-3 and, as of the Closing Date only, if applicable, Storm’s acquisition of the Kyivstar Shares from Storm-1, Storm-2 and Storm-3, were duly and timely obtained. As of the Closing Date only, if applicable, Storm’s acquisition of the Kyivstar Shares from Storm-1, Storm-2 and Storm-3 complied in all respects with applicable Law.

(b) All of the Alfa VimpelCom Shares have been acquired and fully paid for in accordance with the Laws of the Russian Federation. Each issuance in respect of the Alfa VimpelCom Shares has been carried out in compliance with the Laws of the Russian Federation and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Alfa VimpelCom Shares by Eco Telecom were duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Alfa VimpelCom Shares by Eco Telecom were duly and timely obtained.

Section 4.3 Legal Proceedings.

As of the Execution Date only, except for the Proceedings and as specified in Schedule 7.3(e), there are no Actions pending or, to the knowledge of the Alfa Parties, threatened in writing against, relating to or affecting any of the Alfa Parties, or any of their respective Assets and Properties which may result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by any of the Transaction Agreements or otherwise result in a material diminution of the benefits contemplated by any of the Transaction Agreements to Newco, HoldCo, or any of the Telenor Parties.

Section 4.4 Investment Representations.

The Alfa Parties are acquiring securities pursuant to the Kyivstar Share Exchange for their own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution of such shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of such shares. Each Alfa Party (a) understands that, as of the Execution Date, the securities to be acquired pursuant to the Kyivstar Share Exchange have not been, and on the Closing Date, the securities to be acquired pursuant to the Kyivstar Share Exchange will not be, registered under the Securities Act or any other applicable securities law and may not be offered or sold within the United States or to, or for the account or benefit of, any “U.S. person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, unless such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person” (as so defined), and is not acquiring any of the shares for the account or benefit of any U.S. person (as so defined), (c) acknowledges and agrees that the offer and sale of the securities to be acquired pursuant to the Kyivstar Share Exchange to the Alfa Parties has taken place outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States and any of its territories or possessions, and (d) has not, nor has any of its Affiliates or any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the securities to be acquired pursuant to the Kyivstar Share Exchange.

Section 4.5 Exclusivity of Representations.

Each Alfa Party acknowledges and agrees that the representations and warranties made by the Telenor Parties or any of their Affiliates in ARTICLE III, ARTICLE V and Section 10.10(e) of this Agreement, article II and section 7.14(e) of the Shareholders Agreement, article 4, article 11 and section 12.2(e) of the Settlement Agreement, article IV and section 5.10(e) of the Telenor Guarantee, section 8.5(e) of the Registration Rights Agreement and any certificate delivered by or on behalf of any Telenor Party or any of their Affiliates specifically in respect of any Transaction Agreement are the only representations and warranties made by the Telenor Parties or any of their Affiliates in connection with any Transaction Agreement, and except for the representations and warranties specifically described above, no Telenor Party has made or will make any representation or warranty, express or implied, as to any matter whatsoever.

Section 4.6 Storm.

The representations and warranties regarding Storm contained in Schedule 4.6 (the “Storm Warranties”), (a) which are not qualified as to materiality and do not specify dollar amounts, are true and correct in all material respects on and as of the respective dates on which the Storm Warranties are expressed in Schedule 4.6 to be made and (b) which are qualified as to materiality or specify dollar amounts, are true and correct on and as of the respective dates on which the Storm Warranties are expressed in Schedule 4.6 to be made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TELENOR PARTIES

The Telenor Parties hereby jointly and severally represent and warrant to the Alfa Parties as of the Execution Date and the Closing Date (other than those representations and warranties that address matters only as of a particular date, which need only be true and accurate as of such date), as follows:

Section 5.1 Ownership of the Telenor Shares.

(a) (i) Telenor ASA is the legal, beneficial and record owner of 100% of Telenor Mobile’s issued and outstanding capital stock; (ii) Telenor Mobile is the legal, beneficial and record owner of 100% of each Telenor Ukraine Entity’s respective issued and outstanding capital stock and (iii) Telenor Mobile and each Telenor Ukraine Entity are the legal, beneficial and record owners of 100% of the Telenor Kyivstar Shares, which represent 56.5% of the issued and outstanding capital stock of Kyivstar. Telenor Mobile and each Telenor Ukraine Entity are the registered owners of the Telenor Kyivstar Shares and such ownership is free and clear of any Liens. On the Closing Date, the Telenor

Parties will transfer to HoldCo, and cause HoldCo to have sole and exclusive ownership of, the Telenor Kyivstar Shares, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements.

(b)(i) Telenor ASA is the legal, beneficial and record owner of 100% of Telenor Mobile Holding AS’s issued and outstanding capital stock, which is the legal, beneficial and record owner of 100% of Telenor East’s issued and outstanding capital stock; and (ii) Telenor East is the legal, beneficial and record owner of 100% of the Telenor VimpelCom Shares, which represent 29.9% of the issued and outstanding voting capital stock of VimpelCom. Telenor East is (A) the registered owner of the Telenor VimpelCom Shares in VimpelCom’s (other than in respect of any Telenor VimpelCom Shares held in the form of VimpelCom ADRs) and (B) the registered owner of those Telenor VimpelCom Shares held in the form of VimpelCom ADRs, and, such ownership is free and clear of any Liens. The Telenor VimpelCom Shares are the only VimpelCom Shares owned directly, indirectly or beneficially by any Telenor Party or any of their Affiliates or Controlling Persons, and none of the Telenor Parties nor any of their Affiliates or Controlling Persons has any economic, voting, derivative or other interest in any VimpelCom Share other than the Telenor VimpelCom Shares and the VimpelCom Shares subject to the Telenor VimpelCom TRS (to which Telenor East Invest has economic exposure). As of the Closing Date, after giving effect to the transfer by the Telenor Parties of the Telenor VimpelCom Shares to Newco in the Exchange Offer, (A) Newco shall have sole and exclusive ownership of the Telenor VimpelCom Shares, free and clear of any Liens other than those Liens or rights arising under the Transaction Agreements, and (B) Telenor East Invest (or another Controlled Affiliate(s) of Telenor ASA designated by Telenor Mobile) shall have sole and exclusive ownership of the Newco Telenor Shares issued in accordance with the terms and conditions of the Exchange Offer.

Section 5.2 Title to Shares.

(a) All of the Telenor Kyivstar Shares have been acquired and fully paid for in accordance with the Laws of Ukraine. Each issuance in respect of the Telenor Kyivstar Shares has been carried out in compliance with the Laws of Ukraine and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Telenor Kyivstar Shares by Telenor Mobile and the Telenor Ukraine Entities were duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Telenor Kyivstar Shares by Telenor Mobile and the Telenor Ukraine Entities were duly and timely obtained.

(b) All of the Telenor VimpelCom Shares have been acquired and fully paid for in accordance with the Laws of the Russian Federation. Each issuance in respect of the Telenor VimpelCom Shares has been carried out in compliance with the Laws of the Russian Federation and duly registered with each relevant Governmental Entity, and all required Authorizations and corporate approvals were duly and timely obtained or made in connection therewith. All Authorizations required under applicable Law in connection with the subscription for or acquisition of the Telenor VimpelCom Shares by Telenor East were duly and timely obtained or made. All consents or waivers from third parties (if any) required in connection with any subscription for or acquisition of the Telenor VimpelCom Shares by Telenor East were duly and timely obtained.

Section 5.3 Legal Proceedings.

As of the Execution Date only, except for the Proceedings and as specified in Schedule 7.3(e), there are no Actions pending or, to the knowledge of the Telenor Parties, threatened in writing against, relating to or affecting any of the Telenor Parties, or any of their respective Assets and Properties which may result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by any of the Transaction Agreements or otherwise result in a material diminution of the benefits contemplated by any of the Transaction Agreements to Newco, HoldCo, or any of the Alfa Parties.

Section 5.4 Investment Representations.

The Telenor Parties are acquiring securities pursuant to the Kyivstar Share Exchange for their own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution of such shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of such shares. Each Telenor Party (a) understands that, as of the Execution Date, the securities to be acquired pursuant to the Kyivstar Share Exchange have not been, and on the Closing Date, the securities to be acquired pursuant to the Kyivstar Share Exchange will not be, registered under the Securities Act or any other applicable securities law and may not be offered or sold within the United States or to, or for the account or benefit of, any “U.S. person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, unless such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person” (as so defined), and is not acquiring any of the shares for the account or benefit of any U.S. person (as so defined), (c) acknowledges and agrees that the offer and sale of the securities to be acquired pursuant to the Kyivstar Share Exchange to the Telenor Parties has taken place outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States and any of its territories or possessions, and (d) has not, nor has any of its Affiliates or any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the securities to be acquired pursuant to the Kyivstar Share Exchange.

Section 5.5 Exclusivity of Representations.

Each Telenor Party acknowledges and agrees that the representations and warranties made by the Alfa Parties or any of their Affiliates in ARTICLE III, ARTICLE IV and Section 10.10(e) of this Agreement, article II and section 7.14(e) of the Shareholders Agreement, article 4, article 11 and section 12.2(e) of the Settlement Agreement, article IV of the CTF General Guarantee, article III and section 4.10(e) of the CTF Storm Guarantee and section 8.5(e) of the Registration Rights Agreement and any certificate delivered by or on behalf of any Alfa Party or any of their Affiliates specifically in respect of any Transaction Agreement are the only representations and warranties made by the Alfa Parties or any of their Affiliates in connection with any Transaction Agreement, and except for the representations and warranties specifically described above, no Alfa Party has made or will make any representation or warranty, express or implied, as to any matter whatsoever.

ARTICLE VI

FURTHER AGREEMENTS AND ASSURANCES

Section 6.1 Accomplishing the Transactions.

(a) Notwithstanding the generality of the foregoing, as promptly as practicable after the Execution Date, to the extent not completed on the date hereof, each Party shall cooperate with all other Parties, their respective Representatives, Newco, HoldCo, Kyivstar and VimpelCom and take (or cause to be taken) the following actions as soon as commercially practical in furtherance of the Transactions:

(i) taking those actions necessary for the formation and operation of Newco, including (A) the adoption of the Newco Bye-Laws, (B) the constitution of Newco’s interim board and appointment of its interim directors in accordance with section 4.18 of the Shareholders Agreement, (C) the constitution of Newco’s initial supervisory board and appointment of its initial chief executive officer and other officers in accordance with sections 4.03 and 4.06 of the Shareholders Agreement, and (D) the engagement of an independent public accounting firm to act as Newco’s independent auditors;

(ii) taking those actions necessary for the formation and operation of HoldCo, including (A) the adoption of the HoldCo Articles, (B) the constitution of HoldCo’s interim board in accordance with section 4.18 of the Shareholders Agreement, (C) the constitution of HoldCo’s initial board in accordance with section 4.14 of the Shareholders Agreement, and (D) the opening of a securities account of HoldCo at a Ukrainian licensed securities custodian;

(iii) causing Kyivstar to complete the audit of its financial statements for the 2006, 2007 and 2008 fiscal years;

(iv) causing the pro forma financial statements of Newco to be prepared in accordance with the rules and regulations promulgated under the Exchange Act;

(v) drafting and filing with the SEC the Registration Statement and any other necessary SEC filings and responding in a prompt and timely manner to any and all of the SEC’s comments and requests for additional information in respect of the Registration Statement and such filings;

(vi) applying to list the Newco Common DRs on the NYSE and responding in a prompt and timely manner to any and all of the NYSE’s comments and requests for additional information in respect of the listing application;

(vii) causing Newco to enter into a depositary agreement on commercially reasonable terms for the issuance of Newco DRs with a Depositary Bank agreed by Altimo and Telenor Mobile;

(viii) selecting candidates to become directors and officers of Newco and HoldCo in accordance with this Agreement and the Shareholders Agreement;

(ix) selecting printers and a tender offer solicitation firm reasonably acceptable to Altimo and Telenor Mobile to support the Transactions;

(x) selecting a headquarters location in the Netherlands reasonably acceptable to Altimo and Telenor Mobile for Newco’s operations and negotiating a lease agreement for Newco’s headquarters on commercially reasonable terms;

(xi) RESERVED

(xii) obtaining the consents, waivers or actions specified in Schedule IV in respect of the Exchange Offer (collectively, the “VimpelCom Consents”);

(xiii) waiving any rights or obligations of any Party that may be necessary in respect of the Kyivstar Shareholders Agreement or the VimpelCom Shareholders Agreement;

(xiv) obtaining directors and officers’ insurance for Newco and HoldCo’s directors and officers at commercially reasonable rates with an international recognized insurance provider mutually acceptable to the Parties;

(xv) promptly after obtaining the VimpelCom Consents and making the applicable SEC and NYSE filings, causing Newco to commence the Exchange Offer; and

(xvi) if the Exchange Offer Threshold is achieved and the Exchange Offer is completed, causing Newco to properly and legally distribute the Newco Shares to the VimpelCom Shareholders in accordance with the procedures described in the Registration Statement and applicable Law.

(b) Each Party agrees to furnish to Newco all material information in its possession or reasonably available to it concerning such Party, its Affiliates and its Representatives, Kyivstar and VimpelCom, and to take all such other actions as may be reasonably requested in connection with the Registration Statement, the listing application for the NYSE and any applications required in respect of the Regulatory Approvals. Each Party agrees, as to itself, its Affiliates and Representatives, that none of the written information supplied or to be supplied by it expressly for inclusion in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it shall become aware prior to the Closing Date of any information that would cause the Registration Statement to contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) The Parties shall use their reasonable best efforts to cause to be delivered to the Parties a comfort letter from VimpelCom and Kyivstar’s independent auditors, dated and delivered on or about the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Parties and customary in scope and substance for letters delivered by independent public auditors in connection with registration statements similar to the Registration Statement.

(d) If the Ministry of Finance of the Netherlands has not confirmed within forty-five (45) days of the Execution Date that Newco and HoldCo form a fiscal unity (which the Parties shall use their reasonable best efforts to cause), (i) the Parties shall, as soon as reasonably practicable, cause Newco to form a new Dutch B.V. company (“HoldCo2”), which shall have articles of association in substantially the same form as the HoldCo Articles and a board with the same members as the Interim HoldCo Board, and (ii) Altimo shall cause CTF to execute the undertaking to the CTF Storm Guarantee entitling HoldCo2 to become a beneficiary under the CTF Storm Guarantee.

Section 6.2 Government Filings and Approvals.

(a) Each Party agrees to use its reasonable best efforts to comply promptly with all requests or requirements which applicable Law or any Governmental Entity may impose on such Party with respect to the Transactions and the other transactions contemplated by the Transaction Agreements. The Parties’ reasonable best efforts shall include a good faith response, in cooperation with the other Parties, to all requests for information, documentary or otherwise, by any Governmental Entity; provided, however, that no Party nor any of its Affiliates shall be required to divest any operations, assets or business in connection with the receipt of clearance of the transactions contemplated by the Transaction Agreements.

(b) Notwithstanding the generality of the foregoing, as promptly as practicable after the Execution Date, each Party shall cooperate with all other Parties, their Representatives, Newco, HoldCo, Kyivstar and VimpelCom and take the following actions to receive the Authorizations specified below from the relevant Governmental Entities (collectively, the “Regulatory Approvals”):

(i) the Parties shall jointly submit to the SEC a request for the no action letter in connection with the Exchange Offer and the Squeezeout described in Section 7.1(f);

(ii) the Parties shall jointly submit an application to the FAS for approval to allow Newco and/or HoldCo to acquire 100% of VimpelCom;

(iii) the Parties shall jointly submit an application to the Strategic Sector Commission for approval to allow Newco and/or HoldCo to acquire 100% of VimpelCom;

(iv) the Parties shall jointly submit an application(s) to the Ukrainian Antimonopoly Authority for approval to allow Newco and/or HoldCo to acquire 100% of Kyivstar and VimpelCom;

(v) the Parties shall submit, or, as the case may be, cause VimpelCom or its Subsidiaries to submit, applications to the relevant Governmental Entities for the required regulatory consents or approvals in those jurisdictions where VimpelCom or its Subsidiaries operate;

(vi) with respect to each European country specified in Schedule 6.2(b)(vi) (each, a “Specified European Country”), the Parties shall (A) obtain an opinion of counsel reasonably acceptable to Altimo and Telenor Mobile to the effect that no such filing or notification is required in such Specified European Country, (B) obtain written clarification from the competent national competition authority in such Specified European Country that no such filing or notification is required or (C) complete any filings or notifications that are required pursuant to the antitrust or competition laws of such Specified European Country;

(vii) the Parties shall use their reasonable best efforts to cause Newco to file the Registration Statement with the SEC and respond in a prompt and timely manner to any and all of the SEC’s comments or requests for additional information;

(viii) the Parties shall use their reasonable best efforts to cause all necessary consents, applications and approvals to be filed to allow Newco to establish its headquarters in the Netherlands;

(ix) the Parties shall obtain a favorable Dutch tax ruling confirming the Dutch tax residency of Newco and a Dutch tax residency certificate in respect of HoldCo;

(x) not later than thirty (30) days prior to the Closing Date, the Parties shall cause HoldCo to: (A) notify Kyivstar in writing of the proposed Kyivstar Share Exchange, (B) notify the Ukrainian Securities Commission in writing of the proposed Kyivstar Share Exchange, and (C) publish an announcement regarding HoldCo’s proposed acquisition of the Telenor Kyivstar Shares in an official periodical of the Ukrainian Securities Commission; and

(xi) not later than two (2) Business Days prior to the Closing Date, the Parties shall cause Kyivstar to post information concerning changes in its shareholders on the Ukrainian Securities Commission’s official website.

Section 6.3 Conduct of Business.

Each Party agrees to cause each of Kyivstar and, to the extent permitted by applicable Law, VimpelCom, prior to the Closing Date, except as otherwise contemplated in this Agreement or in any other Transaction Agreement or as otherwise agreed by Telenor Mobile and Altimo in writing, (a) to conduct its respective business in the ordinary course in accordance with present policies and as heretofore conducted, (b) to preserve its respective business organization materially intact, (c) consistent with efficient and economical management, to retain the services of its respective present officers, employees and agents to the end that Kyivstar and VimpelCom may retain their goodwill and preserve their business relationships with customers, suppliers and others, (d) to maintain or renew all existing Authorizations necessary to carry out their respective businesses as currently conducted and to comply with all of the terms and conditions thereof, (e) to report to the Parties or their Representatives, as and when requested in writing, concerning the status of their respective business and operations and (f) to declare and pay dividends in accordance with their respective established policies and procedures. To the extent permitted by applicable Law, the Parties shall not, and shall not permit any Person acting on behalf of any Party, Newco, HoldCo, Kyivstar or VimpelCom to, take any action that would, or that could reasonably be expected to, result in any of the conditions to Closing specified in ARTICLE VII not being satisfied.

Section 6.4 Cooperation in Defense of Action.

In the event that on or before the Closing Date, any Party shall become aware that Kyivstar, VimpelCom, Newco or HoldCo is threatened by, subject to or is liable to be subject to any Action (other than any Action specified in Schedule 7.3(e)) that would reasonably be expected to prevent the performance by the Parties of their obligations under the Transaction Agreements, such Party shall promptly notify the other Parties to such effect and cooperate fully and in good faith with the other Parties, Kyivstar, VimpelCom, Newco and HoldCo (as applicable) in defending against or bringing a counterclaim in respect of such Action. In such event, the Parties further agree to take (and to cause Kyivstar, VimpelCom, Newco and HoldCo to take, as required) all necessary steps, including executing any required legal instruments, in furtherance of defending the Parties, Kyivstar, VimpelCom, Newco and HoldCo (as applicable) or bringing a counterclaim in respect of such Action.

Section 6.5 Best Efforts; Execution of Additional Documents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as commercially reasonable.

(b) Without further consideration, within a reasonable period of time after the Closing, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, to the other Party or Parties all such other documents and instruments, and shall take, or cause to be taken, all such other actions, as are necessary to consummate or evidence the consummation of the Transactions and the other actions contemplated by the Transaction Agreements, and to carry out any post-closing matters provided for thereunder.

Section 6.6 Additional Disclosure.

(a) The Alfa Parties shall promptly notify the Telenor Parties of, and furnish to the Telenor Parties, any information that the Telenor Parties may reasonably request relating to, the occurrence of any Event that would cause any of the conditions to any Alfa Party’s obligation to consummate the Transactions not to be fulfilled, including the occurrence of any Material Adverse Effect.

(b) The Telenor Parties shall promptly notify the Alfa Parties of, and furnish to the Alfa Parties, any information that the Alfa Parties may reasonably request relating to, the occurrence of any Event that would cause any of the conditions to any Telenor Party’s obligation to consummate the Transactions not to be fulfilled, including the occurrence of any Material Adverse Effect.

Section 6.7 Payment of Transaction Expenses.

(a) The Parties shall cause Newco to pay all transaction-related costs, fees and expenses incurred in respect of the Transactions and taking the actions contemplated hereunder and under the other Transaction Agreements in furtherance of the Transactions. The Parties anticipate that such transaction-related costs will include legal fees, dealer/manager fees, SEC registration fees, exchange listing fees, printer and tender offer solicitation fees, independent auditor expenses, and entity registration and agent fees. To the extent Newco is unable to procure or raise such funds, Telenor Mobile and Altimo will lend the necessary funds to Newco in equal proportions on commercially reasonable terms.

(b) The Parties shall cause Newco to use its best efforts to obtain adequate financing to pay all costs, fees and expenses required to timely complete the Squeezeout, including any and all payments of any cash consideration to VimpelCom Shareholders. If Newco is unable to obtain adequate financing on commercially reasonable terms, each of Telenor Mobile and Altimo shall, in equal proportions, provide debt funding to Newco on commercially reasonable terms in amounts sufficient to timely complete the Squeezeout, including any and all payments of any cash consideration to VimpelCom Shareholders. The Parties shall use their best efforts to cause Newco to repay any such Indebtedness as soon as practical following completion of the Squeezeout.

(c) Notwithstanding the foregoing, each Party shall pay, without right of reimbursement (except for the rights of indemnification specified in ARTICLE VIII) from another Party or from Kyivstar or VimpelCom, its own costs and Taxes (including all transfer Taxes, registrar’s fees and depositary fees payable in respect of any securities or interests it is transferring or acquiring hereunder), as well as all the costs incurred by it incident to the preparation, execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations thereunder, whether or not the transactions contemplated thereby shall be consummated.

Section 6.8 Cooperation on Tax Matters.

The Parties shall without further consideration reasonably cooperate with each other, and shall cause their respective Representatives to reasonably cooperate with each other, in connection with the preparation of any Tax Returns and conducting any Tax audit or other proceeding in respect of Taxes of Newco, HoldCo, Storm, Kyivstar, VimpelCom and their respective Subsidiaries or a Tax audit (or other proceeding in respect of Taxes) in respect of such Tax Returns. In the event of any Tax audit, Tax hearing or other such Tax proceeding involving Newco, HoldCo, Storm, Kyivstar, VimpelCom or their respective Subsidiaries for which any Party may have any liability under or due to this Agreement, each Party shall provide reasonable notification to the other Parties prior to the commencement of such event, or if giving such notice is not reasonably practicable, then immediately upon commencement of any such event. During any such Tax proceeding, each Party agrees to reasonably consult and take into account the views (in a manner consistent with positions taken prior to the Execution Date) of the other Parties. Each Party shall also have the right to request that a Representative be present during such Tax audit, Tax hearing or other such Tax proceeding.

Section 6.9 Obligations of the Alfa Parties with respect to Storm.

(a) The Alfa Parties shall use their reasonable best efforts to cause each of the following actions to occur at or prior to the Closing (collectively, the “Storm Obligations”):

(i) termination of all material contracts to which Storm is a party;

(ii) repayment in full of all amounts due and owing by Storm under any contract, loan facility or vendor account payable set forth on the Disclosure Schedule;

(iii) the sale or transfer by Storm of all of its ownership interests in Storm-1, Storm-2 and Storm-3, as well as any other Subsidiary of Storm, so that Storm will not have any ownership interests in any Person other than Kyivstar on the Closing Date;

(iv) preparation, subject to Newco’s prior review and comment not less than ten (10) Business Days prior to the filing date therefor, of all Tax Returns that are required to be filed by or with respect to Storm for the latest taxable period ending on or before the Closing Date;

(v) timely filing of any Tax Return that is required to be filed by or with respect to Storm for the latest taxable period ending on or before the Closing Date;

(vi) payment of all Taxes and Tax liabilities due by or with respect to the income, assets or operations of Storm for the latest taxable period ending on or before the Closing Date;

(vii) provision of a true, complete and correct copy of any Tax Returns filed pursuant to Section 6.9(a)(iv) or Section 6.9(a)(v) no later than ten (10) Business Days after any such Tax Return is filed;

(viii) prior to the Closing Date, except as otherwise contemplated in this Agreement or in any other Transaction Agreement or as otherwise agreed by Telenor Mobile in writing, (A) conducting Storm’s business in the ordinary course in accordance with present policies and as heretofore conducted, (B) preserving Storm’s business organization materially intact, (C) declaring and paying dividends in accordance with Storm’s established policies and procedures, (D) not permitting Storm to take any action that would result in any of the conditions to the Closing specified in ARTICLE VII not being satisfied; and

(ix) (A) preparing, or cause to be prepared, all Tax Returns for Storm in a manner which is consistent with applicable Ukrainian Tax Law with respect to the treatment of items on such Tax Returns; (B) causing Storm to refrain from incurring any material liability for Taxes other than in the ordinary course of business; and (C) causing Storm to refrain from entering into any settlement or closing agreement with a taxing authority that increases the Tax liability of Storm for any period without the consent of Telenor Mobile, which consent shall not be unreasonably withheld or delayed.

(b) After the Closing Date, the Alfa Parties shall prepare, or cause to be prepared, with Newco’s cooperation and subject to Newco’s prior review and written approval not less than ten (10) days prior to the filing date therefor, all Tax Returns that are required to be filed by or with respect to Storm for any taxable period that begins prior to the Closing Date but continues after the Closing Date; provided that, except as otherwise provided in this Agreement, Newco shall pay and be responsible for any Taxes that are or will become due in respect of any period beginning after the Closing Date.

(c) The Alfa Parties shall cause Storm to have no employees other than Storm’s general director as of the Closing Date.

(d) Except as otherwise provided herein and in the Shareholders Agreement, on the Closing Date, the Alfa Parties shall cause there to be no powers of attorney in force given by Storm or any of its Subsidiaries, and no Person, as agent or otherwise, shall be entitled or authorized to bind or commit Storm or any of its Subsidiaries to any obligation that is not in the ordinary course of Storm’s business.

Section 6.10 Post-Closing Obligations with respect to Kyivstar.

Following completion of the Kyivstar Share Exchange, the Parties shall cause the following actions to be taken:

(a) Within two (2) Business Days after the Closing Date, the Parties shall cause Kyivstar to post information concerning changes in its shareholders on the Ukrainian Securities Commission’s official website;

(b) Within five (5) Business Days after the Closing Date, the Parties shall cause Kyivstar to publish information concerning HoldCo’s acquisition of the Telenor Kyivstar Shares in an official periodical of the Verkhovna Rada, the Cabinet of Ministers of Ukraine or the Ukrainian Securities Commission;

(c) Within ten (10) Business Days after the Closing Date, the Parties shall cause Kyivstar to file information concerning HoldCo’s acquisition of the Telenor Kyivstar Shares with the Ukrainian Securities Commission;

(d) Promptly following the Closing Date, the Parties shall cause Kyivstar to hold a general meeting of shareholders to approve amendments to Kyivstar’s charter evidencing its new ownership structure;

(e) Within thirty (30) Business Days after the date on which amendments to Kyivstar’s charter are registered, the Parties shall cause Kyivstar to notify the National Communications Regulation Commission of Ukraine concerning such amendments and submit a certified copy of the amended Kyivstar charter; and

(f) In accordance with the mandatory tender offer provisions of Article 65 of the Ukrainian JSC Law, not later than twenty (20) days after the Closing Date, the Parties shall cause HoldCo to make an irrevocable offer to Storm to buy all of its Kyivstar Shares, at a purchase price not less than market price (established by a licensed appraiser engaged by Kyivstar), and notify the Ukrainian Securities Commission that such an offer has been made. Within thirty (30) days of receiving such offer, the Parties shall cause Storm to hold a general meeting of participants to consider and reject the offer from HoldCo and deliver a letter with the relevant meeting minutes to Kyivstar and HoldCo confirming Storm’s rejection of such offer.

Section 6.11 HoldCo Share Repurchase.

As soon as reasonably practicable following the Closing, each Party shall use its reasonable best efforts to cause HoldCo to repurchase all HoldCo Shares held by Telenor East and Altimo at a price of €1.00 per HoldCo Share.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 General Conditions Precedent to the Parties’ Obligations to Commence the Exchange Offer.

The obligations of the Parties and Newco to commence the Exchange Offer are subject to the fulfillment, at or before the commencement of the Exchange Offer Period, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Telenor Mobile (on behalf of the Telenor Parties) and Altimo (on behalf of the Alfa Parties)):

(a) No Orders. No Order or Action shall be in effect that prohibits, enjoins or otherwise makes illegal any of the transactions contemplated by any of the Transaction Agreements.

(b) No Change in Law. No change in applicable Law or in the interpretation or enforcement thereof shall have occurred, where the effect of such change is to prohibit, or prevent the consummation by any Party of, any of the transactions contemplated by any of the Transaction Agreements.

(c) Required Consents. The VimpelCom Consents shall have been obtained.

(d) Registration Statement. The Registration Statement and related Schedule TO shall have been filed with the SEC and made publicly available in the United States by electronic filing in the SEC’s EDGAR system.

(e) Russian Offering Document. The period for FSFM review of the Russian Offering Document shall have expired and no written request from the FSFM to amend the Russian Offering Document shall be outstanding.

(f) No Action Letter. The SEC shall have issued a no-action letter granting relief (without imposing conditions for the granting of such relief that are inconsistent with the transactions contemplated by this Agreement) from (a) Rule 14d-10 and 14e-5 under the Exchange Act, allowing a bifurcated offer structure as contemplated by Rule 14d-1(d)(2)(ii) under the Exchange Act and (b) if necessary, Rule 14e-1(c) under the Exchange Act allowing prompt payment in accordance with Russian law or practice as contemplated by Rule 14d-1(d)(2)(iv) under the Exchange Act.

(g) Governance of Newco. Telenor and Alfa shall have selected Newco’s CEO in accordance with the procedure described in Schedule 7.1(g) and caused Newco to have entered into an employment agreement with such individual, and the three (3) designees to become “Unaffiliated Directors” (as such term is defined in the Shareholders Agreement) shall have been identified by the Parties in accordance with the Shareholders Agreement, and such individuals shall have consented to be named in the Registration Statement to be filed with the SEC.

Section 7.2 General Conditions Precedent to the Parties’ Obligations to Complete the Exchange Offer and the Kyivstar Share Exchange.

The obligations of the Parties to complete the Exchange Offer and the Kyivstar Share Exchange are subject to the fulfillment, at or before the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Telenor Mobile (on behalf of the Telenor Parties) and Altimo (on behalf of the Alfa Parties)):

(a) Exchange Offer. After giving effect to the tender of the Alfa VimpelCom Shares and the Telenor VimpelCom Shares in the Exchange Offer, the Exchange Offer Threshold shall have been achieved and all tenders of VimpelCom Shares in the Exchange Offer shall have been accepted.

(b) No Orders. No Order or Action shall be in effect that prohibits, enjoins or otherwise makes illegal any of the transactions contemplated by any of the Transaction Agreements.

(c) No Change in Law. No change in applicable Law or in the interpretation or enforcement thereof shall have occurred, where the effect of such change is to prohibit, or prevent the consummation by any Party of, any of the transactions contemplated by any of the Transaction Agreements.

(d) Regulatory Approvals. The Parties shall have obtained the following Regulatory Approvals on an unconditional basis, and such Regulatory Approvals shall be in full force and effect in accordance with their respective terms:

(i) the FAS and Strategic Sector Commission approvals specified in Section 6.2(b)(ii) and Section 6.2(b)(iii);

(ii) the Ukrainian Antimonopoly Authority approval specified in Section 6.2(b)(iv);

(iii) the regulatory consents and approvals specified in Schedule 7.2(d)(iii);

(iv) a clearance, written clarification or opinion of counsel specified in Section 6.2(b)(vi) for each Specified European Country; and

(v) the ruling of the Dutch tax authority specified in Section 6.2(b)(ix).

(e) Execution of the Transaction Agreements. Each Transaction Agreement shall have been duly entered into by all parties thereto and shall be in full force and effect in accordance with its terms as of the Closing.

(f) Required Consents. The VimpelCom Consents shall have been obtained.

(g) Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending by the SEC or any other Governmental Entity.

(h) NYSE Listing. The Newco Common DRs issuable pursuant to the Exchange Offer and this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(i) Legal Opinions. The Parties shall have received the bring down legal opinions of Bermuda counsel to Newco and Dutch counsel to HoldCo specified in Schedule 7.2(i), in each case, in substantially the form set forth on Exhibit D.

(j) Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

Section 7.3 General Conditions Precedent to the Telenor Parties’ Obligations to Complete the Exchange Offer and the Kyivstar Share Exchange.

The obligations of the Telenor Parties to complete the Exchange Offer and the Kyivstar Share Exchange are subject to the fulfillment, at or before the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Telenor Mobile (on behalf of the Telenor Parties)):

(a) Accuracy of Representations and Warranties. Except as otherwise specifically provided therein, the representations and warranties of the Alfa Parties contained in ARTICLE III and ARTICLE IV shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except to the extent made as of the Execution Date, and the Alfa Parties shall have delivered to the Telenor Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Altimo.

(b) No New Actions. No Action shall have been commenced in Russia, Ukraine or any other jurisdiction that is a member of the CIS against any Telenor Party or any of its Affiliates (excluding Newco, HoldCo, VimpelCom, Kyivstar or any of their respective Subsidiaries) which (i) prevents the consummation by the Parties of any of the transactions contemplated by the Transaction Agreements by the Cut-off Date or the performance by any Telenor Party of its material obligations under any Transaction Agreement to which it is a party or (ii) is a Telenor Qualifying Action.

(c) Performance of Covenants. Each and all of the covenants and agreements of the Alfa Parties to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by the Alfa Parties, and the Alfa Parties shall have delivered to the Telenor Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Altimo.

(d) Legal Opinions. The Telenor Parties shall have received the bring down legal opinions specified in Schedule 7.3(d), in each case, in substantially the form set forth on Exhibit D.

(e) Withdrawal of Legal and Regulatory Proceedings. The legal and regulatory proceedings specified in item 1 of Schedule 7.3(e) and any related enforcement actions shall have been withdrawn in their entirety, any underlying orders and injunctions shall have been withdrawn, and all such proceedings shall have been dismissed with prejudice (prekrascheniye proizvodstva po delu), in each case, without any cost or loss to any Telenor Party or any of its Affiliates (other than any costs or fees paid prior to the Execution Date and thereafter any ongoing attorneys’ fees and expenses), and Telenor East shall have received copies of official documents sufficient to evidence the withdrawal and dismissal with prejudice of all such proceedings, any related enforcement actions and any underlying orders and injunctions. In addition, unless otherwise waived pursuant to this Agreement, the regulatory proceedings specified in item 2 of Schedule 7.3(e) shall have been terminated in their entirety, without any cost or loss to any Telenor Party or any of its Affiliates (other than any costs or fees paid prior to the Execution Date and thereafter any ongoing attorneys’ fees and expenses), and Telenor Mobile shall have received copies of official documents sufficient to evidence the termination of such regulatory proceedings.

Section 7.4 General Conditions Precedent to Alfa Parties’ Obligations to Complete the Exchange Offer and the Kyivstar Share Exchange.

The obligations of the Alfa Parties to complete the Exchange Offer and the Kyivstar Share Exchange are subject to the fulfillment, at or before the Closing, of the following conditions precedent (any or all of which may be waived in writing in whole or in part (to the extent such conditions can be waived) by Altimo (on behalf of the Alfa Parties)):

(a) Accuracy of Representations and Warranties. Except as otherwise specifically provided therein, the representations and warranties of the Telenor Parties contained in ARTICLE III and ARTICLE V shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except to the extent made as of the Execution Date, and the Telenor Parties shall have delivered to the Alfa Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Telenor Mobile.

(b) No New Actions. No Action shall have been commenced in Russia, Ukraine or any other jurisdiction that is a member of the CIS against any Alfa Party or any of its Affiliates (excluding Newco, HoldCo, VimpelCom, Kyivstar or any of their respective Subsidiaries) which (i) prevents the consummation by the Parties of any of the transactions contemplated by the Transaction Agreements by the Cut-off Date or the performance by any Alfa Party of its material obligations under any Transaction Agreement to which it is a party or (ii) is an Alfa Qualifying Action.

(c) Performance of Covenants. Each and all of the covenants and agreements of the Telenor Parties to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by the Telenor Parties, and the Telenor Parties shall have delivered to the Alfa Parties a certificate to that effect, dated the Closing Date, and signed by an authorized representative of Telenor Mobile.

(d) Legal Opinions. The Alfa Parties shall have received the bring down legal opinions specified in Schedule 7.4(d), in each case, in substantially the form set forth on Exhibit D.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by the Alfa Parties.

The Alfa Parties will indemnify, defend, save and hold each of the Telenor Parties and any of their Affiliates (excluding Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), Kyivstar and VimpelCom) and any of their respective Representatives (collectively, the “Telenor Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other reasonable costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by any Telenor Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by the Alfa Parties in ARTICLE III, ARTICLE IV or in any certificate delivered pursuant to this Agreement, excluding the Storm Warranties, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Alfa Parties under this Agreement, excluding the Storm Obligations; provided that

(a) because the Break Fee is, pursuant to Section 9.2(c), the exclusive remedy for any loss suffered as a result of the termination of this Agreement prior to Closing, the indemnity under this Section 8.1 shall apply only in respect of claims for indemnification arising on or after the Closing;

(b) no Telenor Affiliate shall be entitled to recover any amount under this Section 8.1 unless and until the aggregate amount which the Telenor Affiliates are entitled to recover in respect of any claim for indemnification exceeds US$4,000,000 (or the equivalent thereof in any other currency), in which event the entire amount of such claims shall be recoverable;

(c) individual claims of less than US$500,000 (or the equivalent thereof in any other currency) may not be aggregated for the purposes of reaching the US$4,000,000 threshold;

(d) the Alfa Parties shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Alfa Parties by a Telenor Affiliate in accordance with Section 10.8 within the survival period specified in Section 10.5;

(e) the Alfa Parties shall have no liability under this Section 8.1 in respect of any claim to the extent that it arose or is increased as a direct result of an increase in rates of any Tax implemented on or after the Closing Date or the passing of any legislation after the Closing Date with retroactive effect;

(f) no Telenor Affiliate shall be entitled to be paid in full more than once in respect of any claim arising out of the same subject matter;

(g) if any potential claim shall arise by reason of a liability which is contingent only, then the Alfa Parties shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and

(h) the Alfa Parties shall have no liability in respect of any claim:

(i) for punitive damages, except to the extent such punitive damages are payable to a third Person, or

(ii) to the extent any Telenor Affiliate had a reasonable opportunity, but failed, in good faith, to mitigate the loss, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

Section 8.2 Indemnification by Altimo in respect of Storm.

(a) In addition and without prejudice to the indemnity in Section 8.1, Altimo will severally indemnify, defend, save and hold each of Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), Storm and Kyivstar (collectively, the “Storm Indemnified Parties”) harmless from and against any and all Tax, damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, reasonable consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) (collectively, “Losses”) actually incurred or sustained by any Storm Indemnified Party (x) which shall arise out of or result from, whether directly or indirectly, HoldCo’s acquisition of the Storm Interests or HoldCo’s ownership of the Alfa Kyivstar Shares through Storm and (y) which would not have arisen out of or resulted from, whether directly or indirectly, HoldCo’s direct acquisition or ownership of the Alfa Kyivstar Shares. Without limitation to the generality of the foregoing, indemnifiable Losses under this Section 8.2 shall include, but not be limited to, those Losses which shall arise out of or result from the following (to the extent such Losses would not have arisen out of or resulted from HoldCo’s direct acquisition or ownership of the Alfa Kyivstar Shares other than through Storm):

(i) any breach or inaccuracy in respect of any of the Storm Warranties or the noncompliance with or nonperformance of any Storm Obligation;

(ii) any and all Taxes that are or will become due in respect of Storm or any of its Subsidiaries for any period ending on or prior to the Closing Date, and, with respect to any taxable year or other taxable period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date;

(iii) any and all Taxes that are or will become due or that are imposed as a direct or indirect result of Storm’s ownership or deemed disposition of the Alfa Kyivstar Shares or HoldCo’s ownership or deemed disposition of the Storm Interests;

(iv) any and all Taxes that are or will become due or that are imposed as a direct or indirect result of HoldCo’s receipt of dividends or distributions made by or through Storm; and

(v) any and all Taxes and other Losses arising out of or resulting from, whether directly or indirectly, the implementation of a Restructuring Proposal in accordance with its terms and as provided in Section 8.2(h)(iv).

(b) Notwithstanding anything in Section 10.5, all indemnification obligations contained in this Section 8.2, as well as liability under this Section 8.2 for any breach or inaccuracy of any Storm Warranty or any noncompliance or nonperformance of any Storm Obligation, shall survive the Closing Date and remain in effect until the fifth (5th) anniversary of the Closing Date, as such period may be extended in accordance with Section 8.2(h) (such period, as it may be extended in accordance with Section 8.2(h), the “Storm Indemnity Period”).

(c) Any Taxes arising out of or attributable to an event described in Section 8.2(a) above shall exclude any Taxes for which any Storm Indemnified Party becomes liable as a result of any voluntary action taken by any Storm Indemnified Party, except (i) any action taken pursuant to a Restructuring Proposal accepted by Newco, (ii) any distribution of dividends by or through Storm, (iii) any action necessary to comply with a change in any applicable Law or Order or (iv) any action necessary to comply with an audit or to defend against any challenge by, or contest with, a Governmental Entity; provided that Altimo and its advisors shall be given a reasonable opportunity, subject to Section 8.4, to participate in any such audit, challenge or contest; and provided further that, if Altimo does not elect to assume the defense of such audit, challenge or contest in accordance with Section 8.4, the Storm Indemnified Parties shall be entitled to take any such action in their sole discretion.

(d) No Storm Indemnified Party shall be entitled to be paid in full more than once in respect of any claim arising out of the same subject matter. If any potential claim shall arise by reason of a liability which is contingent only, then Altimo shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual.

(e) Altimo’s aggregate liability under this Section 8.2 shall be limited to US$1,000,000,000.

(f) In the event that Altimo makes any payment in respect of any indemnifiable Losses, Altimo shall be subrogated to the extent of such payment to any related rights of recovery of the Storm Indemnified Parties receiving such payment against any third party; provided that the Storm Indemnified Parties shall have no obligation to pursue such rights of recovery in their own names, but may, in their sole discretion, assign such rights of recovery to Altimo.

(g) For purposes of this Section 8.2, the amount of any indemnifiable Losses shall be reduced by, or the amount of any indemnity payment already made pursuant to this Section 8.2 shall be returned to Altimo, in an amount equal to:

(i) any net Tax benefit that actually reduces Taxes otherwise payable by the Storm Indemnified Parties arising from the incurrence or payment of such indemnifiable Losses (determined on a with and without basis) if such Tax reduction occurs in the Tax year in which such indemnifiable Losses are incurred or paid or the immediately succeeding three Tax years; provided that, for the avoidance of doubt, any net Tax benefit that actually reduces Taxes otherwise payable by a Storm Indemnified Party in a Tax year subsequent to the Tax year in which the indemnifiable Loss is incurred or paid will be paid to Altimo when such net Tax benefit actually is received rather than being taken into account to reduce an indemnifiable Loss for which Altimo must indemnify pursuant to this Section 8.2; and

(ii) any amounts that are actually received by the Storm Indemnified Parties under any insurance policy covering such indemnifiable Losses less (A) the reasonably estimated amount of increased future premiums resulting therefrom, (B) any costs incurred in connection with such recovery and all deductibles, and (C) any co-payments and similar obligations; provided that, for the avoidance of doubt, any amounts actually received under any insurance policy will be paid to Altimo when such amount actually is received rather than being taken into account to reduce an indemnifiable Loss for which Altimo must indemnify pursuant to this Section 8.2;

(h)(i) At any time prior to the fifth (5th) anniversary of the Closing Date, Altimo may present a proposal (a “Restructuring Proposal”) to Newco’s board of directors for restructuring HoldCo’s ownership of Kyivstar and the Storm Interests through a merger, liquidation or other corporate restructuring involving or in respect of Storm that, based on the written advice referred to below, will more likely than not mitigate any Taxes that are or may become due or payable and that may result in an indemnification claim being made in respect of Section 8.2(a)(iii), Section 8.2(a)(iv) or Section 8.2(a)(v) (each, a “Restructuring Indemnity Claim”). Any Restructuring Proposal (and any revised Restructuring Proposal delivered pursuant to Section 8.2(h)(ii)) must be accompanied by written advice from an internationally recognized tax advisory firm with a Ukrainian office describing the Tax and accounting implications of undertaking the Restructuring Proposal and concluding that such Restructuring Proposal will more likely than not reduce or eliminate the Taxes that could result in the Restructuring Indemnity Claim(s) identified in such written advice, together with a legal opinion from a law firm with a Ukrainian office describing the corporate and other legal implications of undertaking the transactions described in the Restructuring Proposal and confirming that such transactions, if implemented as described therein, should not violate applicable Law, subject to such exceptions, qualifications and assumptions as are customary for such a legal opinion. In addition, Altimo shall cause its tax and legal advisors to be reasonably available to Newco and its advisors to discuss the Restructuring Proposal.

(ii) Within twenty (20) Business Days of receiving a Restructuring Proposal that complies with Section 8.2(h)(i), Newco must either accept or reject the Restructuring Proposal (which rejection states in writing the reasons for such rejection) or respond with a revised restructuring proposal that reflects the results of Newco’s discussions with Altimo and its advisors. If Newco responds with a revised proposal, Altimo shall have ten (10) Business Days in which to review the revised proposal and respond to Newco with Altimo’s revised

Restructuring Proposal (which may or may not incorporate elements of Newco’s revised proposal), which shall then become the Restructuring Proposal for purposes of this Section 8.2(h). Upon delivery of any revised Restructuring Proposal, Newco shall have an additional ten (10) Business Days to determine whether to accept or reject the Restructuring Proposal.

(iii) If Newco does not respond to Altimo within the response periods contained in the foregoing clause (ii) or Newco rejects a Restructuring Proposal that complies with Section 8.2(h)(i), then Altimo shall have no subsequent liability in respect of any Taxes that are or will become due and payable because such Restructuring Proposal is not implemented.

(iv) If Newco accepts the Restructuring Proposal, it shall take the necessary steps to implement the Restructuring Proposal as promptly as practical, and shall keep Altimo informed, and consult with Altimo, regarding Newco’s implementation of the Restructuring Proposal. Subject to the limitations contained in this Section 8.2, Altimo shall be liable for the aggregate amount of all Losses actually incurred or sustained by any Storm Indemnified Party arising out of or resulting from, whether directly or indirectly, the Restructuring Indemnity Claims identified pursuant to Section 8.2(a)(h)(i) and the implementation of the Restructuring Proposal in accordance with its terms, subject to the limitations contained in this Section 8.2. Notwithstanding the implementation of any Restructuring Proposal prior to the end of the five (5)-year period specified in Section 8.2(b), Altimo shall, during such five-year period, remain liable for all other indemnifiable Losses as are specified in Section 8.2(a).

(v) Upon Newco’s acceptance of any Restructuring Proposal, the claim limitation period contained in Section 8.2(b) shall, with respect to indemnification claims for Taxes under this Section 8.2, be extended for an additional three (3)-year period following the date of the completion of the Restructuring Proposal. For the avoidance of doubt, if such three (3)-year extended period commences prior to the end of the five (5)-year period specified in Section 8.2(b), such extended period shall not reduce the five (5)-year period or, during such five (5)-year period, limit the scope of any indemnifiable Losses for which Altimo is liable under Section 8.2(a).

(i) Telenor Mobile shall be entitled to enforce the rights of each Storm Indemnified Party on behalf of each Storm Indemnified Party under this Section 8.2, including, without limitation, the rights of Newco under Section 8.2(h), as if Telenor Mobile were itself the Storm Indemnified Party entitled to indemnification under this Section 8.2, without the need for any corporate action of any Storm Indemnified Party. In order to ensure Telenor Mobile’s ability to so enforce such rights, Newco shall execute and deliver to Telenor Mobile on the Execution Date a durable and irrevocable power of attorney in favor of Telenor Mobile.

Section 8.3 Indemnification by the Telenor Parties.

The Telenor Parties will indemnify, defend, save and hold each of the Alfa Parties and any of their Affiliates (excluding Newco, HoldCo, HoldCo2 (if formed pursuant to Section 6.1(d)), Kyivstar and VimpelCom) and any of their respective Representatives (collectively, the “Alfa Affiliates”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other reasonable costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by any Alfa Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by the Telenor Parties in ARTICLE III, ARTICLE V or in any certificate delivered pursuant to this Agreement, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Telenor Parties under this Agreement; provided that

(a) because the Break Fee is, pursuant to Section 9.2(c), the exclusive remedy for any loss suffered as a result of the termination of this Agreement prior to Closing, the indemnity under this Section 8.3 shall apply only in respect of claims for indemnification arising on or after the Closing;

(b) no Alfa Affiliate shall be entitled to recover any amount under this Section 8.3 unless and until the aggregate amount which the Telenor Affiliates are entitled to recover in respect of any claim for indemnification exceeds US$4,000,000 (or the equivalent thereof in any other currency), in which event the entire amount of such claims shall be recoverable;

(c) individual claims of less than US$500,000 (or the equivalent thereof in any other currency) may not be aggregated for the purposes of reaching the US$4,000,000 threshold;

(d) the Telenor Parties shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Telenor Parties by an Alfa Affiliate in accordance with Section 10.8 within the survival period specified in Section 10.5;

(e) the Telenor Parties shall have no liability in respect of any claim to the extent that it arose or is increased as a direct result of an increase in rates of any Tax implemented on or after the Closing Date or the passing of any legislation after the Closing Date with retroactive effect;

(f) no Alfa Affiliate shall be entitled to be paid in full more than once in respect of any claim arising out of the same subject matter;

(g) if any potential claim shall arise by reason of a liability which is contingent only, then the Telenor Parties shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and

(h) the Telenor Parties shall have no liability in respect of any claim:

(i) for punitive damages, except to the extent such punitive damages are payable to a third Person, or

(ii) to the extent any Alfa Affiliate had a reasonable opportunity, but failed, in good faith, to mitigate the loss, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

Section 8.4 Third-Party Claims.

(a) Promptly after service of notice of any Action by any third Person in any matter in respect of which indemnity may be sought from a Party pursuant to this Agreement, the Party in receipt of the claim (the “Indemnified Party”) shall promptly notify the other Party (or Parties as the case may be) (the “Indemnifying Party”) of the receipt thereof. Failure to give such notice promptly shall not relieve the Indemnifying Party of its obligation hereunder; provided, however, that if such failure to give notice promptly adversely affects the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.

(b) Unless the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume the defense of any such Action or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than twenty (20) days following the aforesaid notice)), the Indemnified Party shall assume the defense of any such Action or settlement thereof. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments.

(c) If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such Action and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) the Indemnifying Party shall have agreed to the retention of such counsel or (ii) the named parties to any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a claim, admission of liability, agreement or compromise in respect of a claim by either Party shall be made without the prior written consent of the other Party (or Parties as the case may be), which consent shall not be unreasonably withheld or delayed.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such Action (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the Action seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.

Section 8.5 Exclusive Remedies.

After the Closing, the indemnification provided in this ARTICLE VIII, the respective obligations of CTF under the CTF Guarantees and Telenor ASA under the Telenor Guarantee shall be the sole and exclusive remedy of any Party for any claim arising under this Agreement against another Party (other than claims for specific performance), and the Parties hereby waive any and all other remedies, including rescission of this Agreement and any and all such other remedies as may be provided by Law.

Section 8.6 Limitation on Liability.

Subject to Section 9.2(c), the Alfa Parties’ aggregate liability in respect of claims arising on or after the Closing under this Agreement (other than claims made pursuant to Section 8.2) shall not exceed US$3,000,000,000, and the Telenor Parties’ aggregate liability in respect of claims arising on or after the Closing under this Agreement shall not exceed US$3,000,000,000.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

Except as provided in Section 9.2, Section 10.5 and Section 10.13(d), if this Agreement is validly terminated pursuant to this Section 9.1, this Agreement, other than the provisions of ARTICLE I, ARTICLE IX, ARTICLE X (except Section 10.11 and Section 10.12), and Section 6.7, shall become void and have no effect, without any liability on the part of any Party or its respective directors, officers, or shareholders, as the case may be. This Agreement may be validly terminated before the Closing:

(a) by the mutual written agreement of the Parties;

(b) by either Telenor Mobile (on behalf of the Telenor Parties) or Altimo (on behalf of the Alfa Parties) (such Party, the “Terminating Party”):

(i) if the Closing shall not have occurred on or before 5:00 p.m. GMT on June 30, 2010 (the “Cut-off Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Terminating Party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Cut-off Date; and

(ii) upon the occurrence of (x) a Material Adverse Effect specified in clause (b) of the definition thereof or (y) any other Material Adverse Effect that cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Cut-off Date or (B) the date that is ninety (90) days after the date on which such Material Adverse Effect occurred; provided that a Terminating Party may not terminate this Agreement pursuant to this Section 9.1(b)(ii) if the Terminating Party or any of its Affiliates have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement; and

(iii) if:

(x) any Alfa Party (where Telenor Mobile is the Terminating Party) or any Telenor Party (where Altimo is the Terminating Party) (such Party, together with such Party’s Affiliates listed on Schedule I or Schedule II, as applicable, the “Breaching Parties”) shall have materially breached or materially failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement (other than representations and warranties made only as of the Execution Date and not repeated as of the Closing Date) or if any representation or warranty of such Breaching Party shall become untrue, and

(y) such material breach, material failure to perform or untrue representation or warranty (i) would give rise to the failure of a condition set forth in ARTICLE VII (it being understood that a representation or warranty can only become untrue at a given time and give rise to the failure of a condition set forth in ARTICLE VIII if such representation or warranty would not be true in all material respects had it been made at such time), and (ii) cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Cut-off Date or (B) the date that is ninety (90) days after the date on which the Breaching Parties are notified by the Terminating Party of such material breach, material failure to perform or untrue representation or warranty;

provided that a Terminating Party may not terminate this Agreement pursuant to this Section 9.1(b)(iii) if the Terminating Party or any of its Affiliates have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement.

Section 9.2 Procedure and Effect of Termination; Break Fee.

(a) In the event of a termination of this Agreement pursuant to Section 9.1(b)(iii) above (except where the Breaching Parties could also terminate this Agreement pursuant to Section 9.1(b)(iii)), the Terminating Party may make a demand upon the Breaching Parties to pay US$50,000,000 (the “Break Fee”), which will accrue interest at a rate of 5% per annum from (and including) the date of such demand to (but excluding) the date of payment of the Break Fee.

(b) A Terminating Party which elects the right to demand a Break Fee must exercise its right within thirty (30) Business Days after the date on which it delivers a termination notice to the Breaching Parties or any such right will be deemed waived.

(c) The Terminating Party’s right to receive payment of the Break Fee pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Parties for any loss suffered as a result of a termination of this Agreement prior to Closing, and upon payment of the Break Fee, together with any amounts due pursuant to Section 9.2(a), none of the Parties or any of their respective former, current, or future officers, directors, stockholders, Affiliates or other Representatives shall have any further liability or obligation relating to or arising out of the termination of this Agreement. Each Party agrees that it may not claim any additional damages or pursue any additional remedies other than as provided in this Section 9.2 as a result of the termination of this Agreement and hereby waives any right to seek any additional remedies or damages, including punitive, exemplary, consequential or special damages, that might otherwise be available in law or in equity in connection with the termination of this Agreement.

(d) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty but a reasonable estimate of the damages which the aggrieved parties will incur as a result of such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Joint and Several Liability.

(a) Except as otherwise specifically provided herein, to the extent permitted by Law, each Alfa Party hereby consents to and agrees that all representations, warranties, covenants, rights, liabilities and obligations of the Alfa Parties under this Agreement shall be joint and several, whether or not so expressed, and the joint and several liability of the Alfa Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or legal status of any Alfa Party.

(b) Except as otherwise specifically provided herein, to the extent permitted by Law, each Telenor Party hereby consents to and agrees that all representations, warranties, covenants, rights, liabilities and obligations of the Telenor Parties under this Agreement shall be joint and several, whether or not so expressed, and the joint and several liability of the Telenor Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or legal status of any Telenor Party.

Section 10.2 Severability.

It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof, nor shall it affect the validity or enforceability of the offending term or provision in any other jurisdiction.

Section 10.3 Integration; Proceedings.

(a) This Agreement (including the Exhibits and Schedules attached hereto) and the other Transaction Agreements constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

(b) Certain of the Alfa Parties and certain of their Affiliates, on the one hand, and the Telenor Parties and certain of their Affiliates, on the other, are parties to the Proceedings. If for whatever reason the Closing does not occur on or prior to the Cut-off Date or this Agreement is terminated on or prior to the Cut-off Date, nothing in this Agreement or any other Transaction Agreement shall limit or prevent any Party or any of its Affiliates from continuing to prosecute or defend any of the Proceedings, and, in such event, (i) any Party may continue to prosecute or defend any Proceeding as if this Agreement did not exist, and (ii) the Parties agree not to seek, or permit their respective Affiliates to seek, a dismissal, stay, postponement or other similar relief in respect of any Proceeding by reason (in whole or in part) of this Agreement or any other Transaction Agreement.

Section 10.4 Assignment.

This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any of the Telenor Parties without the prior written consent of Altimo or by any of the Alfa Parties without the prior written consent of Telenor Mobile.

Section 10.5 Survival.

All representations and warranties contained in this Agreement (including the Schedules hereto) or in any certificate delivered hereunder will be deemed to be representations and warranties under this Agreement as to the matters covered thereby. The representations, warranties and covenants contained in this Agreement shall survive the Closing Date, and, except as otherwise provided in Section 8.2, the liability for breach of any representation, warranty or covenant shall survive for a period of eighteen (18) months following the Closing Date; provided that if at end of the relevant survival period any Action is ongoing with respect to the breach of a representation, warranty or covenant, the validity of which would otherwise have expired, then the applicable survival period solely with respect to the disputed representation, warranty or covenant shall be automatically extended until the Action is fully and finally resolved.

Section 10.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Section 10.7 Amendment; Waiver; Requirement of Writing.

This Agreement cannot be amended other than pursuant to the written agreement of each Party, and no performance, term or condition hereof may be waived in whole or in part except by a writing signed by the Party against whom enforcement of the waiver is sought or who is entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 10.8 Notices.

Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:

If to the Alfa Parties:

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar
Facsimile No.: +350 200 419 88
Attention: Franz Wolf

with a copy to:

Altimo Holdings & Investments Ltd.
Savvinskaya nab., 11
Moscow 119435
Russia
Facsimile No.: +7 495 981 44 88
Attention: Yuri Musatov

and to:

Jones Day
51 Louisiana Avenue, N.W.
Washington, DC 20001-2113
USA
Facsimile No.: +1 202 626 1700
Attention: Vladimir Lechtman

If to the Telenor Parties:

Telenor Mobile Communications AS
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 48 18
Attention: Jan Edvard Thygesen

with a copy to:

Advokatene i Telenor
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 24 32
Attention: Bjørn Hogstad

and to:

Orrick, Herrington & Sutcliffe (Europe) LLP
Tower 42, Level 35
25 Old Broad Street
London EC2N 1HQ
United Kingdom
Facsimile No.: +44 207 628 0078
Attention: Peter O’Driscoll

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

Section 10.9 Applicable Law.

This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.

Section 10.10 Dispute Resolution.

(a) Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any dispute, controversy or claim, and whether brought by a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the one hand, against a Party and/or any of its parents, Subsidiaries, Affiliates, officers, directors or agents, on the other hand, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “Rules”) in accordance with the following terms and conditions:

(i) In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii)(A) The seat of arbitration shall be London, England, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration; and (B) notwithstanding Section 10.9, the arbitration proceeding itself shall be governed by the Arbitration Act 1996 of the United Kingdom and the procedural law of England relating to the conduct of arbitration proceedings.

(iii) The following procedures shall govern the selection of arbitrators:

(A) Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.

(B) In the event of an inability by the two party-nominated arbitrators to agree on a third arbitrator in accordance with Section 10.10(a)(iii)(A) above appointing authority for the third arbitrator shall be the LCIA (the “LCIA”), acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(C) Following the appointment by a claimant or claimants or a respondent or respondents of the first arbitrator in circumstances in which there is more than one claimant party or respondent party, the remaining claimants or respondents, as the case may be, shall attempt to agree between or among themselves on the appointment of a second arbitrator within thirty (30) days after the appointment of the first arbitrator, and to appoint such individual to serve as the second arbitrator. Should they (i) fail to so agree, and (ii) provide written notice of such disagreement within thirty (30) days of the appointment of the first arbitrator, then, within ten (10) days after the date of the first such notice, any such claimant or respondent may nominate a candidate to serve as the second arbitrator. Within thirty (30) days after the end of such ten (10) day period for nominations, the LCIA shall choose one of the candidates so nominated to serve as the second arbitrator, in accordance with such rules as it may adopt for such purpose. The arbitration (including with respect to the appointment of the third arbitrator) shall thereafter proceed in accordance with this Section 10.10.

(iv) The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.

(v) The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 10.10(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(vi) The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.

(vii) The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(b) Except for arbitration proceedings pursuant to Section 10.10(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement. Each Party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.

(c) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Agreement or any other Transaction Agreement may be brought in a single arbitration proceeding. Upon the request of any party to an arbitration proceeding constituted under this Agreement or any other Transaction Agreement, the arbitral tribunal shall consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or any other Transaction Agreement, if (i) all parties concerned agree, or (ii) the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on the question of consolidation by the arbitral tribunal constituted hereunder and any other tribunal constituted under this Agreement or any other Transaction Agreement, or where an order for consolidation is given but there is no agreement on which tribunal shall remain constituted to hear the matter, the following provisions shall apply. Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall control and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration proceeding. Where the parties in the two proceedings are not identical, and subject always to clauses (i) and (ii) above, the ruling of the arbitral tribunal constituted first in time shall control, but a new arbitral tribunal for any consolidated arbitration proceeding shall be constituted in accordance with the provisions of Section 10.10(a)(iii)(A). For the purpose of the constitution of the arbitral tribunal under that provision, and without prejudice to any party’s rights under applicable limitation period, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order of consolidation. The parties also expressly agree that any party to any other Transaction Agreement may, at the request of any party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitration proceeding commenced under this Agreement.

(d) Each Party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of and all process against it in any action, suit or proceeding permitted by this Section 10.10, with the same effect as if such Party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Party by facsimile in accordance with Section 10.8. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in London, reasonably satisfactory to the other Parties, with like powers. Each party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 10.10(b) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the Commercial Court in London, England in response to an action commenced or a motion or application made by another Party or its agents, Affiliates or

Representatives in such other court). Notwithstanding the foregoing, each Party agrees that it shall not, directly or indirectly, whether through any agent, Affiliate, Representative or otherwise, apply for any interim, provisional or conservatory measures in connection with an arbitration before any court located in the United States, the Russian Federation or Ukraine; provided, however, that nothing in this Section 10.10(d) shall preclude, in any manner whatsoever, any Party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the Commercial Court and any claim that any such action, suit or proceeding brought in the Commercial Court has been brought in any inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 10.10.

(e) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

Section 10.11 Standstill.

Each Party represents that it is familiar with the Exchange Act, the rules and regulations thereunder and related legislation and principles of common law forbidding insider trading of securities. Each Alfa Party and each Telenor Party shall refrain, and shall cause its respective directly controlled Affiliates to refrain, from trading in VimpelCom Shares; provided, however, that this Section 10.11 shall not apply to Alfa Bank’s brokerage business. For the avoidance of doubt, this Section 10.11 does not apply to any transaction involving VimpelCom debt securities; nor shall this Agreement constitute an amendment or waiver of any provision of the Registration Rights Agreement dated as of May 30, 2001 between and among Telenor East, Eco Telecom and VimpelCom.

Section 10.12 Public Announcements.

Prior to the completion of the Squeezeout, no Party shall, and each Party shall use its commercially reasonable efforts to cause its Representatives, Kyivstar, VimpelCom and their respective Representatives not to, make any press release, public statement or public announcement with respect to the Transactions, this Agreement, any other Transaction Agreement, or the matters contemplated hereby or thereby, including in connection with the marketing of any Newco Shares, or the Transaction, during any “road show” or any appearance before rating agencies, without (a) in the case of the Telenor Parties, obtaining the prior written approval of Altimo and (b) in the case of the Alfa Parties, obtaining the prior written approval of Telenor Mobile, except, in each case, as may be required by applicable Law, the regulations of securities exchanges or pursuant to a script or other form of communication, approved in advance by Altimo and Telenor Mobile. In addition, promptly following the Execution Date, the Parties shall agree on forms of analyst presentations, scripts for question-and-answer sessions and public statements and undertake to follow, and cause their respective Representatives to follow, such forms without material deviation unless otherwise approved pursuant to this Section 10.12. Approvals under this Section 10.12 shall not be unreasonably withheld or delayed.

Section 10.13 Confidentiality.

(a) Each Party agrees that Information (as defined below) will be kept confidential by such Party and its Representatives and will not be disclosed or divulged to any other Person without the express prior written consent of the other Parties. Nothing in this Agreement shall preclude a Party or its Representatives from disclosing Information which (a) is or becomes generally available in the public domain other than as a result of a disclosure by the Party or its Representatives receiving the Information in violation of the terms of this Agreement, (b) was available to such Party or its Representatives on a non-confidential basis prior to its disclosure, (c) becomes available to such Party or it Representatives on a non-confidential basis from a source other than another Party or its Representatives, VimpelCom or Kyivstar, provided that such source was not known by such Party (after making appropriate inquiries) to be prohibited from disclosing such Information by a contractual or legal obligation to another Party or its Affiliates or (d) has been developed by such Party or its Representatives independently of any Information supplied hereunder. As used herein, “Information” means any non-public, confidential or proprietary information received from any Party or its Representatives, VimpelCom or Kyivstar, whether in oral, written, visual, magnetic, electronic or other form and regardless of whether such information is specifically identified as “confidential,” together with any analyses, compilations, studies or other documents which contain or otherwise reflect such information.

(b) Each Party is permitted to disclose the Information to its Representatives; provided that such Party shall inform its Representatives of the confidential nature of such Information and shall direct them to treat such Information as confidential in accordance with the terms hereof. Each Party will be responsible for any breach by it or, if applicable, its Representatives of this Agreement. Each Party agrees to take all reasonable measures to restrain its Representatives from unauthorized disclosure or use of Information.

(c) A Party and its Representatives may disclose any Information to satisfy a deposition, interrogatory, discovery request, subpoena, civil investigation claim or other similar process of a legal demand by a competent Governmental Entity; provided, however, that in such circumstances, the Party or Representative seeking to disclose (the “Disclosing Party”) shall, to the extent practicable, advise the other Parties prior to disclosure so that such other Parties have an opportunity to seek a protective order or otherwise defend, limit or protect against such production or disclosure; provided further that the Disclosing Party shall disclose only that portion of the Information which is legally required to be disclosed.

(d) The obligations in this Section 10.13 shall survive, and remain valid and in full force, for a period of eighteen (18) months from the Execution Date. This Section 10.13 shall expire, and cease to have any force or effect, at the end of such eighteen (18) month period.

Section 10.14 No Strict Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Agreement.

Section 10.15 No Third Party Beneficiaries.

Nothing in this Agreement will be construed as giving any Person any right, remedy or claim under or in respect of this Agreement or any provision hereof, other than the Parties and, to the extent provided in ARTICLE VIII, the Telenor Affiliates, the Alfa Affiliates, the Storm Indemnified Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have executed this Share Exchange Agreement as of the Execution Date.

The Telenor Parties

Telenor Mobile Communications AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor East Invest AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina I AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina II AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina III AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina IV AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina V AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina VI AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Telenor Ukraina VII AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Authorized Signatory

Signature Page to Share Exchange Agreement

The Alfa Parties

Altimo Holdings & Investments Ltd.

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

Eco Telecom Limited

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

Alpren Limited

By	/s/ Dmitry Egorov
Name:	Dmitry Egorov
Title:	Attorney

Hardlake Limited

By	/s/ Dmitry Egorov
Name:	Dmitry Egorov
Title:	Attorney

Altimo Cooperatief U.A.

By	/s/ Dmitry Egorov
Name:	Dmitry Egorov
Director

By	/s/ Eleonora Jongsma
Name:	Eleonora Jongsma
Director

Signature Page to Share Exchange Agreement

Schedules

Schedule I	The Alfa Parties
Schedule II	The Telenor Parties
Schedule III	RESERVED
Schedule IV	The VimpelCom Consents
Schedule 2.5(a)	Alfa Parties Transfer Documentation
Schedule 2.6(a)	Telenor Parties Transfer Documentation
Schedule 2.7(b)	Newco Closing Deliveries
Schedule 2.8	HoldCo Closing Deliveries
Schedule 3.5	Brokers Fees and Commissions
Schedule 4.1(b)	Altimo Shareholders
Schedule 4.6	Representations and Warranties regarding Storm
Schedule 6.2(b)(vi)	List of Specified European Countries
Schedule 7.1(g)	Initial CEO Selection Process
Schedule 7.2(d)(iii)	VimpelCom Governmental Consents and Approvals
Schedule 7.2(i)	Legal Opinions for Newco and HoldCo
Schedule 7.3(b)	Definition of “Telenor Qualifying Action”
Schedule 7.3(d)	Alfa Parties Bring Down Legal Opinions
Schedule 7.3(e)	Legal and Regulatory Proceedings to be Withdrawn
Schedule 7.4(b)	Definition of “Alfa Qualifying Action”
Schedule 7.4(d)	Telenor Parties Bring Down Legal Opinions

Exhibits
Exhibit A – Form of HoldCo Articles
Exhibit B – Form of HoldCo Share Transfer Agreement and HoldCo Promissory Note
Exhibit C – Form of Newco Bye-Laws
Exhibit D – Form of Bring Down Legal Opinion

Exhibit A

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

(VimpelCom Holdings B.V.)

This — day of — two thousand and nine, there appeared before me, Hendrikus Johannes Portengen, civil law notary at Rotterdam, the Netherlands:

[— employee Loyens & Loeff N.V.].

The person appearing declared the following:

The general meeting of shareholders of VimpelCom Holdings B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands and its office address at Teleportboulevard 140, 1043EJ Amsterdam, the Netherlands (the “Company”), resolved to amend and completely readopt the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a shareholder’s resolution attached to this deed (Annex).

The Articles of Association of the Company were established at the incorporation of the Company, by a deed, executed on the — day of — two thousand and nine, before, H.J. Portengen, aforementioned, with respect to which a ministerial Statement of No Objections was granted on the — day of — two thousand and nine, under number B.V. —. The Articles of Association of the Company have not been amended since. In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended as follows.

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ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1	In these Articles of Association the following words shall have the following meanings:

a.
“Affiliate”: with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates shall be deemed Affiliates of any Shareholder;

b.	“Alfa”: collectively Altimo, Altimo Cooperatief U.A., and Eco Telecom Limited;

c.	“Alfa Director”: the member A of the Management Board;

d.	“Alfa Shareholders”: collectively Alfa and any Permitted Transferee of Alfa;

e.	“Altimo”: Altimo Holdings & Investments Ltd., a company incorporated in the British Virgin Islands, with number 178274;

f.	“Altimo Minority Shareholder”: each of R&B Investments Limited, Thoro Holding Ltd, Fairacre Limited, Alja Investments Limited, Dendar Investment Fund Limited and Grand Financial Group Limited;

g.	“Auditor”: includes an individual, body corporate or partnership;

h.	“Authority Threshold”: fifty million United States Dollars (US$50,000,000) in the aggregate in one or several related transactions over one or several years;

i.
“Business Day”: a day on which banks are generally open for business in each of the British Virgin Islands; Gibraltar; Hamilton, Bermuda; Amsterdam, the Netherlands; Oslo, Norway; New York, New York; Moscow, Russian Federation and London, England;

j.	“Business Plan”: the annual budget and business plan for the Group;

k.
“Contract”: any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding;

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l.
“Controlled Affiliate”: with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than fifty percent (50%) of the voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner);

m.
“Controlling Person”: with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than fifty percent (50%) of the voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person);

n.	“Director”: a member of the Management Board of the Company, which shall include the Alfa Director, the Telenor Director and each Executive Director;

o.	the “Distributable Equity”: the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

p.	“DRH-rights”: the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital;

q.	“Executive Director”: a member C of the Management Board;

r.	“Fundamental Transaction”: a merger, consolidation, amalgamation, conversion, reorganisation, scheme of arrangement, dissolution or liquidation involving any Group Company;

s.	a “General Meeting of Shareholders”: a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

t.
“Governmental Entity”: in any applicable jurisdiction or international forum, any: (i) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organizations having jurisdiction over matters concerning intellectual property or (iv) agency, commission, ministry, committee, inspectorate, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

u.	“Group”: the Company and its Subsidiaries;

v.	“Group Company”: any of the Company or its Subsidiaries;

w.
“Indebtedness”: with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) all vendor financing obligations; (iii) any amounts

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payable by such Person under capital leases or similar arrangements over their respective periods; (iv) any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement; (v) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (vi) any accrued dividends in respect of any capital stock or other ownership, membership or equity interests, whether declared or not and (vii) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business;

x.
“Law”: any law, statute, constitution, treaty, rule, regulation, policy, guideline, directive, ordinance, code, judgment, ruling, order, writ, decree, normative act, instruction, information letter, injunction or determination of any Governmental Entity or any other pronouncement having the effect of law or regulation of any other country or any state, county, city or other political subdivision;

y.
“Lien”: means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing;

z.	the “Management Board”: the management board of the Company;

aa.
“M&A Transaction”: the purchase or acquisition, or the entry into an agreement to purchase or acquire, by the Company or any of its Subsidiaries of an interest in one or more companies, assets, businesses or similar transaction, including a transaction in which the Company or any of the Company’s Subsidiaries issue or transfer any equity interests (or derivative securities representing an interest therein) in the Company or in such Subsidiary, in each case in any one transaction or series of related transactions;

bb.	“NYSE”: the New York Stock Exchange;

cc.
“Permitted Transferee”: with respect to any Shareholder (i) any Affiliate of such Shareholder in which such Shareholder owns or controls, directly or indirectly, on a consolidated basis, more than sixty-six percent (66%) of the securities having voting power for the election of directors or other governing body thereof or more than sixty-six percent (66%) of the partnership or other ownership interests therein (other than as a limited partner), (ii) any other Person which owns or controls, directly or indirectly, more than sixty-six percent (66%) of the securities, on a consolidated basis, of such Shareholder having voting power for the election of directors or other governing body of such first Person or more than sixty-six percent (66%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person), and (iii) with respect to the Alfa Shareholders, an Altimo Minority Shareholder;

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dd.
“Person”: any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Entity, whether incorporated or unincorporated;

ee.
“Related M&A Transaction”: an M&A Transaction in which an Alfa Shareholder or Telenor Shareholder (or any of their respective Affiliates, shareholders, principals, officers or directors) has any direct or indirect equity interest (other than equity interests with a fair market value less than twenty-five million United States Dollars (USD 25,000,000) and that represent less than five percent (5%) of the issued and outstanding equity interests of the counterparty or its Affiliates) in any counterparty, a Controlling Person of the counterparty or a Controlled Affiliate of the counterparty in such M&A Transaction;

ff.
“Related Party Agreement”: any loan, extension of credit, service, consultancy or similar agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and Alfa, or any of its Affiliates, or Telenor, or any of its Affiliates, on the other hand; provided that a Related M&A Transaction shall not constitute a Related Party Agreement;

gg.	a “Share”: a share in the capital of the Company;

hh.	a “Shareholder”: a holder of one or more Shares;

ii.	the “Shareholders’ Body”: the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

jj.
“Subsidiary”: with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner);

kk.	“Telenor”: collectively Telenor East Invest AS, a company organized under the law of Norway, and Telenor Mobile Communications AS, a company organized under the law of Norway;

ll.	“Telenor Director”: the member B of the Management Board;

mm.	“Telenor Shareholders”: collectively Telenor and any Permitted Transferee of Telenor;

nn.
“Unaffiliated”: an individual who is not an Affiliate of any Altimo Shareholder or Telenor Shareholder and who (i) is not and, within three years of any reference date, has not been an employee, officer, director, consultant, agent or greater-than-ten percent (10%) shareholder of any Altimo Shareholder or Telenor Shareholder or any Subsidiary or Affiliate of any Altimo Shareholder or Telenor Shareholder, (ii) is not a relative or family member of any Person described in (i), and (iii) is otherwise independent of each Altimo Shareholder and Telenor Shareholder under the NYSE’s definition of “independence”;

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oo.	“VimpelCom”: VimpelCom Ltd., a company incorporated under Bermuda law;

pp.	“VimpelCom CEO”: the chief executive officer of VimpelCom; and

qq.	“in writing”: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

Article 2. Name and Official Seat.

2.1	The Company’s name is:

VimpelCom Holdings B.V..

2.2	The official seat of the Company is in Amsterdam, the Netherlands.

Article 3. Objects.

The objects of the Company are:

a.	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

b.	to finance businesses and companies;

c.
to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

d.	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

e.	to grant guarantees, to bind the company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

f.	to acquire, alienate, manage and exploit registered property and items of property in general;

g.	to trade in currencies, securities and items of property in general;

h	to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

i.	to perform any and all activities of an industrial, financial or commercial nature;

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Article 4. Authorized Capital.

4.1	The authorized capital of the Company equals ninety thousand euro (EUR 90,000).

4.2	The authorized capital of the Company is divided into ninety thousand (90,000) Shares with a nominal value of one euro (EUR 1) each.

4.3	All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders and Register of Depositary Receipt Holders.

5.1
The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders.

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5.2	Section 2:194 of the Dutch Civil Code applies to the register of Shareholders.

5.3
If depositary receipts for Shares are issued with the cooperation of the Company, the Management Board shall also keep a register of depositary receipt holders in which the names and addresses of all holders of depositary receipts for Shares are recorded. The register of depositary receipt holders may be part of the register of Shareholders.

Article 6. Issuance of Shares.

6.1	Shares may be issued pursuant to a resolution of the Shareholders’ Body. The Shareholders’ Body may transfer this authority to another Company Body and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3
Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by law and the provision of Article 6.4.

6.4	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5
The provisions of Articles 6.1, 6.2, 6.3 and 6.4 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6
The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7	The full nominal value of each Share must be paid upon issuance.

Article 7. Own Shares; Reduction of the Issued Capital.

7.1	The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2	The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Distributable Equity.

7.3	The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in Article 7.2.

7.4	The Shareholders’ Body may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by law.

Article 8. Transfer of Shares.

8.1
The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2
Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

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Article 9. Blocking Clause (offer to co-Shareholders).

9.1
A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2
A Shareholder wishing to transfer one or more of his Shares (hereinafter: the “Offeror”) shall first offer to sell such Shares to his co-Shareholders. Such offer shall be made by the Offeror by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer. Within two weeks of receipt of this notification, the Management Board shall give notice of the offer to the co-Shareholders. Co-Shareholders interested in purchasing one or more of the Shares on offer (hereinafter: “Interested Parties”) must notify the Management Board within one month after said notices from the Management Board have been sent; notifications from co-Shareholders received later shall not be taken into account. If the Company itself is a co-Shareholder, it shall only be entitled to act as an Interested Party with the consent of the Offeror.

9.3
The price at which the Shares on offer can be purchased by the Interested Parties shall be mutually agreed between the Offeror and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

9.4
Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares on offer they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.5
If the Interested Parties wish to purchase more Shares in the aggregate than have been offered, the Shares on offer shall be distributed among them. The Interested Parties shall determine the distribution by mutual agreement. If they do not reach agreement on the distribution within two weeks from the notice to the Management Board referred to in Article 9.4, the Shares on offer shall be distributed among them by the Management Board, as far as possible in proportion to the shareholding of each Interested Party at the time of the distribution. However, the number of Shares on offer allocated to an Interested Party cannot exceed the number of Shares he wishes to purchase.

9.6	The Offeror may withdraw his offer up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares on offer and at what price.

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9.7
If it is established that none of the co-Shareholders is an Interested Party or that not all Shares put on offer shall be purchased for payment in cash, the Offeror may freely transfer the total number of the Shares on offer, and not part thereof, up to three months thereafter.

9.8
All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. Each time the Management Board receives such notification or notice, it shall immediately send a copy thereof to the Offeror and all Interested Parties (with the exception of the sender), unless indicated otherwise hereinabove.

9.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

a.	the Offeror if he withdraws his offer;

b.
the Offeror and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.	the Company if the offer has not been accepted in full or only in part.

9.10
In the event of (i) application of the regulation on the restructuring of debts of a natural person in respect of a Shareholder, (ii) suspension of payments or bankruptcy of a Shareholder, (iii) the appointment of a custodian to administer the affairs of a Shareholder, (iv) a court decision pursuant to which one or more assets of a Shareholder are placed under curator ship as a result of his physical or mental condition, or (v) the death of a Shareholder, the Shares of such Shareholder must be offered for sale in accordance with the foregoing provisions of this Article 9. The offer must be made within three months after the relevant event has occurred and the offer cannot be withdrawn. If it is established that none of the co-Shareholders is an Interested Party or that not all of the Shares on offer are purchased for payment in cash, the Shareholder concerned or his successor in title (if applicable) may retain his Shares. If the offer is not made within said term of three months, the Company shall irrevocably be empowered to make such offer and, if all Shares on offer are purchased, to transfer such Shares to the purchaser or purchasers. In that event, the Company shall pay the purchase price to the entitled party, after deduction of the expenses chargeable to him. If the Company makes the offer, the Management Board shall immediately give notice thereof to the Shareholder concerned (or his successor in title).

Article 10. Pledging of Shares and Usufruct in Shares.

10.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2
On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

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10.3
Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Shareholders’ Body has approved the same and with due observance of the relevant provisions of the law.

Article 11. Depositary Receipts for Shares.

The Company may not cooperate in the issuance of registered depositary receipts for Shares.

Article 12. Management Board Members.

12.1	The Management Board shall consist of five (5) members, one (1) member A, one (1) member B and three (3) members C. At least three (3) of the Management Board members shall be Dutch residents.

Both individuals and legal entities can be Management Board members.

12.1	Management Board members are appointed by the Shareholders’ Body from a list of nominees, containing the names of at least two (2) persons for each vacancy, to be drawn up by:

a.	if a Management Board member A is concerned: Alfa;

b.	if a Management Board member B is concerned: Telenor; and

c.	if Management Board members C are concerned: VimpelCom CEO.

12.3
If the (legal) person that is to draw up a nomination pursuant to Article 12.2, should fail to draw up a list of nominees within three (3) months after the vacancy has occurred, the Shareholders’ Body may appoint the relevant member(s) of the Management Board at its own discretion by a resolution adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital.

12.4
A list of nominees drawn up in time by the person that is to draw up a nomination for the appointment of a Management Board member pursuant to Article 12.2, shall be binding. However, the Shareholders’ Body may at all times deprive the list of nominees of its binding character by a resolution adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital.

12.5
A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time. A resolution of the Shareholders’ Body to suspend or dismiss a Management Board member other than on the proposal of the (legal) person that pursuant to Article 12.2 is to draw up a nomination for the appointment of the relevant Management Board member, may only be adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital.

12.6
Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

12.7	The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.

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Article 13. Duties, Decision-making Process and Allocation of Duties.

13.1	The Management Board shall be entrusted with the management of the Company.

13.2	Meeting of the Management Board shall be held in the Netherlands. When making Management Board resolutions, each Management Board member may cast one vote.

13.3
All resolutions of the Management Board shall be adopted by more than half of the votes cast in a meeting at which at least the Management Board member A, the Management Board member B and one (1) Management Board member C are present or represented.

13.4
Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

13.5	Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

13.6
The Management Board may establish further rules regarding its decision-making process and working methods, provided that such rules do not conflict with the provisions of these Articles of Association. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

Article 14. Representation; Conflicts of Interest.

14.1	The Company shall be represented by the Management Board. Any three members of the Management Board, acting jointly, shall also be authorized to represent the Company.

14.2
The Management Board may also appoint officers with general or limited power to represent the Company. Each such officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Management Board members.

14.3
In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 14.1 shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.

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Article 15. Limitations on authority.

15.1
Without prejudice to any other applicable provisions of the law or these Articles of Association, the Management Board shall require the prior approval of the Shareholders’ Body for resolutions relating to:

a.
the approval of M&A Transactions other than those specifically included in the Business Plan, or any other M&A Transaction with an aggregate value, when considered with all other such M&A Transactions approved by the Management Board without Shareholders’ Body consent during any fiscal year, of less than the Authority Threshold;

b.	the acquisition or construction of a capital asset not included in the Business Plan if the total expenditures by a Group Company would exceed the Authority Threshold;

c.	any suspension, cessation or abandonment of any activity which exceeded the Authority Threshold in revenues for the most recent fiscal year;

d.
any Group Company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation, that results in cash expenditures outside the ordinary course of business for which the aggregate cash expense would exceed the Authority Threshold for any such projects or series of related projects;

e.	any Fundamental Transaction;

f.	any sale of all or substantially all of the assets of any Group Company;

g.	any financing transaction that exceeds the Authority Threshold between two or more Group Companies where one or more of the companies is not wholly-owned (directly or indirectly) by the Company;

h.	any organisational or reporting changes to the management structure of the Company;

i.	any Group Company incurring or guaranteeing any debt in an amount greater than the Authority Threshold;

j.	any Group Company providing a guarantee of indebtedness or granting security in respect of indebtedness, in each case in an amount greater than the Authority Threshold;

k.
the payment of any dividends by a Group Company other than (1) dividends paid by a Group Company which is wholly-owned (directly or indirectly) by the Company or (2) preferred dividends required by law or by the charter of such Group Company;

l.
the issue or repurchase of any shares in the Company or securities convertible or exchangeable into shares or interests in shares of the Company, or the right to subscribe for any shares or securities of the Company, as well as the issue or repurchase of other forms of security of the Company;

m.	any change in the authorised or issued share capital of any Group Company if as a result of such change the shareholding of any person not forming part of the Group increases;

n.	the approval of the audited accounts of any Group Company (other than the Company);

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o.	the appointment of the auditors of any Group Company (other than the Company);

p.
the entry into any contract (whether by renewal or otherwise) or group of related contracts by any Group Company with a value, or requiring aggregate payments to or from that Group Company, in excess of the Authority Threshold;

q.	the entry into or continuation of any Related Party Agreement or any transaction in connection with any Related Party Agreement by any Group Company;

r.
the approval, amendment or variation of the Group’s exchange rates, hedging or futures policy to the extent that VimpelCom’s chief financial officer has determined such approval, amendment or variation could, in aggregate, have a financial impact on the Group in excess of the Authority Threshold in any financial year;

s.
any Group Company’s initiation of any litigation, claim, arbitration or other legal matter that Management Board believes is material to the reputation or operations of the Group or is expected at the time of initiation to result in counterclaims or a series of counterclaims exceeding the Authority Threshold;

t.
the settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, exceeds ten million United States Dollars (USD 10,000,000) per matter or series of related matters;

u.	any Group Company’s entry into any lease obligation wherein the present value of the aggregate lease obligation as estimated by the VimpelCom CEO is greater than the Authority Threshold;

v.
any Group Company’s entry into a transaction that is not specifically contemplated in the Business Plan involving the purchase, sale, lease or other acquisition or disposition of interests in land, buildings, fixtures, machinery, equipment and appurtenances in any case for consideration that exceeds the Authority Threshold in any transaction or series of related transactions;

w.
any Group Company’s incurrence of incremental Indebtedness in an aggregate principal amount of greater than fifty million United States Dollars (USD 50,000,000) per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Shareholders’ Body;

x.	the entry into any management contract (whether by renewal or otherwise) by, or in relation to, any Group Company’s chief executive functions;

y.	the appointment and dismissal of officers referred to in Article 14.2 and 14.3, as well as the amendment of the powers of such officers to represent the Company;

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z.
the voting of shares of any Group Company in respect of an election of directors of such company or in respect of any matter referred to in these Articles of Association, which is to be undertaken by a Group Company;

aa.
except in respect of ordinary course, routine matters, the issuing of instructions to any officer of the Company for voting or taking other Company action, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which the Group may hold securities and any exercise of rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity;

bb.
the employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors; the execution and delivery of such papers, documents and instruments; the payment of such fees and other amounts; and the doing of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Management Board’s authority; and

cc.
the appointment or termination of members of the Management Board to committees of the Management Board and the delegation of the Management Board’s authority to such committees, subject to the requirements of these Articles of Association.

15.2
The Shareholders’ Body shall be entitled to require further resolutions of the Management Board in addition to those listed in Article 15.1 hereof to be subject to its approval. Such further resolutions shall be clearly specified and notified to the Management Board in writing.

15.3
For the application of the provisions of Articles 15.1, 15.2 and 15.3 hereof, a resolution of the Management Board approving a resolution of any body of a company in which the Company participates shall be treated as a resolution of the Management Board to enter into a transaction, if the resolution to be approved would be subject to the prior express approval provided for in this Article 15 if it were a resolution of the Management Board.

15.4	The absence of approval by the Shareholders’ Body for a resolution as referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

15.5	The Management Board shall comply with instructions regarding the general lines of the financial, social, economic, environmental and policies, as well as to be given by the Shareholders’ Body.

Article 16. Vacancy or Inability to Act.

If a seat is vacant on the Management Board (‘ontstentenis’) or a Management Board member is unable to perform his duties (‘belet’), the remaining Management Board members or member shall be temporarily entrusted with the management of the Company. If all seats in the Management Board are vacant or all Management Board members or the sole Management Board member, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the Shareholders’ Body.

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Article 17. Financial Year and Annual Accounts.

17.1	The Company’s financial year shall be the calendar year.

17.2
Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

17.3
Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

17.7	The Shareholders’ Body shall adopt the annual accounts.

17.8	The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 18. Profits and Distributions.

18.1
The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body. If the Shareholders’ Body does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3
The Shareholders’ Body may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim distributions on Shares.

18.4	Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

18.5	Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

18.6	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

Article 19. General Meetings of Shareholders.

19.1	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

19.2	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

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19.3
Shareholders and/or persons with DRH-rights representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 20. Notice, Agenda and Venue of Meetings.

20.1
Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Share-holders may be given by persons to whom voting rights to Shares accrue representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 19.3.

20.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3
The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 20.2.

20.4
A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders and/or persons with DRH-rights who individually or jointly represent at least one percent of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

20.5
The notice of the meeting shall be sent by letters to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders and the register of depositary receipt holders. Instead of through notice letters, any Shareholder and person with DRH-rights that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the company.

20.6
General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented and each person with DRH-rights has been duly convened.

Article 21. Admittance and Rights at Meetings.

21.1
Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Share-holders and persons with DRH-rights may be represented in a meeting by a proxy authorized in writing.

16

21.2
At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3	The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders.

21.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 22. Chairperson and Secretary of the Meeting.

22.1
The chairperson of a General Meeting of Shareholders shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2	The chairperson of the meeting shall appoint a secretary for the meeting.

Article 23. Minutes; Recording of Shareholders’ Resolutions.

23.1
The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2
The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records.

Article 24. Adoption of Resolutions in a Meeting.

24.1	Each Share confers the right to cast one vote.

24.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.

24.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4
If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote and each person with DRH-rights is present or represented.

24.5
In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

17

Article 25. Adoption of Resolutions without holding Meetings.

25.1
Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 21.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.

25.2
Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.

Article 26. Amendment of the Articles of Association.

The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting.

Article 27. Dissolution and Liquidation.

27.1
The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.

27.2
If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

27.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

Article 28. Transitory Provision.

The first financial year of the Company ends on the thirty-first day of December two thousand and nine. This Article 28 will cease to exist after the first financial year.

Final provision.

As per the amendment of the Articles of Association, the following persons are appointed as members of the Management Board:

1.	—, as member A;

2.	—, as member B;

3.	—, — and —, as members C.

18

Statement of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections of the Dutch Ministry of Justice was granted on the — day of — two thousand and nine, under number B.V. —, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

END

The person appearing is known to me, civil-law notary.

This deed was executed in Rotterdam, the Netherlands, on the date stated in the first paragraph of this deed.

The contents of the deed have been stated and clarified to the person appearing.

The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.

After limited reading, this deed was signed first by the person appearing and thereafter by me, civil-law notary in Rotterdam, the Netherlands.

19

Exhibit B

FORM OF SHARE TRANSFER AGREEMENT

SHARE TRANSFER AGREEMENT dated as of             , 20     (this “Agreement”) between VimpelCom Ltd., an exempted company organized and existing under the laws of Bermuda (“Newco”), and VimpelCom Holdings B.V., a company organized and existing under the laws of the Netherlands (“HoldCo” and, together with the Newco, collectively, the “Parties” and, individually, each a “Party”).

W I T N E S S E T H

WHEREAS, certain shareholders of Newco and HoldCo have entered into a Share Exchange Agreement, dated as of October 4, 2009 (the “Share Exchange Agreement”), between the Alfa Parties listed in Schedule I of the Share Exchange Agreement and the Telenor Parties listed in Schedule II of the Share Exchange Agreement.

WHEREAS, Newco has acquired      shares of registered common stock of Open Joint Stock Company “Vimpel-Communications” organized under the laws of the Russian Federation and registered under the Main State Registration Number 1027700166636 (“VimpelCom”), 0.005 Russian rubles nominal value per share, registered under the state registration number of the issuance 1-02-00027-A of December 9, 2003, and 6,426,600 shares of registered preferred stock of VimpelCom, 0.005 Russian rubles nominal value per share, registered under the state registration number of the issuance 2-01-00027-A of December 9, 2003 (collectively, the “VimpelCom Shares”), for a total transfer price of [insert the fair market value of the VimpelCom Shares in Euro] (the “Transfer Price”), pursuant to the Exchange Offer and Squeezeout, including such common stock converted from VimpelCom’s American Depositary Shares acquired pursuant to the Exchange Offer and Squeezeout; and

WHEREAS, in accordance with section 2.10(a) of the Share Exchange Agreement, the Parties desire that Newco sell, assign and transfer the VimpelCom Shares to HoldCo for the consideration and in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Share Exchange Agreement.

1.2 Interpretation

Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(c) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(d) references to a Person are also to its permitted successors and assigns.

ARTICLE 2

TRANSFER OF SHARES

Newco does hereby irrevocably sell, assign and transfer to HoldCo, and HoldCo does hereby irrevocably purchase and accept from Newco, all of Newco’s right, title and interest in and to the VimpelCom Shares in accordance with the consideration, transfer and payment provisions set forth in Article 3 hereof.

ARTICLE 3

CONSIDERATION, TRANSFER AND PAYMENT

3.1 The consideration for the transfer of the VimpelCom Shares from Newco to HoldCo hereunder shall be equal to the Transfer Price and be payable by HoldCo to Newco in two portions as follows:

(a) the first portion equal to 150,000 Euro shall be payable in cash by wire transfer to Newco’s bank account provided by Newco to HoldCo in writing; and

(b) the second portion equal to the Transfer Price less 150,000 Euro shall be payable in the form of a promissory note to be issued by HoldCo and delivered to Newco, in the form of Annex B hereto, in the principal amount equal to the Transfer Price less 150,000 Euro.

3.2 The transfer of, and payment for, the VimpelCom Shares under this Agreement shall be effected at [            ] immediately after the execution of this Agreement by the Parties or on such other date as Newco and HoldCo shall agree (the “Transfer Date”).

3.3 On the Transfer Date:

(a) Newco shall: (i) deliver to ZAO National Registry Company (Natsionalnaya Registratsionnaya Kompaniya) (the “Registrar”) (with a copy to HoldCo) the Share Transfer Order (in a form approved by the Registrar), duly executed by Newco; (ii) instruct the Registrar to transfer the VimpelCom Shares from Newco’s account with the Registrar to HoldCo’s account with the Registrar; (iii) pay all necessary fees to the Registrar to accomplish the transfer of the VimpelCom Shares contemplated hereunder; and (iv) deliver to HoldCo a receipt in the form of Annex A hereto evidencing Newco’s receipt of the Transfer Price; and

(b) HoldCo shall: (i) pay, or cause to be paid, to Newco an amount in cash equal to 150,000 Euro, as the first portion of the Transfer Price, and (ii) issue and deliver to Newco an executed promissory note, in the form of Annex B hereto, in the principal amount of the Transfer Price, less 150,000 Euro, as the second and final portion of the Transfer Price, in full satisfaction and discharge of HoldCo’s obligation to pay the Transfer Price hereunder.

(c) Newco and HoldCo shall deliver any other documents and take any other actions necessary to consummate the transfer of the VimpelCom Shares as required by (i) applicable law, (ii) this Agreement, and (iii) the Share Exchange Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

HoldCo is acquiring the VimpelCom Shares for its own account for investment purposes only and not with a view to, or for, sale or resale in connection with, any public distribution of such shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of such shares. HoldCo (a) understands that the VimpelCom Shares are not, or will not be, registered under the Securities Act or any other applicable securities law of the United States of America and may not be offered or sold within the United States of America or to, or for the account or benefit of, any “U.S. person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, unless such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person” (as so defined), and is not acquiring any of the VimpelCom Shares for the account or benefit of any U.S. person (as so defined), (c) acknowledges and agrees that the offer and sale of the VimpelCom Shares by Newco to HoldCo has taken place outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States of America and any of its territories or possessions, and (d) has not, nor has any of its Affiliates or any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the VimpelCom Shares.

ARTICLE 5

MISCELLANEOUS

5.1 Applicable Law

This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.

5.2 No Third Party Beneficiaries

Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

5.3 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

5.4 Entire Agreement; Enforcement of Rights

This Agreement sets forth the entire agreement and understanding of the parties hereto relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No failure by either party hereto to enforce any rights under this Agreement shall be construed as a waiver of any rights of such party.

{Remainder of Page Intentionally Left Blank}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NEWCO:

VIMPELCOM LTD.

By:
Name:
Director

By:
Name:
Director

HOLDCO:

VIMPELCOM HOLDINGS B.V.

By:
Name:
Title:

By:
Name:
Title:

Annex A

RECEIPT

Reference is made to the share transfer agreement dated             , 20     (the “Share Transfer Agreement”) between VimpelCom Ltd., a company organized and existing under the laws of Bermuda (“Newco”), and VimpelCom Holdings B.V., a company organized and existing under the laws of the Netherlands (“HoldCo”).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Share Transfer Agreement.

Newco hereby acknowledges the receipt from HoldCo of 150,000 Euro in cash by wire transfer initiated on             , 20     and a promissory note issued by HoldCo in the principal amount of              as full consideration for              VimpelCom Shares transferred under the Share Transfer Agreement. Newco hereby confirms that as a result of the payment as described above all of the VimpelCom Shares transferred by Newco to HoldCo pursuant to the Share Transfer Agreement have been fully paid, and HoldCo’s payment obligations under the Share Transfer Agreement have been fully discharged.

Dated:

VIMPELCOM LTD.
By:
Name:
Director

By:
Name:
Director

Annex B

FORM OF PROMISSORY NOTE

This Promissory Note (this “Promissory Note”) is issued in Amsterdam, the Netherlands, on             , 20     pursuant to (a) the Share Exchange Agreement dated as of October 4, 2009 (the “Share Exchange Agreement”) between the Alfa Parties listed in Schedule I of the Share Exchange Agreement and the Telenor Parties listed in Schedule II of the Share Exchange Agreement and (b) the Share Transfer Agreement dated as of             , 20     between VimpelCom Ltd., and VimpelCom Holdings B.V., a company organized and existing under the laws of the Netherlands (the “Obligor”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Share Exchange Agreement.

1. OBLIGATION

1.1 The Obligor hereby promises to pay, on the Maturity Date, to the order of VimpelCom Ltd., a company organized and existing under the laws of Bermuda, or its registered assigns (the “Payee”), [             Euro] at such location in Amsterdam, the Netherlands, to an account designated by the Payee, together with interest thereon at a rate per annum based on One-Year USD-LIBOR, as published by the British Banker’s Association for the relevant period (or if the British Banker’s Association ceases to publish such rate, another authoritative source selected by Payee in its reasonable discretion) (the “LIBOR Rate”), plus 1%, such rate to be determined on the date hereof and thereafter on each anniversary of the date hereof. Interest shall be computed on the basis of the actual number of days elapsed over a year consisting of 360 days. Payments of principal, interest and other amounts due and payable under this Promissory Note shall be made to the Payee in accordance with instructions provided by the Payee prior to the Maturity Date.

2. MATURITY

2.1 Unless prepaid in accordance with Section 2.3, the principal and outstanding interest owing under this Promissory Note will mature and be due and payable on [the third anniversary of the date hereof] (the “Maturity Date”). Interest shall accrue on this Promissory Note, but, subject to Section 2.3, shall not be due or payable until the Maturity Date.

2.2 If the Obligor fails to pay any amount due and payable by it under this Promissory Note on the Maturity Date, interest shall accrue on the overdue amount (including any unpaid interest) from the Maturity Date up to (but excluding) the date of actual payment at a rate per annum based on the LIBOR Rate plus 3%, such rate to be determined on the Maturity Date and thereafter on each anniversary of the Maturity Date. Interest shall be computed on the basis of the actual number of days elapsed over a year consisting of 360 days. Any interest accruing under this Section 2.2 shall be immediately payable by the Obligor on demand of the Payee.

2.3 On not less than ten (10) Business Days notice to the Payee and subject to the Payee’s prior approval, the Obligor may prepay all or any portion of the outstanding principal amount of this Promissory Note, together with unpaid interest accrued on the amount so prepaid, at any time.

3. PURPOSE

This Promissory Note is being issued and delivered in exchange for the receipt by the Obligor on or prior to the date of this Promissory Note, of such number of VimpelCom Shares transferred to the Obligor by the Payee as is contemplated by and in accordance with section 2.10(a) of the Share Exchange Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE OBLIGOR

The Obligor hereby represents and warrants to the Payee that:

4.1 The Obligor has taken all necessary action to authorize the execution, delivery and performance of this Promissory Note;

4.2 This Promissory Note has been duly executed and delivered by the Obligor and constitutes the legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in the Netherlands and other applicable jurisdictions affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and

4.3 No consent, approval or authorization of any third party is required for the execution, delivery and performance of this Promissory Note by the Obligor which has not been received, and the execution, delivery and performance of this Promissory Note does not and will not violate, conflict with, result in a violation or breach of, or constitute a default under, any Law or Order to which the Obligor may be subject, the Obligor’s Articles of Association, or any indenture, agreement or instrument to which the Obligor or any of its property is subject, or which would create a Lien or restriction of any kind upon the Obligor or any of its Assets and Properties.

5. COVENANTS OF THE OBLIGOR

The Obligor hereby covenants and agrees with the Payee that the Obligor will obtain and maintain all of the Authorizations which are necessary or advisable to enable it to observe and perform the relevant terms and conditions of this Promissory Note.

6. ACCELERATION

If a proceeding (voluntary or involuntary) shall be commenced by or against the Obligor under any Law in the Netherlands or any other jurisdiction relating to receivership, administration, bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or adjustment of debts of the Obligor or any other proceeding or arrangement whereby the Obligor's assets are subject generally to the payment of its debts or the taking of any action by the Obligor in connection with any of the foregoing, the principal amount then outstanding of, the accrued interest on, and all other amounts due under, this Promissory Note shall automatically become immediately due and payable without presentment, demand, protest, notice or other formalities of any kind, all of which are hereby expressly waived by the Obligor.

7. PAYMENTS

7.1 All payments under this Promissory Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by the Obligor to the Payee shall not be reduced in any way by any outstanding obligations of the Payee to the Obligor.

7.2 The Payee is hereby authorized to record the amount owing by the Obligor to the Payee at any time (including, without limitation, compounded interest), all of which shall be evidenced by this Promissory Note, and all repayments thereof, in its books and records in accordance with its usual practice, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided, however, that the failure of the Payee to record such information shall not affect the Obligor's obligations.

8. MISCELLANEOUS

8.1 Waiver: No failure on the part of the Payee to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy under this Promissory Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Promissory Note preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.2 Notices: Any notice required or permitted by this Promissory Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice:

If to the Obligor, to:
VimpelCom Holdings B.V.

Teleportboulevard 140
1043 EJ Amsterdam
The Netherlands
Facsimile No.: +31 20644 7011
Attention: Samantha van Os

If to the Payee, to:

VimpelCom Ltd.
[Address]
The Netherlands
Facsimile No.: [—]
Attention: [—]

8.3 Amendments: This Promissory Note may be waived, amended or modified only by an instrument in writing duly executed by the Obligor and the Payee.

8.4 Loss of Promissory Note: Upon receipt by the Obligor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Promissory Note or any Promissory Note exchanged for it, and indemnity satisfactory to the Obligor (in case of loss, theft or destruction) or surrender and cancellation of such Promissory Note (in the case of mutilation), the Obligor will make and deliver in lieu of such Promissory Note a new Promissory Note of like tenor.

8.5 Severability: If one or more provisions of this Promissory Note are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Promissory Note and the balance of the Promissory Note shall be interpreted as if such provision(s) were so excluded and shall otherwise be enforceable in accordance with its terms.

8.6 Governing Law: This Promissory Note, and any dispute, controversy or claim arising out of, relating to or in connection with this Promissory Note, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction.

VIMPELCOM HOLDINGS B.V.
By:
Name:
Director

By:
Name:
Director

Exhibit C

Company number: 43271

THE COMPANIES ACT 1981 OF BERMUDA

VIMPELCOM LTD.

BYE-LAWS

adopted on — 2009

Agreed Form
Dated: 23 September 2009

BYE-LAWS

of

VIMPELCOM LTD.

INTRODUCTION

1.	Preliminary
These regulations constitute the bye-laws of Vimpelcom Ltd. (the “Company”). Unless otherwise defined herein, capitalised terms in this Introduction shall have the meaning ascribed to them in Section A below.

2.	Application of Sections

2.1
For so long as the shareholders agreement (the “Shareholders Agreement”) dated October 4, 2009, between and among the Company, Eco Telecom Limited, Altimo Holdings & Investments Ltd., Altimo Cooperatief U.A., Telenor Mobile Communications AS, Telenor East Invest AS, and such other Members as shall be party thereto from time to time (as it may be amended or restated from time to time) has not been terminated in accordance with its terms the bye-laws contained in Section A below shall constitute the bye-laws of the Company to the exclusion of the bye-laws contained in Section B below.

2.2
Immediately on termination of the Shareholders Agreement, and without any further action on the part of any Person, the bye-laws contained in Section A below shall cease to have any further effect and the bye-laws contained in Section B below shall constitute the bye-laws of the Company to the exclusion of the bye-laws contained in Section A below.

3.	Continuing Authority

3.1	If, as a consequence of the termination of the Shareholders Agreement, the bye-laws contained in Section A below shall cease to have affect:

(a)
such cessation shall not invalidate any prior act of the Company, Supervisory Board, Management Board, CEO or any other Person which would have been valid if that Section had not ceased to have effect; and

(b)	all then existing authorities of any board, committee or Person shall continue save as otherwise provided in the bye-laws contained in Section B below.

SECTION A

TABLE OF CONTENTS

Interpretation
1.	Definitions

Shares
2.	Power to Issue Shares
3.	Power of the Company to Purchase its Shares
4.	Rights Attaching to Shares
5.	Calls on Shares
6.	Prohibition on Financial Assistance
7.	Forfeiture of Shares
8.	Share Certificates
9.	Trading Facilities
10.	Fractional Shares

Registration of Shares
11.	Register of Members
12.	Registered Holder Absolute Owner
13.	Transfer of Registered Shares
14.	Foreign Securities Laws
15.	Transmission of Registered Shares
16.	Mandatory Offers

Alteration of Share Capital
17.	Power to Alter Capital
18.	Variation of Rights Attaching to Shares

Dividends and Capitalisation
19.	Dividends
20.	Power to Set Aside Profits
21.	Method of Payment
22.	Capitalisation

Meetings of Members
23.	Annual General Meetings
24.	Special General Meetings
25.	Notice
26.	Giving Notice and Access
27.	Postponement or Cancellation of General Meeting
28.	Attendance and Security at General Meetings
29.	Quorum at General Meetings
30.	Chairman to Preside at General Meetings
31.	Voting on Resolutions
32.	Voting on a Poll Required
33.	Voting by Joint Holders of Shares
34.	Instrument of Proxy
35.	Representation of Corporate Member
36.	Adjournment of General Meeting
37.	Written Resolutions
38.	Directors’ Attendance at General Meetings

Directors and Officers
39.	Composition of the Supervisory Board
40.	Nominated Directors
41.	Unaffiliated Directors
42.	Election of Directors
43.	No Share Qualification
44.	Alternate Directors
45.	Removal of Directors
46.	Vacancy in the Office of Director
47.	Remuneration of Directors
48.	Defect in Appointment of Director
49.	Register of Directors and Officers
50.	Governance Structure
51.	Appointment of Chairman, CEO, Officers and Secretary
52.	Duties and Remuneration of Officers and Senior Executives
53.	Duties and Remuneration of the Secretary
54.	Powers and Committees of the Supervisory Board
55.	Authority Matrix
56.	M&A Transactions
57.	Conflicts of Interest
58.	Indemnification and Exculpation of Directors and Officers

Meetings of the Supervisory Board
59.	Supervisory Board Meetings
60.	Notice of Supervisory Board Meetings
61.	Conduct of Supervisory Board Meetings
62.	Supervisory Board to Continue in the Event of Vacancy
63.	Management Board Meetings
64.	Conduct of Management Board Meetings
65.	Written Resolutions
66.	Validity of Prior Acts of the Supervisory Board and the Management Board

Corporate Records
67.	Minutes
68.	Place Where Corporate Records Kept
69.	Form and Use of Seal

Accounts
70.	Books of Account
71.	Financial Year End

Audits
72.	Annual Audit
73.	Appointment of Auditor
74.	Remuneration of Auditor
75.	Duties of Auditor
76.	Access to Records
77.	Financial Statements
78.	Distribution of Auditor’s Report
79.	Vacancy in the Office of Auditor

Registered Office; Headquarters
80.	Registered Office
81.	Headquarters

Voluntary Winding-Up and Dissolution
82.	Winding-Up

Changes to Constitution
83.	Changes to Bye-laws

Company Investigations into Interests in Shares
84.	Provisions applicable to Bye-laws 86 and 87
85.	Power of the Company to Investigate Interests in Shares
86.	Failure to Disclose Interests in Shares

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;

Action
any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity;

Advance Notice Date	the meaning given in Bye-law 41.5;

Affiliate
with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates shall be deemed Affiliates of any Member;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

Auditor	includes an individual, body corporate or partnership;

Authority Threshold	US$50 million in the aggregate in one or several related transactions over one or several years;

Beneficial Ownership	the power to vote or direct the voting of, or to dispose or direct the disposition of, the assets in question, and “Beneficially Owned” shall be construed accordingly;

Business Day
a day on which banks are generally open for business in each of Tortola, the British Virgin Islands; Gibraltar; Hamilton, Bermuda; Amsterdam, the Netherlands; Oslo, Norway; New York, New York; Moscow, Russian Federation and London, England;

Business Plan	the annual budget and business plan for the Group;

CEO	the chief executive officer of the Company and any person appointed by the Supervisory Board to perform any of the duties of the chief executive officer;

Clear Days
in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

Common Shares
common shares of par value US$0.001 each (or such other par value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the restrictions set out in these Bye-laws;

Company	the company for which these Bye-laws are adopted;

Compensation Committee	the committee of the Supervisory Board established pursuant to Bye-law 54.3(c);

Contract
any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding;

Controlled Affiliate
with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50 per cent of the voting power for the election of directors or other governing body thereof or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner);

Controlling Person
with respect to any Person, any other Person which owns or controls, directly or indirectly, securities of such Person having more than 50 per cent of the voting power for the election of directors or other governing body of such first Person or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner of such first Person);

Conversion Date	the meaning given in Bye-law 4.3(d)(i);

Conversion Notice	the meaning given in Bye-law 4.3(d)(i);

Conversion Premium	the meaning given in Bye-law 4.3(d)(v);

Convertible Preferred Shares	convertible preferred shares of par value US$0.001 each in the capital of the Company, having the rights and being subject to the restrictions set out in these Bye-laws;

CPI	the meaning given in Bye-law 81.3;

Cumulative Voting
the system of voting for Directors in which each voting share confers on its holder a total number of votes which is equal to the total number of Directors to be elected and which the holder may cast for candidates in any proportion (including, without limitation, casting all votes for a single candidate);

Debt Obligation
with respect to any Person, without double counting, any obligation of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services or created under a conditional sale or retention of title agreement with respect to property acquired by such Person (in each case, other than trade payables or accruals incurred in the ordinary course of business); (d) arising out of any credit facility or similar financial accommodation; (e)

arising under any lease that would be capitalised on the balance sheet of such Person in accordance with accounting standards applicable to such Person that is otherwise in substance a financing lease; (f) arising in respect of any acceptance under an acceptance credit or bill discount facility or a reimbursement obligation under a standby or documentary letter of credit or any receivables sold or discounted other than on a non recourse basis; (g) for trade payables incurred in the ordinary course of business the payment for which is due for more than 90 days; (h) in respect of any liabilities and obligations of third parties (referred to in but not excluded in paragraphs (a) to (g) above) to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (i) without double counting, arising in connection with any liability in respect of a guarantee or indemnity for any of the items referred to but not excluded in paragraphs (a) to (h) above; and (j) arising in connection with any other transaction that, in accordance with accounting standards applicable to such Person, results in such obligation being treated as “indebtedness”;

Director	a director of the Company and shall include an Alternate Director;

Eligible Shareholder
a Member, other than a Nominating Shareholder or an Affiliate of a Nominating Shareholder, that complies with all applicable provisions of these Bye-laws and, together with its Affiliates, holds, at the time it proposes a candidate to the Nominating Committee, at least one per cent of the voting shares of the Company;

Enterprise Value	the value of the equity (as implied by the acquisition price) of the Target plus the aggregate amount of all Debt Obligations and preferred shares, minus cash and cash equivalents;

Fundamental Transaction	a merger, consolidation, amalgamation, conversion, reorganisation, scheme of arrangement, dissolution or liquidation involving any Group Company;

Governmental Entity	in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast,

okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organisations having jurisdiction over matters concerning intellectual property or (d) agency, commission, ministry, committee, inspectorate, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

Group	the Company and its Subsidiaries;

Group Company	any of the Company or its Subsidiaries;

Headquarters Budget
the annual budget of operating costs for the headquarters of the Company which shall specifically exclude the CEO’s remuneration and extraordinary costs, such as legal, consulting and accounting fees in connection with any litigation, acquisition, restructuring or financing, any financial advisory fees, any capitalised expenses and any other non-recurring items, and which shall be prepared by the Management Board;

Indebtedness
with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services; (b) all vendor financing obligations; (c) any amounts payable by such Person under capital leases or similar arrangements over their respective periods; (d) any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement; (e) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (f) any accrued dividends in respect of any capital stock or other ownership, membership or equity interests, whether declared or not; and (g) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business;

Independent	a Director who is “independent” within the meaning of the rules and regulations of the NYSE;

Independent Shareholder	any Member other than a Nominating Shareholder or any of the Permitted Transferees or Affiliates of a Nominating Shareholder;

Initial Budget Period	the meaning given in Bye-law 81.2;

Investment Bank	any of Citigroup Global Capital Markets Inc., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co. or Morgan Stanley & Co. Incorporated;

Issue Notice	the meaning given in Bye-law 2.3;

Law
any law, statute, constitution, treaty, rule, regulation, policy, guideline, directive, ordinance, code, judgment, ruling, order, writ, decree, normative act, instruction, information letter, injunction or determination of any Governmental Entity or any other pronouncement having the effect of law or regulation of any other country or any state, county, city or other political subdivision;

Lien
any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing;

Limit	the meaning given in Bye-law 16.1;

M&A Transaction
the purchase or acquisition, or the entry into an agreement to purchase or acquire, by the Company or any of its Subsidiaries of an interest in one or more companies, assets, businesses or similar transaction, including a transaction in which (a) the Company issues new equity interests (or derivative securities representing an interest therein) representing less than ten per cent of the issued Common and Convertible

Preferred Shares and/or (b) any of the Company’s Subsidiaries issue or transfer any equity interests (or derivative securities representing an interest therein) in such Subsidiary, in each case in any one transaction or series of related transactions;

Management Board
the management board comprising the CEO and those Senior Executives appointed pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or such of those persons as are present at a meeting at which there is a quorum;

Member
the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

New Issue	the meaning given in Bye-law 2.3;

Nominated Director	a Director nominated by a Nominating Shareholder;

Nominating Committee	the committee of the Supervisory Board established pursuant to Bye-law 54.3(a);

Nominating Shareholder	that Member of a Significant Shareholder Group that holds the greatest number of voting shares of the Company;

Non Pre-emptive Issue
an issue of Common Shares (or interests in Common Shares) (a) in connection with employee compensation awards; (b) in connection with a Related M&A Transaction; or (c) on the conversion of Convertible Preferred Shares;

NYSE	the New York Stock Exchange;

Officer	any person appointed by the Supervisory Board to hold an office in the Company;

Permitted Transferee
with respect to any Member, (a) any Affiliate of such Member in which such Member owns or controls, directly or indirectly, on a consolidated basis, more than 66 per cent of the securities having voting power for the election of directors or other governing body thereof or more than 66 per cent of the partnership or other ownership interests therein (other than as a limited partner), (b) any other Person which owns or controls, directly or indirectly, more than 66 per cent of the securities, on a consolidated basis, of such Member having voting power for the election of directors or other governing body of such first Person or more than 66 per cent of the partnership or other ownership interests therein (other than as a limited partner of such first Person), and (c) with respect to any individual Member, such transferees as are specifically designated “Permitted Transferees” pursuant to the Shareholders Agreement;

Person
any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organisation, trust, union, association or Governmental Entity, whether incorporated or unincorporated;

Potentially Competitive Transaction
an investment opportunity or an ownership increase in respect of an existing investment in a market or country where a party to the Shareholders Agreement at the time already has a direct or indirect interest or investment;

Pre-emptive Shareholders	those Members who are party to the Shareholders Agreement who hold Common Shares or Convertible Preferred Shares;

Register of Members	the register of members referred to in these Bye-laws (including any branch register of members maintained by the Company);

Registered Office	the registered office of the Company for the time being;

Related M&A Transaction
an M&A Transaction in which a Member that is a party to the Shareholders Agreement at that time (or any of its Affiliates, shareholders, principals, officers or directors) has any direct or indirect equity interest (other than equity interests with a fair market value less than US$25 million and that represent less than five per cent of the issued and outstanding equity interests of the counterparty or its Affiliates) in any counterparty, a Controlling Person of the counterparty or a Controlled Affiliate of the counterparty in such M&A Transaction;

Related Party Agreement
any loan, extension of credit, service, consultancy or similar agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and a Significant Shareholder or any of its Affiliates; provided that a Related M&A Transaction shall not constitute a Related Party Agreement;

Relevant Shares	the meaning given in Bye-law 16.3(d);

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Rule 10A-3	the meaning given in Bye-law 54.3(b);

Search Consultant
an internationally recognised reputable executive search firm with offices globally; provided that the Search Consultant is not then engaged by a Nominating Shareholder or any of its Affiliates and is not otherwise conflicted. The partner of the Search Consultant who is running the relevant search shall have his or her seat in Western Europe or the United States and shall engage, to the extent necessary, the Search Consultant’s branch offices, or a local search consultant, in Russia and the CIS to fulfil the assignment;

Second Budget Period	the meaning given in Bye-law 81.3;

Secretary
the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Supervisory Board to perform any of the duties of the Secretary;

Section 13(d) Group	the meaning given in Bye-law 16.1;

Senior Executives
the Company’s chief financial officer; the general director of any significant Subsidiary of the Company; the Company’s general counsel; the Company’s chief operating officer; the Company’s chief marketing officer; the Company’s head of investor relations; and the Company’s chief technology officer and the Company’s head of international M&A;

Shareholders Agreement
the Shareholders Agreement dated October 4, 2009, between and among the Company, Eco Telecom Limited, Altimo Holdings & Investments Ltd., Altimo Cooperatief U.A., Telenor Mobile Communications AS, Telenor East Invest AS, and such other Members as shall be party thereto from time to time, as amended or restated from time to time;

Significant Shareholder
any Member which, together with its Affiliates, its Controlling Persons and the Controlled Affiliates of those Controlling Persons, directly or indirectly owns or controls 25 per cent or more of the issued voting shares of the Company;

Significant Shareholder Group
a set of Members consisting of any Member and all of its Permitted Transferees, which set together holds, directly or indirectly, in the aggregate at least 25 per cent of the issued voting shares of the Company; provided that (a) if at any time there are more than two such sets of Members that would otherwise qualify as Significant Shareholder Groups, the “Significant Shareholder Groups” shall be those two of such sets of Members with the greatest aggregate number of voting shares of the Company; and (b) if a Significant Shareholder Group ceases to hold, directly or indirectly, in the aggregate at least 25 per cent of the issued voting shares of the Company, it shall continue to qualify as a Significant Shareholder Group for a further period of 6 months from the date of such cessation;

Special Election General Meeting	the meaning given in Bye-law 51.3(f);

Special Resolution
a resolution of the Company passed by Members representing not less than 75 per cent of the total voting rights of the Members who (being entitled to do so) vote in person or by proxy on the resolution;

Subsidiary
with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50 per cent of the securities having voting power for the election of directors or other governing body thereof or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner);

Supervisory Board
the board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

Target	in relation to an M&A Transaction, collectively the target company(ies), business(es) and/or asset(s) on a consolidated basis;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

Unaffiliated
an individual who is not an Affiliate of a party to the Shareholders Agreement at that time and who (a) is not and, within three years of any reference date, has not been an employee, officer, director, consultant, agent or greater-than-ten per cent shareholder of a party to the Shareholders Agreement at that time or any Subsidiary or Affiliate of a party to the Shareholders Agreement at that time, (b) is not a relative or family member of any Person described in (a), and (c) is otherwise independent of each party to the Shareholders Agreement at that time under the NYSE’s definition of “independence”;

Unaffiliated Director	a Director who is Unaffiliated and Independent;

Unrelated M&A Transaction	an M&A Transaction that is not a Related M&A Transaction; and

US$	United States Dollars.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(d)	a corporation shall be deemed to be present in person at a meeting if its representative, duly authorised pursuant to these Bye-laws, is present;

(e)	references to a company include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

(f)	references to writing include typewriting, printing, lithography, photography, electronic mail and other modes of representing or reproducing words in a legible and non-transitory form;

(g)
a reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and references to any communication being delivered or received, or being delivered or received at a particular place, include the transmission of an electronic or similar communication, and to a recipient identified in such manner or by such means, as the Supervisory Board may from time to time approve or prescribe, either generally or for a particular purpose;

(h)
references to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic or similar communication as the Supervisory Board may from time to time approve or prescribe, either generally or for a particular purpose;

(i)	references to a dividend include a distribution paid in respect of shares to Members out of contributed surplus or any other distributable reserve;

(j)
any reference to any statute or statutory provision (whether of Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force;

(k)
references to shares carrying the general right to vote at general meetings of the Company are to those shares (of any class or series) carrying the right to vote, other than shares which entitle the holders to vote only in limited circumstances or upon the occurrence of a specified event or condition (whether or not those circumstances have arisen or that event or condition has occurred); and

(l)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws, except that the definition of “attorney” in the Act shall not apply.

1.3	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1
Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Supervisory Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine.

2.2
Subject to the provisions of the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Supervisory Board before the issue or conversion.

2.3
If the Company proposes to issue Common Shares other than pursuant to a Non Pre-emptive Issue (a “New Issue”), it shall give the Pre-emptive Shareholders a written notice (an “Issue Notice”) of its intention to issue new Common Shares, the price per Common Share, which shall be a price in cash equal to the lowest price per Common Share at which any other Person is entitled to acquire Common Shares in that share issue (or the cash equivalent value thereof on the date of issue), the identity of the subscriber(s) and the principal terms on which the Company proposes to issue such new Common Shares. Each Pre-emptive Shareholder shall have ten Business Days from the delivery date of an Issue Notice to elect to subscribe for up to its entitlement to Common Shares for the price and on the terms specified in the Issue Notice by giving written notice to the Company and stating the number of Common Shares to be subscribed for (which number may not be greater than its entitlement). Each Pre-emptive Shareholder shall be entitled to subscribe for so many Common Shares as ensures that its percentage interest in voting shares in the Company is maintained after the issue of any Common Shares to other Persons. The issue of new Common Shares to any Pre-emptive Shareholder exercising its pre-emption right under this Bye-law and the payment therefor shall be completed simultaneously with the completion of the first issue and subscription for Common Shares in the New Issue.

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Supervisory Board shall think fit.

3.2	The Supervisory Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1	At the date of adoption of these Bye-laws, the authorised share capital of the Company is divided into Common Shares and Convertible Preferred Shares.

4.2	The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a)	except where Cumulative Voting applies, be entitled to one vote per Common Share, voting together with the holders of Convertible Preferred Shares as a single class;

(b)	be entitled to such dividends as the Supervisory Board may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company (subject to the rights of the holders of any preference shares in the Company then in issue having preferred rights on a return of capital) in respect of their holdings of Common Shares, pari passu and pro rata to the number of Common Shares held by each of them; and

(d)	generally be entitled to enjoy all of the rights attaching to common shares.

4.3	The holders of Convertible Preferred Shares shall, subject to the provisions of these Bye-laws:

(a)	except where Cumulative Voting applies, be entitled to one vote per share, voting together with the holders of Common Shares as a single class;

(b)	not be entitled to receive dividends;

(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, not be entitled to any payment or distribution in respect of the surplus assets of the Company; and

(d)
be entitled to convert their Convertible Preferred Shares, at their option and at any time (x) after the date which is two years and six calendar months after the date of issue of the relevant Convertible Preferred Shares but before the date which is five years after such date of issue and (y) during the period between the date on which a general offer under Bye-law 16.1 is announced and the final Business Day such offer is open for acceptance, in each case, in whole or in part, into Common Shares on the basis of one Common Share for one Convertible Preferred Share, on the following terms:

(i)
A holder of Convertible Preferred Shares shall notify the Company of an intended conversion at least 10 Business Days prior to the intended conversion date which must be a Business Day (the “Conversion Date”) by written notice (a “Conversion Notice”) accompanied by the relevant share certificate(s) (if any) delivered to the Secretary at the Registered Office, with a copy to the CEO, which notice shall be signed by or on behalf of the holder and shall state the Conversion Date and the number of Convertible Preferred Shares to be converted.

(ii)
On the Conversion Date for any Convertible Preferred Shares, subject to the Company having received the relevant Conversion Premium and share certificate(s) (if any), such Convertible Preferred Shares shall automatically and without further action on the part of the Company or any other Person be redesignated as Common Shares and the rights and restrictions attaching thereto shall be varied so that such Convertible Preferred Shares have all the rights and restrictions attaching to Common Shares.

(iii)
If any such redesignation or variation is then unlawful, the Company shall undertake all action permitted by Law for the conversion of the Convertible Preferred Shares at the earliest possible date, which action may include, without limitation, the repurchase of any shares, bonus or other issues of shares (in each case as approved by the Supervisory Board), the prosecution or defence of any legal proceedings to enable conversion to occur or any combination thereof.

(iv)
The Company shall not close its books against the transfer of Convertible Preferred Shares or Common Shares issued or issuable on conversion of Convertible Preferred Shares in any manner that interferes with the timely conversion of Convertible Preferred Shares. The Company shall assist and co-operate (but the Company shall not be required to expend substantial efforts or funds) with any holder of Convertible Preferred Shares required to make any filings with or obtain any approval from any Governmental Entity prior to or in connection with any conversion of Convertible Preferred Shares (including, without limitation, making any filings required to be made by or obtaining any approvals required to be obtained by the Company).

(v)
Prior to the Conversion Date for any Convertible Preferred Shares, the holder thereof shall pay to the Company in cleared funds an amount (the “Conversion Premium”) equal to the number of Common Shares into which the Convertible Preferred Shares are to be converted multiplied by the greater of (A) the closing mid market price for Common Shares on the NYSE on the date of the Conversion Notice; and (B) the 30 day volume weighted average price on the NYSE of the Common Shares on the date of the Conversion Notice; provided that the date of the Conversion Notice for purposes of determining the amount of the Conversion Premium due to an event described by Bye-law 4.3(d)(vii) or Bye-law 16.1 shall be the Business Day prior to the date on which such transaction or general offer is announced publicly and the Conversion Premium per convertible Preference Share shall be the lower of (A) the closing mid market price for Common shares on the NYSE on the date of the Conversion Notice; and (B) the 30 day volume weighted average price on the NYSE of the Common Shares on the date of the Conversion Notice. On conversion, the Conversion Premium shall be treated as contributed surplus, unless and to the extent applicable Law requires it to be treated as share capital, share premium or in some other manner.

(vi)	No consolidation or sub-division of Common Shares shall occur unless the Convertible Preferred Shares are consolidated or sub-divided in the same manner at the same time.

(vii)
If, before the conversion of any Convertible Preferred Shares, there is any Fundamental Transaction involving the Company or sale of all or substantially all of the assets of the Company which results in a distribution of money, securities or other property to the holders of Common Shares, then, as part of such transaction, provision shall be made so that the holders of Convertible Preferred Shares shall have the right to receive, upon the deemed conversion of such Convertible Preferred Shares, the number of shares or securities or property of the Company to which a holder of the number of Common Shares deliverable on conversion of such Convertible Preferred Shares would have been entitled in connection with such transaction if such holder had converted its Convertible Preferred Shares and paid the applicable Conversion Premium immediately prior to the completion of such transaction, subject to a reduction equal to the amount of the deemed Conversion Premium. The Company shall make appropriate provisions to ensure that the requirements of this paragraph are effected.

(viii)
The Company shall at all times reserve and keep available out of its authorised but unissued Common Shares, solely for the purpose of issue on the conversion of Convertible Preferred Shares, not less than the number of Common Shares issuable on the conversion of all Convertible Preferred Shares that may then be converted. All Common Shares which are so issuable shall, when issued and on payment of the Conversion Premium, be duly and validly issued, fully paid and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such Common Shares may be so issued without violation of any applicable Law or any requirements of the NYSE (except for official notice of issue which shall be immediately delivered by the Company on each such issue).

(ix)
Any Convertible Preferred Shares which have not been converted into Common Shares by the date which is five years after the date of their issue shall be immediately redeemed by the Company on such date on payment to the holders thereof of a redemption price of US$0.001 per share. Redemption shall be effected by a written notice from the Company to the holders thereof stating: (A) the redemption date; (B) the number of Convertible Preferred Shares to be redeemed; and (C) the place or places where certificates for such Convertible Preferred Shares (if any) are to be surrendered and shall be accompanied by the redemption price for the Convertible Preferred Shares to be redeemed (rounded up to the nearest whole cent). Convertible Preferred Shares which have been redeemed shall be cancelled and shall not be available for re-issue.

4.4
Subject to the rights provided in Bye-law 2.3, at the discretion of the Supervisory Board, whether or not in connection with the issue and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Supervisory Board, including, without limiting the generality of this authority, conditions that preclude or limit any Person or Persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the Person or Persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.5
All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1
The Supervisory Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue), including any amounts unpaid in respect of any part of the Conversion Premium, and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Supervisory Board be liable to pay the Company interest on the amount of such call at such rate as the Supervisory Board may determine, from the date when such call was payable up to the actual date of payment. The Supervisory Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2
Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable, on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs, charges and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.	Prohibition on Financial Assistance

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any Person of any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted under the Act.

7.	Forfeiture of Shares

7.1
If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Supervisory Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
— Ltd.
(the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [    ], 20[    ], in respect of the [number and class] share(s) standing in your name in the Register of Members of the Company, on the [    ] day of [    ], 20[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [    ] day of [    ], 20[    ] at the Registered Office of the Company the share(s) will be liable to be forfeited.

Dated this [    ] day of [    ], 20[    ]

_______________________________________

[Signature of Secretary] By Order of the Supervisory Board

7.2
If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Supervisory Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Supervisory Board shall determine.

7.3
A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4
The Supervisory Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1
Unless the Supervisory Board determines that shares in the capital of the Company shall not be certificated, every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or Officer or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Supervisory Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the Person to whom the shares have been allotted.

8.3
If any share certificate shall be proved to the satisfaction of the Supervisory Board to have been worn out, lost, mislaid, or destroyed the Supervisory Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.	Trading Facilities

9.1
Notwithstanding any provisions of these Bye-laws, the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form. Unless otherwise determined by the Directors and permitted by the Act and any other applicable laws and regulations, no Person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

9.2
Without prejudice to Bye-law 9.1 but notwithstanding any other provisions of these Bye-laws, the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement and/or approve any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of interests in shares in the capital of the Company in the form of depositary receipts or similar interests, instruments or securities, and the holding and transfer of such receipts, interests, instruments or securities in uncertificated form and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares in the capital of the Company represented thereby. The Directors may from time to time take such actions and do such things as they may, in their absolute discretion, think fit in relation to the operation of any such arrangements.

10.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares of the relevant class.

REGISTRATION OF SHARES

11.	Register of Members

11.1	The Supervisory Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

11.2
The Register of Members shall be open to inspection without charge at the Registered Office on every business day, subject to such reasonable restrictions as the Supervisory Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole 30 days in each year.

12.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other Person.

13.	Transfer of Registered Shares

13.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Supervisory Board may accept:

Transfer of a Share or Shares
— Ltd.
(the “Company”)

FOR VALUE RECEIVED                     [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number and class] of shares of the Company.

DATED this [    ] day of [    ], 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.2
Except as otherwise provided in these Bye-laws, such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Supervisory Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

13.3
If shares are certificated, the Supervisory Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Supervisory Board may reasonably require to show the right of the transferor to make the transfer.

13.4
The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

13.5
The Supervisory Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid. The Supervisory Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

13.6	The Supervisory Board may in its absolute discretion refuse to register the transfer of a share if the proposed transfer would not, if registered, comply with the terms of the Shareholders Agreement.

13.7
The Supervisory Board may in its absolute discretion refuse to register the transfer of a share if following the registration of such transfer, any such transferee would (directly or indirectly, by itself or together with its Affiliates or a group of transferees which are Controlled Affiliates of the same Controlling Person) become a Significant Shareholder but such transferee has not become a party to the Shareholders Agreement prior to such transfer; provided that this Bye-law shall not apply to a transfer where the transferee acquires shares in the market from a third party resulting in the transferee becoming a Significant Shareholder if the Supervisory Board determines that the transferor had no knowledge of the transferee’s intent to acquire such additional shares at the time of transfer.

13.8
If the Supervisory Board refuses to register a transfer of any share the Secretary shall, within two months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

14.	Foreign Securities Laws

14.1
The Supervisory Board may, in its absolute and unfettered discretion, decline to register the transfer of any shares if it believes that registration of such shares or transfer is required under the laws of any jurisdiction and such registration has not been effected, save that the Supervisory Board may request and rely on an opinion of counsel to the transferor or transferee, in form and substance satisfactory to the Supervisory Board, that no such registration is required.

14.2
The Supervisory Board shall have the authority to request from any direct or indirect holder of shares, and such holder shall provide, such information as the Supervisory Board may request for the purpose of determining whether any transfer contemplated by Bye-law 14.1 should be permitted.

15.	Transmission of Registered Shares

15.1
In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only Persons recognised by the Company as having any title to the deceased

Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other Persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other Person as the Supervisory Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

15.2
Any Person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Supervisory Board may deem sufficient or may elect to nominate some Person to be registered as a transferee of such share, and in such case the Person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
— Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number and class] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ], 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

15.3
On the presentation of the foregoing materials to the Supervisory Board, accompanied by such evidence as the Supervisory Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Supervisory Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

15.4
Where two or more Persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

16.	Mandatory Offers

16.1
Any Person who, individually or together with any of its Affiliates or any other members of a “group”, within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended (a “Section 13(d) Group”) of which it is a part, directly or indirectly, in any manner, acquires Beneficial Ownership of any Common Shares or Convertible Preferred Shares (including, without limitation, through the acquisition of ownership or control of another Member or a Controlling Person of another Member or through the direct or indirect acquisition of derivative securities) which, taken together with Common Shares or Convertible Preferred Shares already Beneficially Owned by it or any of its Affiliates or its Section 13(d) Group, in any manner, carry 50 per cent. or more of the voting rights of the Company (the “Limit”), shall, within 30 days of acquiring such shares, make a general offer to all holders of Common Shares (including any Common Shares issued on the conversion of Convertible Preferred Shares during the offer period) and Convertible Preferred Shares to purchase their shares complying with Bye-law 16.4. For the purposes of this Bye-law 16.1, none of a Nominating Shareholder and its Permitted Transferees shall be deemed to form a Section 13(d) Group with any other Nominating Shareholder or any of its Permitted Transferees, nor shall a party to the Shareholders Agreement be deemed to form part of a Section 13(d) Group with any other party to the Shareholders Agreement solely by virtue of any such party’s rights and obligations under the Shareholders Agreement.

16.2	Where any Person breaches the Limit and does not make an offer as required by Bye-law 16.1, that Person is in breach of these Bye-laws.

16.3	The Supervisory Board may do all or any of the following where it has reason to believe that the Limit is or may be breached:

(a)
require any Member or Person appearing or purporting to be interested in any shares of the Company to provide such information as the Supervisory Board considers appropriate to determine any of the matters under this Bye-law 16;

(b)	have regard to such public filings as it considers appropriate to determine any of the matters under this Bye-law 16;

(c)	make such determinations under this Bye-law 16 as it thinks fit, either after calling for submissions from affected Members or other Persons or without calling for such submissions;

(d)
determine that the voting rights attached to all shares held by such Persons, or in which such Persons are or may be interested (“Relevant Shares”) are from a particular time suspended and incapable of being exercised for a definite or indefinite period and such Person (and any proxy to the extent appointed by him to act in that capacity) shall for this period of time cease to be entitled to receive notice of any meeting of the Members;

(e)	determine that some or all of the Relevant Shares will not carry any right to any dividends or other distributions from a particular time for a definite or indefinite period; and

(f)	take such other action as it thinks fit for the purposes of this Bye-law 16 including:

(i)	prescribing rules (not inconsistent with this Bye-law 16);

(ii)	setting deadlines for the provision of information;

(iii)	drawing adverse inferences where information requested is not provided;

(iv)	making determinations or interim determinations;

(v)	executing documents on behalf of a Member;

(vi)	converting any Relevant Shares held in uncertificated form into certificated form, or vice-versa; and

(vii)	changing any decision or determination or rule previously made.

16.4	A general offer under Bye-law 16.1 complies with this Bye-law if:

(a)	the offer is unconditional in all respects and is open for acceptance for a period of not less than 30 days;

(b)	the making or implementation of the offer is not dependent on the passing of a resolution at any meeting of shareholders of the offeror; and

(c)	the offer is in cash or is accompanied by a cash alternative, in each case, at an offer price:

(i)	per Common Share not less than the greater of:

(1)
the highest price paid by the offeror, any of its Affiliates or any member of its Section 13(d) Group for any interest in Common Shares during the six months prior to the date on the Limit was exceeded;

(2)	the 180 day volume weighted average price on the NYSE of the Common Shares on the date on which the Limit was exceeded; and

(3)
if, before the offer closes for acceptance, the offeror, any of its Affiliates or any member of its Section 13(d) Group acquires any interest in Common Shares at above the offer price, the highest price paid for the interest in the shares so acquired

(the “Offer Price”); and

(ii)	per Convertible Preferred Share equal to the Offer Price less the Conversion Premium calculated in accordance with Bye-law 4.3(d)(v).

16.5
The requirement for an offer to be made in accordance with this Bye-law may be waived by a vote of a majority of Members voting in person or by proxy at a general meeting, excluding for all purposes of the vote the Member or Members in question and their Affiliates.

16.6
Any one or more of the Directors may act as the attorney(s) of any Member in relation to the execution of documents and other actions to be taken for the sale of Relevant Shares determined by the Supervisory Board under this Bye-law 16.

ALTERATION OF SHARE CAPITAL

17.	Power to Alter Capital

17.1
The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

17.2
Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Supervisory Board may deal with or resolve the same in such manner as it thinks fit including (without limitation) in the way prescribed in Bye-law 17.3 below.

17.3
The Supervisory Board may sell shares representing the fractions to any Person (including the Company) for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion amongst the Persons to whom such fractions are attributable (except that if the amount due to a Person is less than US$5.00, or such other sum as the Supervisory Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Supervisory Board may authorise a Person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the Person entitled by transmission to, them to the purchaser or as the purchaser may direct or implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares.

17.4
The purchaser will not be bound to see to the application of the purchase moneys in respect of any such sale. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Bye-law 17.3 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

18.	Variation of Rights Attaching to Shares

18.1
Subject to the Act and, if relevant, the approval required pursuant to Bye-law 83 and save for a conversion of Convertible Preferred Shares effected by a variation of rights pursuant to Bye-law 4.3(d), all or any of the special rights for the time being attached to any class of shares for the time being in issue may, unless otherwise expressly provided in the rights attaching to or by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up), be altered or abrogated with the consent in writing of the holders of the issued shares of such class carrying 75 per cent or more of all of the votes capable of being cast at the relevant time at a separate general meeting of the holders of the shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of shares of that class by a majority of the votes cast.

18.2
All the provisions of these Bye-laws relating to general meetings of the Company shall apply mutatis mutandis to any separate general meeting of any class of Members, except that the necessary quorum shall be one or more Members present in person or by proxy holding or representing at least 50 per cent plus one share of the shares of the relevant class.

18.3
The special rights conferred on the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered or abrogated by (a) the creation or issue of further shares ranking pari passu with them, (b) the creation or issue for full value (as determined by the Supervisory Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them or (c) the purchase or redemption by the Company of any of its own shares.

DIVIDENDS AND CAPITALISATION

19.	Dividends

19.1
The Supervisory Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members holding shares entitled to the payment of dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie, including without limitation the issue by the Company of shares or other securities, in which case the Supervisory Board may fix the value for distribution in specie of any assets, shares or securities. No unpaid dividend shall bear interest as against the Company. The exact amount and timing of any dividend declarations and payments shall, subject to the requirements of the Act, be determined by the Supervisory Board.

19.2	The Supervisory Board may fix any date as the record date for determining the Members entitled to receive any dividend.

19.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

19.4
The Supervisory Board may declare and make such other distributions (in cash or in specie) to the Members holding shares entitled to distributions as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

19.5	Except insofar as the rights attaching to, or the terms of issue of, any shares otherwise provide:

(a)
all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of a call may be treated for the purpose of this Bye-law as paid up on the share; and

(b)
dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares in respect of which the dividend is paid during any portion or portions of the period in respect of which the dividend is paid.

20.	Power to Set Aside Profits

The Supervisory Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for any other purpose.

21.	Method of Payment

21.1
Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or by direct transfer to such bank account as such Member may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to such Persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque, warrant or direct transfer shall be sent at the risk of the Person entitled to the money represented thereby. If two or more Persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.

21.2
The Supervisory Board may deduct from the dividends or distributions payable to any Member (either alone or jointly with another) by the Company in respect of any shares all moneys (if any) due from such Member (either alone or jointly with another) to the Company on account of calls or otherwise.

21.3
Any dividend or other moneys payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Supervisory Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

21.4
The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least three consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

22.	Capitalisation

22.1
The Supervisory Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

22.2
The Supervisory Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full partly or nil paid up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

23.	Annual General Meetings
The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the CEO or the Supervisory Board shall appoint

24.	Special General Meetings

The CEO or the Supervisory Board may convene a special general meeting whenever in their judgment such a meeting is necessary. The Supervisory Board shall, on the requisition in writing of Members holding such number of shares as is prescribed by, and made in accordance with, the Act, convene a special general meeting in accordance with the Act. Each special general meeting shall, subject to the Act and these Bye-laws, be held at such time and place as the CEO or the Supervisory Board shall appoint.

25.	Notice

25.1
At least 30 Clear Days notice of an annual general meeting (other than an adjourned meeting) shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

25.2
At least 30 Clear Days notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

25.3
The CEO or Supervisory Board may fix any date that is not more than 60 Clear Days prior to any general meeting as the record date for determining the Members entitled to receive notice of and to vote at such general meeting.

25.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting and together holding not less than 95 per cent in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

25.5
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting. A Member present, either in person or by proxy, at any annual general meeting or special general meeting of the holders of any class of shares shall be deemed to have received proper notice of that meeting and, where required, the purpose for which it was called.

26.	Giving Notice and Access

26.1	A notice or other document may be given by the Company to a Member:

(a)	by delivering it to such Member in person; or

(b)	by sending it by letter mail or courier to such Member’s address in the Register of Members; or

(c)
(excluding a share certificate) by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose or by such other means as the Supervisory Board may decide and which are permitted by applicable laws or regulations and not prohibited by the Act; or

(d)	in accordance with Bye-law 26.3.

26.2
Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more Persons, be given to whichever of such Persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

26.3
Each Member shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

26.4
Save as provided by Bye-laws 26.5 and 26.6, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, at the time when it was posted, delivered to the courier or transmitted by facsimile, electronic mail, or such other method as the case may be.

26.5
Notice delivered by letter mail shall be deemed to have been served 48 hours after the time on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or Bermuda.

26.6
In the case of information or documents delivered in accordance with Bye-law 26.3, service shall be deemed to have occurred when (i) the Member is notified in accordance with Bye-law 26.1 of the website posting; and (ii) the information or document is published on the website.

26.7
The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register of Members if the Supervisory Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or relevant stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

26.8
If at any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each Person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case, the Company shall send confirmatory copies of the notice by post if at least five Clear Days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

27.	Postponement or Cancellation of General Meeting

The Supervisory Board may postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to the Members in accordance with these Bye-laws.

28.	Attendance and Security at General Meetings

28.1
If so permitted by the Supervisory Board or the chairman in relation to a general meeting, members may participate in such general meeting by such electronic means as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.2
The Supervisory Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Supervisory Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a Person who refuses to comply with any such arrangements, requirements or restrictions.

29.	Quorum at General Meetings

29.1
Except as otherwise provided by the Act or these Bye-laws, at any general meeting two or more Persons present in person at the start of the meeting and having the right to attend and vote at the meeting and holding or representing in person or by proxy at least 50 per cent plus one voting share of the total issued voting shares in the Company at the relevant time shall form a quorum for the transaction of business.

29.2
If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the CEO may determine. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. If the CEO shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws. A meeting may not be adjourned under this Bye-law 29.2 to a day which is more than 90 days after the day originally appointed for the meeting.

30.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the chairman of the Supervisory Board, if there be one, shall act as chairman at all meetings of the Members at which such person is present. If there is no such chairman, or if at any meeting the chairman is not present within 15 minutes after the time appointed for holding the meeting, the Directors present shall appoint one of their number who is willing to act as chairman or, if only one Director is present, he shall act as chairman, if willing to act. If none of the Directors present is willing to act as chairman, the Director or Directors present may appoint any other Officer who is present and willing to act as chairman. In default of any such appointment, the Persons present and entitled to vote shall elect any Officer who is present and willing to act as chairman or, if no Officer is present or if none of the Officers present is willing to act as chairman, one of their number to be chairman.

31.	Voting on Resolutions

31.1	Subject to the Act and these Bye-laws, a resolution may only be put to a vote at a general meeting of the Company or of any class of Members if:

(a)	it is proposed by or at the direction of the Supervisory Board;

(b)	it is proposed at the direction of a court;

(c)
it is proposed on the requisition in writing of such number of Members as is prescribed by, and is made in accordance with, the relevant provisions of the Act or these Bye-laws provided that any such resolution concerning the subject matter addressed in Bye-laws 39, 40, 41, 42, 43, 44, 45, 46,

51.2, 51.3, 51.4, 56 or 83 which has not been authorised or recommended by the Supervisory Board or is otherwise in contravention of these Bye-laws shall require a resolution of the Company passed by Members representing not less than 66.66 per cent of the total voting rights of the Members who (being entitled to do so) vote in person or by proxy on the resolution; or

(d)	the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

31.2	Subject to the Act and to the Bye-laws specified below:

(a)	16.5 (Whitewash for Mandatory Offers);

(b)	31.1(c) (Approval of certain resolutions requisitioned by Members);

(c)	42.2 (Cumulative voting for Directors);

(d)	51.3(f) (Voting at Special Election General Meetings);

(e)	55.4(c) (Fundamental Transactions involving the Company);

(f)	56.3 (M&A Transactions); and

(g)	83 (Changes to the Bye-laws)

any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a simple majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

31.3	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls or other sums presently payable on all shares held by such Member.

31.4
No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting. At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

31.5
At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

32.	Voting on a Poll Required

32.1
Notwithstanding anything in these Bye-laws to the contrary, at any meeting of the Members a resolution put to the vote of the meeting shall, in each instance, be voted upon by a poll. Except where Cumulative Voting applies, every Person present at a meeting of the Members shall have one vote for each share of which such Person is the holder or for which such Person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by electronic means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. A Person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

32.2
A poll for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct.

32.3
Each Person physically present and entitled to vote shall be furnished with a ballot paper on which such Person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken. Each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each Person present by telephone, electronic or other communications facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Persons appointed by the chairman for the purpose or an independent scrutineer at the chairman’s discretion. The result of the poll shall be declared by the chairman.

33.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

34.	Instrument of Proxy

34.1
A Member may appoint a proxy by (a) an instrument appointing a proxy in writing in such form as the Supervisory Board may determine from time to time; or (b) such telephonic, electronic or other means as may be approved by the Supervisory Board from time to time.

34.2	The appointment of a proxy or a corporate representative in relation to a particular meeting shall, unless the contrary is stated, be valid for any adjournment of the meeting.

34.3
A Member may appoint one or more standing proxies, with or without the power of substitution, or (if a corporation) one or more standing representatives by delivery to the Registered Office (or at such other place as the Supervisory Board may from time to time specify for such purpose) of evidence of such appointment(s). If a Member appoints more than one standing proxy or standing representative which appointments may allow the standing proxy or standing representative to vote generally or only in respect of a specified item of business, each appointment shall specify the number and class of shares held by the relevant Member in respect of which the standing proxy or standing representative has been appointed and any restrictions or limitations pursuant to which the standing proxy or standing representative is subject. The appointment of such a standing proxy or representative shall be valid for every general meeting and adjourned meeting until such time as it is revoked by notice to the Company or the Member ceases to be a Member, but:

(a)
the appointment of a standing proxy or representative may be made on an irrevocable basis and may be limited to any particular item or items of business or be unlimited and the Company shall recognise the vote or abstention of the proxy or representative given in accordance with the terms of such an appointment, to the exclusion of the vote of the Member, until such time as the appointment ceases to be effective in accordance with its terms;

(b)
(subject to Bye-law 34.3(a)) the appointment of a standing proxy or representative shall be deemed to be suspended at any meeting or poll taken at any meeting at which the Member is present or in respect of which the Member has specifically appointed another proxy or representative; and

(c)
the Supervisory Board may from time to time require such evidence as it deems necessary as to the due execution and continuing validity of the appointment of any proxy or representative and, if it does so, the appointment of the proxy or representative shall be deemed to be suspended until such time as the Supervisory Board determines that it has received the required evidence or other evidence satisfactory to it.

34.4
The appointment of a proxy must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the Person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted may be treated as invalid. The Supervisory Board may waive any requirements as to the delivery of proxies, either generally or in any particular case.

34.5
Subject to Bye-law 34.10 and subject as mentioned in this Bye-law, an instrument or other form of communication appointing or evidencing the appointment of a proxy or corporate representative shall not be treated as valid until 24 hours after the time at which it, together with such evidence as to its due execution as the Supervisory Board may from time to time require, is delivered to the Registered Office (or to such other place or places as the Supervisory Board may from time to time specify for the purpose).

34.6	If the terms of appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the

Member who conferred such power. All the provisions of these Bye-laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutatis mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

34.7
The appointment of a proxy, whether a standing proxy or a proxy relating to a particular meeting, shall be deemed, unless the contrary is stated, to confer authority to vote on any amendment of a resolution and on any other resolution put to a meeting for which it is valid in such manner as the proxy thinks fit.

34.8
A vote given by proxy, whether a standing proxy or a proxy relating to a particular meeting, shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the appointment of the proxy or of the authority under which it was executed, unless notice of such death, insanity or revocation was received by the Company at the Registered Office (or at any other place as may be specified for the delivery of instruments or other forms of communication appointing or evidencing the appointment of proxies in the notice convening the meeting or in any other information sent to Members by or on behalf of the Supervisory Board in relation to the meeting) at least one hour before the commencement of the meeting or adjourned meeting at which the vote is given or by such later time as the Supervisory Board may decide, either generally or in any particular case.

34.9
Notwithstanding the preceding provisions of these Bye-laws, the Supervisory Board may decide, either generally or in any particular case, to treat an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative as properly delivered for the purposes of these Bye-laws if a copy or facsimile image of the instrument is sent by electronic means to the Registered Office (or to such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any other information sent by or on behalf of the Supervisory Board in relation to the meeting or adjourned meeting).

34.10
Subject to the Act, the Supervisory Board may also at its discretion waive any of the provisions of these Bye-laws relating to the execution and deposit of an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative or any ancillary matter (including, without limitation, any requirement for the production or delivery of any instrument or other communication to any particular place or by any particular time or in any particular way) and, in any case in which it considers it appropriate, may accept such verbal or other assurances as it thinks fit as to the right of any Person to attend and vote on behalf of any Member at any general meeting.

34.11	A Member who is the holder of two or more shares may appoint more than one proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of different shares.

34.12	A proxy need not be a Member.

35.	Representation of Corporate Member

35.1
A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

35.2
A Member which is a corporation may, by written instrument, appoint more than one such authorised representative (with or without appointing any Persons in the alternative) at any such meeting provided that such appointment specifies the number of shares in respect of which each such appointee is authorised to act as representative, not exceeding in aggregate the number of shares held by the appointor and carrying the right to attend and vote at the relevant meeting.

35.3
Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

36.	Adjournment of General Meeting

36.1
The chairman of any general meeting at which a quorum is present may with the consent of Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), adjourn the meeting.

36.2
In addition, the chairman may adjourn the meeting to another time and place or sine die without such consent or direction, and whether or not a quorum is present, at the direction of the Supervisory Board (prior to or at the meeting) or if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of Persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

36.3
Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

36.4
When a meeting is adjourned for three months or more or sine die, not less than ten Clear Days notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Except as expressly provided by these Bye laws, it shall not be necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting from which the adjournment took place.

37.	Written resolutions
Section 77A of the Act shall not apply to the Company.

38.	Directors’ Attendance at General Meetings
The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

39.	Composition of the Supervisory Board
The Supervisory Board shall consist of:

39.1	three Unaffiliated Directors; and

39.2	six Nominated Directors, three of whom shall be nominated by each Nominating Shareholder in accordance with Bye-law 40.

40.	Nominated Directors

40.1
At least six months prior to the proposed date of an annual general meeting, the Nominating Committee shall request nominations from each Nominating Shareholder for candidates to become Nominated Directors. Nominations of Nominated Directors shall be by notice to the Nominating Committee not less than 40 Clear Days before the proposed date of an annual general meeting and shall be signed by or on behalf of the relevant Nominating Shareholder and shall take effect on delivery to the Nominating Committee at the Registered Office or, if earlier, on service on the CEO.

40.2
Persons so nominated shall be put forward by the Nominating Committee to the Supervisory Board and shall be proposed by the Supervisory Board for election as Directors by the Members at the annual general meeting in question. For the avoidance of doubt, the Supervisory Board shall have no discretion to refuse to put forward for election any candidate so nominated.

40.3
If a Nominating Shareholder defaults in nominating any or all of its Nominated Directors as provided in Bye-law 40.1, the Nominating Committee shall select candidates to fill any vacant position(s) on that Nominating Shareholder's behalf. These candidates shall be selected from those candidates identified to fill the position of Unaffiliated Director pursuant to Bye-law 41.1 and shall be the last candidate(s) to be eliminated as Unaffiliated Director candidates pursuant to the procedure set out in Bye-law 41.1. Any Directors so nominated shall, on election be considered Nominated Directors nominated by the Nominating Shareholder in default, subject to that Nominating Shareholder’s rights to remove and replace the such Nominated Director(s) at any time pursuant to Bye-laws 45.1 and 46.2.

41.	Unaffiliated Directors

41.1
At least six months prior to the proposed date of an annual general meeting, the Nominating Committee shall notify each Nominating Shareholder of the Nominating Committee's intention to select candidates for the three Unaffiliated Directors. Each Nominating Shareholder may nominate up to three candidates. If, at that time, at least two of the Nominated Directors previously nominated by each Nominating Shareholder propose to the Nominating Committee that the three then-current Unaffiliated Directors each serve another term as a Director, and each Unaffiliated Director agrees to serve another term as a Director, then the Nominating Committee shall accept such recommendation. If such a proposal is not received from at least two of the Nominated Directors previously nominated by each Nominating Shareholder or if any then-current Unaffiliated Director does not so agree, the Nominating Committee shall engage a Search Consultant selected by the committee members to propose ten candidates who meet the candidate considerations set out in Bye-law 41.2 to become the three Unaffiliated Directors (which proposal shall include all then-current Unaffiliated Directors unless any Unaffiliated Director explicitly requests not to be considered for another term). Each Nominating Shareholder may propose up to three candidates to the Search Consultant but the Search Consultant shall not be required to include any such candidate in its proposal. As soon as possible after the Nominating Committee receives the Search Consultant’s proposal, it shall provide a copy of the proposal to the Supervisory Board and convene a meeting of the Nominating Committee at which one of the Nominated Directors previously nominated by each Nominating Shareholder shall also attend. The Nominating Committee shall remove three proposed candidates at the request of each Nominated Director (six candidates in the aggregate) in a process where each Nominated Director alternates in removing one candidate at a time, and continuing sequentially until up to six candidates have been eliminated (and the Nominating Shareholders shall alternate, in even and odd numbered calendar years, in having their Nominated Director select the first candidate to be removed). The Nominating Committee shall then select three candidates from the remaining list of four candidates as its recommendation to the Supervisory Board and who shall be proposed by the Supervisory Board for election as the three Unaffiliated Directors at the annual general meeting. For the avoidance of doubt, the Supervisory Board shall have no discretion to refuse to put forward for election any candidate so nominated by the Nominating Committee.

41.2	Unless otherwise specified, each item listed below shall be a requirement for an Unaffiliated Director candidate selected by the Search Consultant:

(i)	Unaffiliated;

(ii)	Fluency in English;

(iii)	Ability and willingness to travel to attend Supervisory Board meetings on a regular basis;

(iv)	Ability and willingness to serve on the Nominating Committee, the Audit Committee, the Compensation Committee and any other committee of the Supervisory Board;

(v)	Ability and willingness to serve as chairman of the Supervisory Board; and

(vi)	Experience in telecommunications is a plus, but not a requirement.

41.3
Up to and until the end of the first fiscal year in which the Group derives more than 33 per cent of its consolidated revenue from sources outside Russia and Ukraine, (a) at least 6 of the Unaffiliated Director candidates selected by the Search Consultant shall be required to meet the criteria specified in item (i) below and of those candidates, at least 4 must also be conversant in Russian, and (b) at least 6 of the Unaffiliated Director candidates selected by the Search Consultant shall be required to meet the criteria specified in item (ii) below:

(i)	Meaningful experience in Russia, Ukraine or countries in the CIS where the Company is operational and preferably other emerging markets (as a senior executive or as a director); and

(ii)
Experience as a senior executive or director in a large, publicly traded international company (with annual revenues exceeding US$3 billion) that is listed in Western Europe, North America, Japan, Singapore, Hong Kong or Australia.

41.4
No Member, nor any Director nominated by it, shall commence any Action in respect of, or otherwise challenge, any proposal from the Search Consultant identifying candidates for election as Unaffiliated Directors on the basis of a claim that one or more of the candidates identified in such proposal do not meet the applicable criteria specified in Bye-law 41.2.

41.5
Subject to Bye-law 41.2, in addition to the candidates submitted to the Nominating Committee pursuant to Bye-law 41.1, during the period commencing six months after the immediately preceding annual general meeting (the “Advance Notice Date”) and ending nine months after such meeting date, an Eligible Shareholder may suggest one, and not more than one, candidate for consideration as an Unaffiliated Director to the Nominating Committee in accordance with this Bye-law 41.5. The Nominating Committee shall not be required to consider any candidate proposed pursuant to this Bye-law 41.1 unless such candidate satisfies the candidate considerations set out in Bye-law 41.2 and would, if elected to the Supervisory Board, constitute an Unaffiliated Director. Notwithstanding any such candidate’s compliance with the candidate considerations set out in Bye-law 41.2, the Nominating Committee shall not be obliged to include any such candidate among those it puts forward to the Supervisory Board for proposal to the Members. Any such recommendations that, in the opinion of the Nominating Committee, satisfy the candidate considerations set out in Bye-law 41.2, shall be provided to the Search Consultant for inclusion in the Search Consultant's list of proposed candidates to become an Unaffiliated Director.

41.6
A maximum of two candidates suggested by Eligible Shareholders shall be considered by the Nominating Committee. If the Nominating Committee receives more than two suggested candidates from Eligible Shareholders in compliance with these Bye-laws, then the two candidates to be considered shall be determined by the size (from largest to smallest) of the Beneficial Ownership of the suggesting Eligible Shareholders of voting shares in the Company as at the Advance Notice Date.

41.7	Bye-law 41.5 provide the exclusive method for Members (other than Nominating Shareholders and their Affiliates) to suggest candidates for Unaffiliated Directors to the Nominating Committee.

41.8
Persons recommended by the Nominating Committee to become the three Unaffiliated Directors in accordance with this Bye-law 41 shall be proposed by the Supervisory Board for election as Unaffiliated Directors by the Members at the annual general meeting.

42.	Election of Directors

42.1	The Directors shall be elected at each annual general meeting of the Company.

42.2
All Directors shall be elected by Cumulative Voting. By way of illustration only, if there were ten candidates proposed to the Members at a general meeting for election as Directors but only nine available Director positions, a Member holding 100 voting shares would be entitled to apportion 900 votes among the ten candidates, and the nine candidates achieving the highest number of votes of all the voting Members would be elected to the Supervisory Board.

42.3
A Director shall (unless he is removed from office or his office is vacated in accordance with these Bye-laws) hold office until the next following annual general meeting in accordance with these Bye-laws.

42.4
Unless otherwise required by the Act, at any general meeting where the election of Directors is presented to the Members, the Nominating Shareholders shall not propose more candidates to the Members than there are available Director positions to be filled.

42.5	Subject to the right of:

(a)	any number of Members representing not less than one-twentieth of the total voting rights of all the Members, or

(b)	not less than one hundred Members,

acting in accordance with the Act, to nominate any Person as an Unaffiliated Director at a general meeting, no other Person shall be appointed a Director unless such Person is proposed by the Supervisory Board based on the Nominating Committee's recommendation.

42.6
All Directors, upon election or appointment (but not on re-appointment), must provide written acceptance of their appointment, in such form as the Supervisory Board may think fit, by notice in writing to the Registered Office within 30 days of their appointment.

43.	No Share Qualification

A Director shall not be required to hold any shares in the capital of the Company by way of qualification. A Director who is not a Member shall nevertheless be entitled to attend and speak at general meetings and at any separate meeting of the holders of any class of shares in the capital of the Company

44.	Alternate Directors

44.1
Any Director nominated by a Nominating Shareholder may appoint another Director nominated by such Nominating Shareholder to act as a Director in the alternative to himself by notice in writing to the Registered Office. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

44.2
An Alternate Director shall be entitled to receive notice of all meetings of the Supervisory Board and committees of the Supervisory Board of which the appointing Director is a member and to attend and vote at any such meeting at which the Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director.

44.3
An Alternate Director shall cease to be such if the Director for whom he was appointed to act as a Director in the alternative ceases for any reason to be a Director, but he may be re-appointed by the Supervisory Board as an alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

45.	Removal of Directors

45.1
Each Nominating Shareholder shall be entitled, by written notice to the Company from time to time, to remove any Nominated Director nominated by such Nominating Shareholder. Any such notice shall be signed by the remover and shall take effect on delivery to the Registered Office or, if earlier, on service on the CEO. Any vacancy in the Supervisory Board caused by any such removal may be filled in accordance with Bye-law 46.2.

45.2
An Unaffiliated Director may be removed at any time and for any reason prior to the expiration of such Director’s period of office by a resolution of the Supervisory Board passed or approved by the three Nominated Directors nominated by each Nominating Shareholder. To the extent permitted thereby, the provisions of the Act relating to removal of any Director by the Members shall not apply to the Company.

46.	Vacancy in the Office of Director

46.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies;

(d)	resigns his office by notice to the Company; or

(e)	on his term of office expiring.

46.2
Each Nominating Shareholder shall have the power to appoint any person as a Nominated Director to fill a vacancy on the Supervisory Board occurring as a result of the death, disability, disqualification, removal or resignation of any Nominated Director nominated by such Nominating Shareholder. Any such appointment shall be by notice to the Company and shall be signed by or on behalf of the appointor and shall take effect on delivery to the Registered Office or, if earlier, on service on the CEO.

46.3
If the office of an Unaffiliated Director is vacated as a result of the death, disability, disqualification, removal or resignation of such Unaffiliated Director, the remaining members of the Nominating Committee shall work with a Search Consultant to identify and select as promptly as practical a candidate who satisfies the candidate considerations set out in Bye-law 41.2 to serve as an Unaffiliated Director. The Supervisory Board may then appoint any such candidate as an Unaffiliated Director; provided that such appointment shall require the affirmative vote of at least three of the Directors nominated by each Nominating Shareholder and such candidate shall satisfy the criteria in Bye-law 41.2.

46.4
Any person appointed by a Nominating Shareholder or the Supervisory Board to fill a vacancy occurring as a result of the death, disability, disqualification, removal or resignation of a Director shall hold office only until the next annual general meeting of the Company but shall be eligible for re-election.

47.	Remuneration of Directors

47.1
The amount of any fees payable to Directors shall be determined by the Supervisory Board upon the recommendation of the Compensation Committee and shall be deemed to accrue from day to day. Directors who are also employees of a Group Company shall not be paid any such fees by the Company in addition to their remuneration as an employee.

47.2
Any Director who serves on any committee, or who, at the request of the Supervisory Board, goes or resides abroad, makes any special journey or otherwise performs services which in the opinion of the Supervisory Board are outside the scope of the ordinary duties of a Director, may be paid such remuneration by way of salary, commission or otherwise as the Supervisory Board may determine in addition to or in lieu of any fee payable to him for his services as Director pursuant to these Bye-laws.

47.3
The Company shall repay to any Director all such reasonable expenses as he may properly incur in the performance of his duties including attending meetings of the Directors or of any committee of the Directors or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in or about the business of the Company.

47.4
Without prejudice to the generality of the foregoing, the Directors may exercise all the powers of the Company to establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any individuals who are or were at any time in the employment or service of or who are or were at any time directors or officers of the Company, any Subsidiary or Affiliate of the Company or any Person which is in any way allied to or associated with the Company or any Subsidiary or Affiliate of the Company and the families and dependants of any such individuals, and also establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company, any such Subsidiary or Affiliate or any such other Person, or of any such individuals as aforesaid, and, subject to the Act, make payments for or towards the insurance of any such individuals as aforesaid, and do any of the matters aforesaid either alone or in conjunction with any such other Person.

48.	Defect in Appointment of Director

All acts done in good faith by the Supervisory Board, any Director, a member of a committee appointed by the Supervisory Board, any person to whom the Supervisory Board may have delegated any of its powers or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

49.	Register of Directors and Officers
The Supervisory Board shall cause to be kept in one or more books at the Registered Office a register of directors and officers and shall enter therein the particulars required by the Act.

50.	Governance Structure

50.1	The governance of the Company shall comprise:

(a)	the Supervisory Board elected by the Members in accordance with these Bye-laws;

(b)	the CEO appointed by the Supervisory Board in accordance with these Bye-laws;

(c)	the Management Board appointed by the CEO, subject to the approval of the Supervisory Board, in accordance with these Bye-laws; and

(d)	Senior Executives appointed by the CEO, subject to the approval of the Supervisory Board, in accordance with these Bye-laws.

51.	Appointment of Chairman, CEO, Officers and Secretary

51.1
The chairman of the Supervisory Board shall be Unaffiliated (except with respect to any prior service on the Supervisory Board) and shall be selected by the Supervisory Board. If no Unaffiliated Director is willing to serve as chairman of the Supervisory Board, any Director nominated by a Nominating Shareholder shall be selected by the Supervisory Board. The chairman of the Supervisory Board shall not have a casting vote.

51.2
The CEO shall be selected as follows. The Compensation Committee shall select and engage on commercially reasonable terms a Search Consultant which shall identify and present to the Compensation Committee a proposal for a maximum of five candidates for CEO who meet the applicable candidate considerations set out in Bye-law 51.4. Any Director may suggest candidates to the Search Consultant for inclusion in the proposal to the Compensation Committee, although the Search Consultant shall not be required to include any such candidate in its proposal. The Compensation Committee’s goal shall be the unanimous selection of a single candidate to recommend to the full Supervisory Board. If the Compensation Committee is unable unanimously to agree on a single candidate, the Compensation Committee shall reduce the list to a maximum of two candidates, with at least one candidate supported by each Nominating Shareholder, for recommendation to the full Supervisory Board. The CEO shall be appointed by the Supervisory Board from among these candidates in accordance with Bye-law 51.3. The CEO may be removed by the affirmative vote of at least six Directors.

51.3	Any vote of the Supervisory Board to approve the appointment of the CEO shall be determined as follows:

(a)	if any two Directors have so requested at the start of the relevant Supervisory Board meeting, the vote in relation to the appointment of a CEO must take place by way of secret ballot;

(b)
if the Supervisory Board is considering only one CEO candidate, six or more Directors must vote in favor of approving the appointment of such candidate, whereupon such candidate shall be appointed as CEO by the Supervisory Board;

(c)
if the Supervisory Board is considering two CEO candidates, the candidate receiving six or more affirmative votes of all Directors present and voting shall be appointed as the CEO by the Supervisory Board;

(d)
if no candidate receives six or more affirmative votes, (i) the chairman of such Supervisory Board meeting shall cause another vote to be taken in respect of the approval of such candidate(s) one hour after completion of the first vote, (ii) if following such vote no candidate has received six affirmative votes, each Nominating Shareholder (acting through its chief executive officer or such other person nominated by the Nominating Shareholder) shall, during the week immediately following the second vote meet and confer concerning candidates for the CEO position and (iii)

a third vote shall be taken at the same location as the previous Supervisory Board meeting one week after the second vote. If, after such second or third vote, a candidate has received six or more affirmative votes, the candidate so elected shall be appointed as the CEO by the Supervisory Board;

(e)
if following the completion of the process specified in Bye-laws 51.3(a) to (d) no such candidate is elected and appointed as CEO by the Supervisory Board and the then current CEO is still acting as the CEO, the Company shall offer to the then current CEO the opportunity to serve for one more year on such reasonable terms and conditions as may be agreed between the Company and the then current CEO; provided that an extension of the CEO’s term of service pursuant to this Bye-law shall not occur more than once sequentially. If the then current CEO agrees to serve for such further one year period, a search for a new CEO shall be commenced immediately in accordance with Bye-law 51.2; and

(f)
if (i) there is no then current CEO (due to death, disability, resignation, removal or otherwise), (ii) the then current CEO has not accepted, within twenty Business Days following the latest Supervisory Board vote specified in Bye-law 51.3(d) above, to serve for a further one year period or (iii) an extension of the CEO’s term of service is not permitted due to the CEO having already served for a further one year period, the Unaffiliated Director who is a member of the Compensation Committee shall immediately and without any further action by any Person cease to be a member of the Compensation Committee and the Supervisory Board shall convene a general meeting as soon as practicable to select one of the three then current Unaffiliated Directors as a member of the Compensation Committee (a “Special Election General Meeting”). At the Special Election General Meeting, on a single vote to select between the candidates, the Unaffiliated Director receiving the highest number of affirmative votes of those Members who (being entitled to do so) vote in person or by proxy in such Special Election General Meeting shall be selected as the member of the Compensation Committee. Following the election at a Special Election General Meeting and appointment of an Unaffiliated Director as a member of the Compensation Committee, if both of the two candidates for CEO who had been previously proposed to and considered by the Supervisory Board in accordance with Bye-laws 51.2 and 51.3(c) are still under consideration, a meeting of the Compensation Committee shall be held as soon as practicable at which such candidates shall be considered by the Compensation Committee. The candidate receiving two or more affirmative votes of members of the Compensation Committee present and voting shall be appointed as the CEO without the need for any further consideration, approval or determination by the Supervisory Board or any other Person. If no such candidate receives two affirmative votes of members of the Compensation Committee, the selection process shall be re-commenced as soon as practicable in accordance with Bye-law 51.2. If, following the election at a Special Election General Meeting of an Unaffiliated Director as a member of the Compensation Committee, either or both of the two candidates for CEO who have been previously proposed to and considered by the Supervisory Board in accordance with Bye-laws 51.2 and 51.3(c) are no longer under consideration, then the selection process shall be re-commenced as soon as practicable in accordance with Bye-laws 51.2 and 51.3(a) to (d); provided that if following the completion of such process, no CEO has been selected, a meeting of the Compensation Committee shall be held as soon as practicable at which such candidates shall be considered by the Compensation Committee. The candidate receiving two or more affirmative votes of members of the Compensation Committee present and voting shall be appointed as the CEO.

51.4	Each item listed below shall be a requirement for a CEO candidate selected by the Search Consultant:

(a)	Unless otherwise agreed by the Nominating Shareholders, Unaffiliated;

(b)	Fluency in English;

(c)	If not then resident in the Netherlands, ability and willingness to relocate immediately to the Netherlands;

(d)	Meaningful experience as a senior executive in emerging markets with a preference for experience in Russia, Ukraine, or countries in Central and Eastern Europe;

(e)	Meaningful experience as a senior executive in a large international company (with annual revenues exceeding US$3 billion).

(f)	Experience in telecommunications or consumer goods is a plus, but not a requirement.

(g)	Ability to travel extensively on business.

(h)
Russian language capability is a plus but not a requirement; provided that, following the end of the first fiscal year in which the Group derives not less than 67 per cent of its consolidated revenue from sources inside Russian and Ukraine, this requirement shall not apply.

(i)	General qualities expected of a CEO, including leadership, experience, communication and other skills.

51.5
The Supervisory Board may appoint such Officers (who shall not be permitted to be Directors) as the Supervisory Board may determine. The CEO shall have exclusive authority to identify and recommend to the Supervisory Board for the Supervisory Board’s ratification the Company’s Senior Executives.

51.6	The Secretary and (if relevant) Resident Representative shall be appointed by the Supervisory Board from time to time.

52.	Duties and Remuneration of Officers and Senior Executives

52.1
The Officers and Senior Executives shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Supervisory Board or Management Board from time to time.

52.2	The Officers and Senior Executives shall receive such remuneration as the Supervisory Board may determine.

53.	Duties and Remuneration of the Secretary

53.1	The duties of the Secretary shall be those prescribed by the Act, together with such other duties as shall from time to time be prescribed by the Supervisory Board.

53.2
A provision of the Act or these Bye-laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in the place of, the Secretary.

53.3	The Secretary shall receive such remuneration as the Supervisory Board may determine.

54.	Powers and Committees of the Supervisory Board

54.1
The Supervisory Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in a general meeting or delegated to the Management Board or the CEO.

54.2
Subject to these Bye-laws, the Supervisory Board may delegate to any company, firm, person, or body of persons any power of the Supervisory Board (including the power to sub-delegate). The Supervisory Board may appoint by power of attorney of any company, firm, person or body of persons, whether nominated directly or indirectly by the Supervisory Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Supervisory Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Supervisory Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney.

54.3	The Supervisory Board shall establish and maintain:

(a)
a Nominating and Corporate Governance Committee the (“Nominating Committee”) which shall comprise three Unaffiliated Directors from time to time and shall be responsible for coordinating the selection process for candidates to become Directors and recommending such candidates to the Supervisory Board;

(b)	an Audit Committee, which (i) shall comprise three Directors, one of whom shall be appointed by each Nominating Shareholder and one of whom shall be an Unaffiliated Director, all of whom shall satisfy the requirements of Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time (“Rule 10A-3”), and which shall have the authority required by Rule 10A-3, including responsibility for the appointment, compensation, retention and oversight of the Auditor, establishing procedures for addressing complaints related to accounting or audit matters and engaging necessary advisors;

(c)
a Compensation Committee, which shall comprise three Directors, one of which shall be appointed by each Nominating Shareholder and one of which shall be an Unaffiliated Director and shall be responsible for (i) approving the compensation of the Group’s directors, officers and employees, the Group’s employee benefit plans and equity compensation plans, and any contract relating to a Group Company director, officer or shareholder, their respective family members or Affiliates; and (ii) selecting and nominating a CEO; and

(d)
if agreed to by the Supervisory Board, a Financial Committee, which shall comprise three Directors, one of which shall be appointed by each Nominating Shareholder and one of which shall be an Unaffiliated Director and shall be responsible for reviewing financial transactions, policies, strategies and the Group’s capital structure.

54.4
All committee members shall be Directors who are elected or confirmed by the Supervisory Board annually. The committees shall adopt and operate on the basis of publicly available, written committee charters adopted by the Supervisory Board that meet the NYSE’s requirements for such a committee (with any amendments thereto approved by the affirmative vote of any six Directors). Each committee’s authority shall be to provide recommendations to the full Supervisory Board on the respective matters delegated to such committee. The quorum for any meeting of a committee shall be two members of such committee, and the affirmative vote of two members of a committee must approve matters before such committee.

55.	Authority Matrix

55.1
Subject to the Act and these Bye-laws, the Supervisory Board shall ensure that the business of the Company shall be managed by the CEO and the Management Board. The following actions shall require the approval of the Supervisory Board:

(a)	the approval of the Business Plan and, subject to and in accordance with Bye-law 81, the Headquarters Budget;

(b)	the approval of M&A Transactions, subject to and in accordance with Bye-law 56;

(c)	the acquisition or construction of a capital asset not included in the Business Plan if the total expenditures by a Group Company would exceed the Authority Threshold;

(d)	any suspension, cessation or abandonment of any activity which exceeded the Authority Threshold in revenues for the most recent fiscal year;

(e)
any Group Company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation, that results in cash expenditures outside the ordinary course of business for which the aggregate cash expense would exceed the Authority Threshold for any such projects or series of related projects;

(f)	any Fundamental Transaction;

(g)	any sale of all or substantially all of the assets of any Group Company;

(h)	any financing transaction that exceeds the Authority Threshold between two or more Group Companies where one or more of the companies is not wholly-owned (directly or indirectly) by the Company;

(i)	any organisational or reporting changes to the management structure of the Company;

(j)	any Group Company incurring or guaranteeing any debt in an amount greater than the Authority Threshold;

(k)	any Group Company providing a guarantee of indebtedness or granting security in respect of indebtedness, in each case in an amount greater than the Authority Threshold;

(l)
the payment of any dividends by a Group Company other than (1) dividends paid by a Group Company which is wholly-owned (directly or indirectly) by the Company or (2) preferred dividends required by law or by the charter of such Group Company;

(m)
except for issues of shares, or interest in shares, in connection with employee compensation awards (which authority shall be delegated to the Compensation Committee), the issue or repurchase of any shares in the Company or securities convertible or exchangeable into shares or interests in shares of the Company, or the right to subscribe for any shares or securities of the Company, as well as the issue or repurchase of other forms of security of the Company;

(n)	any change in the authorised or issued share capital of any Group Company if as a result of such change the shareholding of any person not forming part of the Group increases;

(o)	the approval of the audited accounts of any Group Company;

(p)	the appointment of the auditors of any Group Company (other than the Company);

(q)
the entry into any contract (whether by renewal or otherwise) or group of related contracts by any Group Company with a value, or requiring aggregate payments to or from that Group Company, in excess of the Authority Threshold;

(r)
the entry into or continuation of any Related Party Agreement by any Group Company subject to any additional requirements for disinterested director approval under applicable Law and in accordance with Bye-law 59.1;

(s)
the approval, amendment or variation of the Group’s exchange rates, hedging or futures policy to the extent that the Company’s chief financial officer has determined such approval, amendment or variation could, in aggregate, have a financial impact on the Group in excess of the Authority Threshold in any financial year;

(t)
any Group Company’s initiation of any litigation, claim, arbitration or other legal matter that the Supervisory Board or Management Board believes is material to the reputation or operations of the Group or is expected at the time of initiation to result in counterclaims or a series of counterclaims exceeding the Authority Threshold;

(u)
the settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, exceeds US$10 million per matter or series of related matters;

(v)	any Group Company’s entry into any lease obligation wherein the present value of the aggregate lease obligation as estimated by the CEO is greater than the Authority Threshold;

(w)
any Group Company’s entry into a transaction that is not specifically contemplated in the Business Plan involving the purchase, sale, lease or other acquisition or disposition of interests in land, buildings, fixtures, machinery, equipment and appurtenances in any case for consideration that exceeds the Authority Threshold in any transaction or series of related transactions;

(x)
any Group Company’s incurrence of incremental Indebtedness in an aggregate principal amount of greater than US$50 million per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Supervisory Board;

(y)	the entry into any management contract (whether by renewal or otherwise) by, or in relation to, any Group Company’s chief executive functions;

(z)	the appointment, re-appointment or early termination of the employment of the CEO or any other Senior Executive;

(aa)	any amendments to the delegation of authority to the CEO and approval of delegations of authority to any Officer;

(bb)
the voting of shares of any Group Company in respect of an election of directors of such company or in respect of any matter referred to in this Bye-law 55.1 which is to be undertaken by a Group Company;

(cc)
except in respect of ordinary course, routine matters, the issuing of instructions to the CEO for voting or taking other Company action, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which the Group may hold securities and any exercise of rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity;

(dd)	the approval of any matter to be submitted to the Members for a vote;

(ee)
the employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors; the execution and delivery of such papers, documents and instruments; the payment of such fees and other amounts; and the doing of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Supervisory Board’s authority;

(ff)
the appointment or termination of members of the Supervisory Board to committees of the Supervisory Board and the delegation of the Supervisory Board’s authority to such committees, subject to the requirements of these Bye-laws; and

(gg)	the refusal to register the transfer of any shares that were attempted to be transferred in violation of these Bye-laws.

55.2
Other than those actions that require the approval of the Supervisory Board or the Members as set out in this Bye-law 55, or as otherwise required by the Act or by applicable Law, the Supervisory Board shall delegate power to the Management Board (and shall have no authority or discretion to do otherwise) so that the Management Board has the authority to take the following actions, among others, without the approval of the Supervisory Board or the Members:

(a)
in respect of any item described in Bye-law 55.1 that is limited to matters exceeding the Authority Threshold, the Management Board shall have authority to take action in respect of each such matter to the extent that the Management Board determines in good faith that the maximum amount of any Group Company’s obligation or liability is limited to, or is not expected to exceed, the Authority Threshold;

(b)
any M&A Transaction that is specifically included in the Business Plan, or any other M&A Transaction with an aggregate value, when combined with all other such M&A Transactions approved by the Management Board without Supervisory Board consent during any fiscal year, of less than the Authority Threshold;

(c)
any Group Company’s entry into ordinary course transactions permitted under existing credit, loan, debt or other borrowing facilities previously approved by the Supervisory Board, including borrowings and repayments of principal and interest, including (i) draw-downs under existing revolving credit facilities, (ii) accelerated, unscheduled or other non-mandatory payments or pre-payments of principal or interest, and (iii) issuances of letters of credit and other credit enhancement or performance bonds or securities;

(d)
any Group Company’s grant of liens in, and other pledges of collateral to secure, any indebtedness which is approved by the Supervisory Board or is under the authority granted to the Management Board as described above;

(e)
any Group Company’s incurrence of indebtedness in an aggregate principal amount of US$50 million or less per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Supervisory Board;

(f)	any Group Company’s making of non-material changes to existing credit approved by the Supervisory Board or under the authority granted to the Management Board as described above;

(g)	actions required to be taken in order for a Group Company to obtain or maintain all governmental approvals, licenses and permits;

(h)
the settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would not impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, is not expected to exceed US$10 million per matter or series of related matters. This authorisation shall not extend to matters which are subject to an internal investigation being coordinated by the Supervisory Board or a committee of the Supervisory Board or impacting any Director in his personal capacity;

(i)
any Group Company’s entry into contracts for the purchase or lease of goods and services for use in the ordinary course of business (so long as in the ordinary course of business and consistent with past practice), except where the counterparty to any such contract is a director or officer of the Group or to their respective family members or Affiliates;

(j)
voting and otherwise taking action on behalf of the Company, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which a Group Company may hold securities and otherwise exercise any and all rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity, acting in accordance with the instructions of the Supervisory Board, to the extent required by Bye-law 55.1;

(k)
the delegation (including authority to sub-delegate and re-delegate) of any authority of the Management Board set out in these Bye-laws to any officer or employee or agent of a Group Company, or to any team, committee or other group that includes such officers or employees or agent;

(l)
the employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors; the execution and delivery of such papers, documents and instruments; the payment of such fees and other amounts; and the doing of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Management Board’s authority; and

(m)
such other ordinary course of business activities as are customarily within the authority of a management board and are not reserved for the Supervisory Board or a committee of the Supervisory Board and such other authority as is delegated to the Management Board by the Supervisory Board or any committee of the Supervisory Board from time to time.

55.3
Unless otherwise specified in these Bye-laws or as otherwise required by applicable Law or a specific grant of authority by the CEO to a Senior Executive or Officer or pursuant to a resolution of the Management Board passed in accordance with Bye-law 59, the Management Board delegates power to the CEO as the chairman of the Management Board pursuant to resolutions of the Management Board passed in accordance with Bye-law 63.

55.4
In addition to those matters required by applicable Law or the NYSE’s rules, the following actions shall require the approval of a simple majority (unless a higher approval threshold is specifically stated in these Bye-laws) of the votes cast at a general meeting:

(a)	subject to Bye-law 83, any amendment to, or revision of, these Bye-laws or a change in the Company’s legal name, each of which shall require a Special Resolution;

(b)	any change in the authorised share capital of the Company, including the creation of a new class of shares which are preferred in respect of voting, dividend or return of capital to the Common Shares;

(c)
any merger, consolidation, amalgamation, conversion, reorganisation, scheme of arrangement, dissolution or liquidation involving the Company, which shall require a Special Resolution (in addition to any approval that may be required pursuant to Bye-law 55.4(d) in respect of an M&A Transaction that is also a Fundamental Transaction involving the Company);

(d)	any M&A Transaction for which shareholder approval is contemplated by Bye-law 56;

(e)	any sale of all or substantially all of the Company’s assets;

(f)
any issue of securities of the Company that requires shareholder approval under the NYSE rules (including the NYSE rules regarding any equity issue (i) to a related party in excess of 1 per cent or 5 per cent (as applicable) of the number of shares or voting power outstanding, (ii) of 20 per cent or more of the voting power or of the shares outstanding unless such equity issue is carried out through a public offering for cash or a bona fide private financing (as such term is defined in the NYSE rules) or (iii) that will result in a change of control of the Company);

(g)	any consolidation or sub-division of the Company’s shares;

(h)	the appointment of the Auditor;

(i)	loans to any Director, which will be subject to the Act; and

(j)	the discontinuance of the Company to a jurisdiction outside Bermuda pursuant to the Act, which shall require a Special Resolution.

56.	M&A Transactions

56.1	The CEO shall have exclusive authority to identify, negotiate and propose to the Supervisory Board M&A Transactions.

56.2	Except as otherwise required by applicable Law or the NYSE’s rules, the vote necessary to approve any M&A Transaction shall be determined as follows:

(a)
If five or more Directors vote to approve an Unrelated M&A Transaction, such Unrelated M&A Transaction shall be approved by the Supervisory Board. If five or more Directors vote against the approval of an Unrelated M&A Transaction, such Unrelated M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction.

(b)	If fewer than five Directors vote to approve an Unrelated M&A Transaction, and if fewer than five Directors vote against the approval of an Unrelated M&A Transaction, then:

(i)	where the Target has an Enterprise Value of less than US$200 million, the Unrelated M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction; and

(ii)
where the Target has an Enterprise Value equal to or greater than US$200 million, the approval of the Unrelated M&A Transaction will require an affirmative vote by the Members to approve such Unrelated M&A Transaction in accordance with Bye-law 56.3, unless five or more Directors vote against a motion to call a special general meeting for the purpose of seeking approval of such Unrelated M&A Transaction, in which case, the Unrelated M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction; and

(c)
If six or more Directors vote to approve a Related M&A Transaction, such Related M&A Transaction shall be approved by the Supervisory Board. If fewer than six Directors vote to approve the Related M&A Transaction, such Related M&A Transaction shall not proceed and no further action shall be taken in respect of such transaction.

56.3
If an M&A Transaction requires the approval of Members in accordance with this Bye-law or otherwise under applicable Law or the NYSE’s rules, the following quorum requirements and voting thresholds shall apply:

(a)	If the Target has an Enterprise Value equal to or greater than US$200 million but less than US$500 million:

(i)	a simple majority of the votes cast at the meeting must vote to approve the M&A Transaction;

(ii)	a simple majority of the votes cast at the meeting by Independent Shareholders must vote to approve the M&A Transaction; and

(iii)
in addition to the quorum requirements of Bye-law 29.1, Independent Shareholders holding at least 25 per cent of all issued voting shares that are held by Independent Shareholders must be present (in person or by proxy) at the meeting for consideration of the M&A Transaction.

(b)	If the Target has an Enterprise Value of US$500 million or greater:

(i)	a simple majority of the votes cast at the meeting must vote to approve the M&A Transaction; and

(ii)
in addition to the quorum requirements of Bye-law 29.1, Independent Shareholders holding at least 25 per cent of all issued voting shares that are held by the Independent Shareholders must be present (in person or by proxy) at the meeting for consideration of the M&A Transaction.

56.4
Prior to the Supervisory Board’s consideration of the Company entering into any Related M&A Transaction or any Potentially Competitive Transaction, the Company shall deliver to the Supervisory Board at least one fairness opinion from an Investment Bank and, in respect of any Potentially Competitive Transaction, a memorandum from an independent law firm acceptable to each Nominating Shareholder addressing the regulatory implications for each such Member and their respective Affiliates in respect of the Company entering into any such transaction.

56.5
If there is no quorum at a general meeting to consider an M&A Transaction as required by Bye-laws 56.3(a)(iii) or 56.3(b)(ii) and, as a consequence, an M&A Transaction is not approved, such meeting shall stand adjourned and an adjourned general meeting shall be held within the following fifteen days. If there is no quorum at the adjourned general meeting, then the M&A Transaction shall be deemed not to have been approved by the Members.

57.	Conflicts of Interest

57.1
Interests of any kind, whether direct or indirect, of the Directors, their nominating Members or employers, as the case may be, and their nominating Member’s or employer’s respective Affiliates in any transaction or matter in respect of the Company or any Group Company to be considered by the Supervisory Board or the Management Board must be fully disclosed to the Supervisory Board or the Management Board, as applicable, in all material respects at the first opportunity at a meeting of the Supervisory Board or the Management Board and prior to any discussion of, or voting on, such transaction matter by the Supervisory Board or the Management Board, as applicable. Any Director who discloses an interest in any transaction or matter before the Supervisory Board or the Management Board, even if such transaction or matter presents a conflict of interest (including in respect of the Supervisory Board’s approval of a Related Party Agreement), may participate in the discussion of and vote on such transaction or matter, unless otherwise restricted by applicable Law.

57.2
A Director may hold any other office or place of profit with any Group Company (except that of auditor) in addition to his office of Director for such period and upon such terms as the Supervisory Board may determine and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the Supervisory Board may determine, in addition to any remuneration or other amounts payable to a Director pursuant to any other Bye-law.

57.3
A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

57.4
Subject to the Act and full and complete compliance with Bye-law 57.1, a Director, notwithstanding his office (a) may be a party to, or otherwise interested in, any transaction or arrangement with any Group Company or in which any Group Company is otherwise interested and (b) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any company or other Person promoted by any Group Company or in which any Group Company is interested. The Supervisory Board may also cause the voting power conferred by the shares in any other company or other Person held or owned by any Group Company to be exercised in such manner in all respects as the Supervisory Board thinks fit, including the exercise of votes in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company or Person or voting or providing for the payment of remuneration to any such Directors as the directors or officers of such other company or Person.

57.5
So long as, where it is necessary, he declares the nature of his interest in accordance with Bye-law 57.1, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

58.	Indemnification and Exculpation of Directors and Officers

58.1
The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Supervisory Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the Company’s business, or their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity and exemption shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer. The indemnity provided to the persons specified in this Bye-law shall apply if those persons are acting in the reasonable belief that they have been appointed or elected to any office or trust of the Company, or any subsidiary thereof, notwithstanding any defect in such appointment or election.

58.2
The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act or otherwise in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

58.3
The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

58.4
No amendment or repeal of any provision of this Bye-law shall alter detrimentally the rights to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

MEETINGS OF THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD

59.	Supervisory Board Meetings

The Supervisory Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit provided that a majority of Supervisory Board meetings in any calendar year shall take place in the Netherlands. Unless otherwise specified in these Bye-laws, a resolution put to the vote at a meeting of the Supervisory Board shall be carried by the affirmative votes of any five Directors, except for the Supervisory Board’s approval of:

59.1	any Related Party Agreement, which shall require the affirmative vote of any six Directors;

59.2
issues by the Company of new shares or debt convertible into shares where the aggregate amount of such issue would exceed ten per cent of the Company’s then-currently issued shares of all classes, which shall require the affirmative vote of any six Directors;

59.3	the removal of Unaffiliated Directors, which shall require the number of affirmative votes specified under Bye-law 45.2;

59.4	the removal of the CEO, which shall require the number of affirmative votes specified under Bye-law 51.2;

59.5	the appointment of a CEO, which shall require the number of affirmative votes specified under Bye-law 51.3;

59.6
any amendments to the charters of the Nominating Committee, Audit Committee or Remuneration Committee or Financial Committee which shall require the number of affirmative votes specified under Bye-law 54.4;

59.7	the approval of M&A Transactions, which shall require the number of affirmative votes specified under Bye-law 56.2 or 56.3; and

59.8	the approval of the Headquarters Budget, which shall require the number of affirmative votes specified in Bye-laws 81.2 or 81.3, as relevant.

60.	Notice of Supervisory Board Meetings

A Director or the CEO may, and the Secretary on the requisition of a Director or the CEO shall, at any time summon a meeting of the Supervisory Board. Save in the case of an emergency when notice of a meeting of the Supervisory Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose, all Directors must receive written notice of any meeting of the Supervisory Board at least ten days prior to such meeting, unless the notice requirement is waived by all Directors. A Director present at a meeting of the Supervisory Board shall be deemed to have waived any irregularity in the giving of notice.

61.	Conduct of Supervisory Board Meetings

61.1
Directors may participate in any meeting by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be considered to take place where the chairman of the meeting establishes that the meeting is held.

61.2	The quorum necessary for the transaction of business at a meeting of the Supervisory Board shall be six Directors.

61.3
Unless otherwise agreed by a majority of the Directors attending, the chairman, if there be one, shall act as chairman at all meetings of the Supervisory Board at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

62.	Supervisory Board to Continue in the Event of Vacancy

The Supervisory Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Supervisory Board, the continuing Directors or Director may act only for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

63.	Management Board Meetings

63.1
The Management Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit provided that a majority of Management Board meetings in any calendar year shall take place in the Netherlands. Subject to these Bye-laws, a resolution put to the vote at a meeting of the Management Board shall be carried by the affirmative votes of a majority of those members of the Management Board attending the meeting,

63.2
The CEO may at any time summon a meeting of the Management Board. Notice of a meeting of the Management Board shall be deemed to be duly given to a member of the Management Board if it is given to him verbally (including in person or by telephone) or otherwise communicated or sent to him by post, electronic means or other mode of representing words in a visible form at his last known address or in accordance with any other instructions given by him to the CEO for this purpose. A member of the Management Board present at a meeting of the Management Board shall be deemed to have waived any irregularity in the giving of notice

64.	Conduct of Management Board Meetings

64.1	Members of the Management Board may participate in any meeting by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be considered to take place where the CEO establishes that the meeting is held.

64.2	The quorum necessary for the transaction of business at a meeting of the Management Board shall be the CEO and one other member of the Management Board.

64.3	The CEO shall act as chairman at all meetings of the Management Board and, in the case of an equality of votes of the members of the Management Board, shall be entitled to a casting vote.

65.	Written Resolutions

A resolution signed by all the members of the Management Board or the Supervisory Board, as applicable, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Management Board or the Supervisory Board, as applicable, duly called and constituted, such resolution to be effective at the place and on the date on which the last member signs the resolution.

66.	Validity of Prior Acts of the Supervisory Board and the Management Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Supervisory Board or the Management Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

67.	Minutes
The Supervisory Board and each committee thereof shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Supervisory Board and of any committee appointed by the Supervisory Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Supervisory Board, and meetings of committees appointed by the Supervisory Board.

68.	Place Where Corporate Records Kept
Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Management Board in the Netherlands and by the Secretary at the Registered Office.

69.	Form and Use of Seal

69.1	The Company may adopt a seal in such form as the Supervisory Board may determine. The Supervisory Board may adopt one or more duplicate seals for use in or outside Bermuda.

69.2
A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (a) any Director, or (b) any Officer, or (c) the Secretary, or (d) any person authorised by the Supervisory Board for that purpose.

69.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

70.	Books of Account

70.1	The Supervisory Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

70.2
Such records of account shall be kept at the Registered Office, or subject to the Act, at such other place as the Supervisory Board thinks fit and shall be available for inspection by the Directors during normal business hours.

71.	Financial Year End
The financial year end of the Company may be determined by resolution of the Supervisory Board and failing such resolution shall be 31st December in each year.

AUDITS

72.	Annual Audit
Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

73.	Appointment of Auditor

73.1
Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, the Members shall appoint one or more Auditors to hold office until the close of the next annual general meeting.

73.2	No Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

74.	Remuneration of Auditor
The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

75.	Duties of Auditor

75.1
The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

75.2
The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

76.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

77.	Financial Statements
Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

78.	Distribution of Auditor’s Report
The report of the Auditor shall be submitted to the Members in general meeting.

79.	Vacancy in the Office of Auditor

If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled in accordance with the Act.

REGISTERED OFFICE; HEADQUARTERS

80.	Registered Office
The Registered Office shall be at such place in Bermuda as the Supervisory Board from time to time decides.

81.	Headquarters

81.1
The headquarters of the Company shall be located in, and the residence of the Company for corporate tax purposes shall be, the Netherlands. The Company shall at all times maintain a fully functioning head office in the Netherlands, where a majority of the Senior Executives shall reside.

81.2
For the period from the date of adoption of these Bye-laws until the end of the second full fiscal year after the year in which these Bye-laws are adopted (the “Initial Budget Period”), the Company’s headquarters shall be run with the purpose of managing and operating the Group, including the headquarters itself, in the most cost effective manner. Furthermore during the Initial Budget Period at each annual budget discussion, the Headquarters Budget shall be presented to the Supervisory Board as a separate agenda item and shall require the approval of at least six Directors in the first meeting. If the Headquarters Budget is not approved by at least six Directors in the first meeting, the Management Board shall revise the Headquarters Budget taking into account the Supervisory Board’s concerns and present the revised Headquarters Budget at the next Supervisory Board meeting, where an approval by any five Directors shall be sufficient. If the Headquarters Budget is not approved at the first Supervisory Board meeting, a second Supervisory Board meeting shall be convened within thirty days of the first meeting.

81.3
Following the Initial Budget Period and until the end of the sixth full fiscal year after the year in which these Bye-laws are adopted (the “Second Budget Period”), the Company’s headquarters shall, in terms of costs, continue to be run with the purpose of managing and operating the Group, including the headquarters itself, in the most cost effective manner. Furthermore during the Second Budget Period at each annual budget discussion starting with the discussion and approval of the Headquarters Budget for the third full fiscal year, the Headquarters Budget shall be presented to the Supervisory Board as a separate agenda item and shall require the approval of at least six Directors for either a budgetary decrease, or a budgetary increase in an amount (expressed as a percentage) that exceeds the percentage increase, if any, in the Consumer Price Index for the Netherlands over the prior year, as determined by Statistics Netherlands (CBS) or its officially designated successor (the “CPI”). If the Headquarters Budget is not approved at the first Supervisory Board meeting, the next Supervisory Board meeting shall be held within thirty days of the first meeting. If the Headquarters Budget is not approved at either of those two Supervisory Board meetings, the previous year’s Headquarters Budget (adjusted for the percentage increase, if any, in the CPI) shall apply for the new fiscal year or until such time as a revised Headquarters Budget has been approved.

81.4
After the Second Budget Period has ended, the Company’s headquarters shall, in terms of costs, continue to be run with the purpose of managing and operating the Group, including the headquarters itself, in the most cost effective manner. Furthermore at each annual budget discussion, the Headquarters Budget shall be presented to the Supervisory Board as a separate agenda item and shall require the approval of at least six Directors in the first Supervisory Board meeting. If the Headquarters Budget is not approved by at least six Directors in the first meeting, the Management Board will be required to revise the Headquarters Budget taking into account the Supervisory Board’s concerns and present the revised Headquarters Budget at the next Supervisory Board meeting, where an approval by any five Directors shall be sufficient. If the Headquarters Budget is not approved at the first Supervisory Board meeting, the next Supervisory Board meeting shall be convened within thirty days of the first meeting.

VOLUNTARY WINDING-UP AND DISSOLUTION

82.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

83.	Changes to Bye-laws
No Bye-law may be rescinded, altered or amended and no new Bye-law may be made until the same has been approved by a resolution of the Supervisory Board and by a Special Resolution of the Members.

COMPANY INVESTIGATIONS INTO INTERESTS IN SHARES

84.	Provisions applicable to Bye-laws 85 and 86.

84.1	For the purposes of Bye-laws 85 and 86:

(a)
“Relevant Share Capital” means any class of the Company’s issued share capital; and for the avoidance of doubt, any adjustment to or restriction on the voting rights attached to shares shall not affect the application of this Bye-law in relation to interests in those or any other shares;

(b)
“interest” means, in relation to Relevant Share Capital, any interest of any kind whatsoever in any shares comprised therein (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share is, or may be, subject) and without limiting the meaning of “interest” a person shall be taken to have an interest in a share if:

(i)	he enters into a contract for its purchase by him (whether for cash or other consideration); or

(ii)	not being the registered holder, he is entitled to exercise any right conferred by the holding of the share or is entitled to control the exercise of any such right; or

(iii)	he is a beneficiary of a trust where the property held on trust includes an interest in the share; or

(iv)	otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the share to himself or to his order; or

(v)	otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the share or is under an obligation to take an interest in the share; or

(vi)	he has a right to subscribe for the share,

whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable;

(c)	a person is taken to be interested in any shares in which his spouse or civil partner or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years;

(d)	a person is taken to be interested in shares if a body corporate is interested in them and:

(i)	that body or its directors are accustomed to act in accordance with his directions or instructions; or

(ii)	he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that company,

PROVIDED THAT (a) where a person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of a company and that company is entitled to exercise or control the exercise of any of the voting power at general meetings of another company (the “effective voting power”) then, for purposes of Bye-law 84.1(d)(ii) above, the effective voting power is taken as exercisable by that person and (b) for purposes of this Bye-law 84.1(d), a person is entitled to exercise or control the exercise of voting power if he has a right (whether subject to conditions or not) the exercise of which would make him so entitled or he is under an obligation (whether or not so subject) the fulfilment of which would make him so entitled.

84.2	The provisions of Bye-laws 85 and 86 are in addition to any and separate from other rights or obligations arising at law or otherwise.

85.	Power of the Company to Investigate Interests in Shares

85.1	The Company may give notice under this Bye-law (a “Request Notice”) to any person whom the Company knows or has reasonable cause to believe:

(a)	to be interested in shares comprised in the Relevant Share Capital; or

(b)	to have been so interested at any time during the three years immediately preceding the date on which the notice is issued.

85.2	The Request Notice may request the person:

(a)	to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

(b)	if he holds, or has during that time held, any such interest, to give such further information as may be requested in accordance with this Bye-law 86.

85.3
A Request Notice may request the person to whom it is addressed to give particulars of his own past or present interest in shares comprised in the Relevant Share Capital (held by him at any time during the three year period mentioned in Bye-law 85.1).

85.4	The Request Notice may request the person to whom it is addressed, where:

(a)	the interest is a present interest and any other interest in the shares subsists; or

(b)	another interest in the shares subsisted during that three year period at a time when his own interest subsisted,

to give, so far as lies within his knowledge, such particulars with respect to that other interest as may be requested by the notice including the identity of persons interested in the shares in question.

85.5
The Request Notice may request the person to whom it is addressed where his interest is a past interest, to give (so far as lies within his knowledge) particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.

85.6	The information requested by a Request Notice must be given within such time as may be specified in the notice, being a period of not less than 5 days following service thereof.

85.7	For the purposes of this Bye-law 85:

(a)
a person shall be treated as appearing to be interested in any shares if the Member holding such shares has given to the Company a notification whether following service of a Request Notice or otherwise which either:

(i)	names such person as being so interested; or

(ii)
(after taking into account any such notification and any other relevant information in the possession of the Company) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares.

86.	Failure to Disclose Interests in Shares

86.1	For the purpose of this Bye-law:

(a)	“Exempt Transfer” means, in relation to shares held by a Member,

a transfer by way of, or in pursuance of, acceptance of a takeover offer for the Company meaning an offer to acquire all the shares, or all the shares of any class or classes, in the Company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class (or an amalgamation or scheme of arrangement having equivalent effect).

(b)	“interested” is construed as it is for the purpose of Bye-law 85;

(c)
a person, other than the Member holding a share, shall be treated as appearing to be interested in such share if the Member has informed the Company that the person is or may be so interested, or if the Company (after taking account of information obtained from the Member or, pursuant to a Request Notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(d)	reference to a person having failed to give to the Company information required by Bye-law 85, or being in default of supplying such information, includes references to his having:

(i)	failed or refused to give all or any part of such information; and

(ii)	given information which he knows to be false in a material particular or recklessly given information which is false in a material particular; and

(e)	“transfer” means a transfer of a share or (where applicable) a renunciation of a renounceable letter of allotment or other renounceable document of title relating to a share.

86.2
Where a Request Notice is given by the Company to a Member, or another person appearing to be interested in shares held by such Member, and the Member or other person has failed in relation to any shares (“Default Shares”, which expression applies also to any shares issued after the date of the Request Notice in respect of those shares and to any other shares registered in the name of such Member at any time whilst the default subsists) to give the Company the information required within fourteen days after the date of service of the Request Notice (and whether or not the Request Notice specified a different period), unless the Supervisory Board in its absolute discretion otherwise decides:

(a)
the Member is not entitled in respect of the Default Shares to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or at an adjourned meeting or on a poll, or to exercise other rights conferred by membership in relation to any such meeting or poll; and

(b)	where the Default Shares represent at least 0.25 per cent in nominal value of the issued shares of their class:

(i)
a dividend (or any part of a dividend) payable in respect of the Default Shares (except on a winding up of the Company) may be withheld by the Company, which shall have no obligation to pay interest on such dividend;

(ii)	the Member shall not be entitled to elect to receive shares instead of a dividend; and

(iii)	the Supervisory Board may, in its absolute discretion, refuse to register the transfer of any Default Shares unless:

(1)	the transfer is an Exempt Transfer; or

(2)
the Member is not himself in default in supplying the information required and proves to the satisfaction of the Supervisory Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer.

86.3	The sanctions under Bye-law 86.2 shall cease to apply seven days after the earlier of:

(a)	receipt by the Company of notice of an Exempt Transfer, but only in relation to the shares transferred; and

(b)	receipt by the Company, in a form satisfactory to the Supervisory Board, of all the information required by the Request Notice.

86.4	The Supervisory Board may:

(a)	give notice in writing to any Member holding Default Shares in uncertificated form requiring the Member:

(i)	to change his holding of such shares from uncertificated form into certificated form within a specified period; and

(ii)	then to hold such Default Shares in certificated form for so long as the default subsists; and

(b)
appoint any person to take any steps in the name of any holder of Default Shares as may be required to change such shares from uncertificated form into certificated form (and such steps shall be effective as if they had been taken by such holder).

86.5
Any notice referred to in this Bye-law may be served by the Company upon the addressee either personally or by sending it through the post in a pre paid letter addressed to the addressee at his usual or last known address.

SECTION B

TABLE OF CONTENTS

	Interpretation
1.	Definitions	77
	Shares
2.	Power to Issue Shares	84
3.	Power of the Company to Purchase its Shares	85
4.	Rights Attaching to Shares	85
5.	Calls on Shares	89
6.	Prohibition on Financial Assistance	89
7.	Forfeiture of Shares	90
8.	Share Certificates	90
9.	Trading Facilities	91
10.	Fractional Shares	91
	Registration of Shares
11.	Register of Members	92
12.	Registered Holder Absolute Owner	92
13.	Transfer of Registered Shares	92
14.	Foreign Securities Laws	93
15.	Transmission of Registered Shares	93
16.	Mandatory Offers	94
	Alteration of Share Capital
17.	Power to Alter Capital	97
18.	Variation of Rights Attaching to Shares	97
	Dividends and Capitalisation
19.	Dividends	98
20.	Power to Set Aside Profits	99
21.	Method of Payment	99
22.	Capitalisation	100
	Meetings of Members
23.	Annual General Meetings	100
24.	Special General Meetings	100
25.	Notice	100
26.	Giving Notice and Access	101
27.	Postponement or Cancellation of General Meeting	102
28.	Attendance and Security at General Meetings	103
29.	Quorum at General Meetings	103
30.	Chairman to Preside at General Meetings	103
31.	Voting on Resolutions	104
32.	Voting on a Poll Required	105
33.	Voting by Joint Holders of Shares	106
34.	Instrument of Proxy	106
35.	Representation of Corporate Member	108
36.	Adjournment of General Meeting	109
37.	Directors’ Attendance at General Meetings	109
	Directors and Officers
38.	Composition of the Supervisory Board	110
39.	Election of Directors	110
40.	No Share Qualification	111
41.	Alternate Directors	111
42.	Removal of Directors	112
43.	Vacancy in the Office of Director	113
44.	Remuneration of Directors	113
45.	Defect in Appointment of Director	114
46.	Register of Directors and Officers	114

VimpelCom Ltd.	Page 76

47.	Governance Structure	115
48.	Appointment of Chairman, CEO, Officers and Secretary	115
49.	Duties and Remuneration of Officers and Senior Executives	115
50.	Duties and Remuneration of the Secretary	115
51.	Powers of the Supervisory Board	116
52.	Authority Matrix	117
53.	Conflicts of Interest	122
54.	Indemnification and Exculpation of Directors and Officers	123
	Meetings of the Supervisory Board
55.	Supervisory Board Meetings	125
56.	Notice of Supervisory Board Meetings	125
57.	Conduct of Supervisory Board Meetings	125
58.	Supervisory Board to Continue in the Event of Vacancy	126
59.	Management Board Meetings	126
60.	Conduct of Management Board Meetings	126
61.	Written Resolutions	126
62.	Validity of Prior Acts of the Supervisory Board and the Management Board	127
	Corporate Records
63.	Minutes	127
64.	Place Where Corporate Records Kept	127
65.	Form and Use of Seal	127
	Accounts
66.	Books of Account	128
67.	Financial Year End	128
	Audits
68.	Annual Audit	128
69.	Appointment of Auditor	128
70.	Remuneration of Auditor	128
71.	Duties of Auditor	128
72.	Access to Records	129
73.	Financial Statements	129
74.	Distribution of Auditor’s Report	129
75.	Vacancy in the Office of Auditor	129
	Registered Office; Headquarters
76.	Registered Office	129
77.	Headquarters	129
	Voluntary Winding-Up and Dissolution
78.	Winding-Up	130
	Changes to Constitution
79.	Changes to Bye-laws	130
	Company Investigations into Interests in Shares
80.	Provisions applicable to Bye-laws 81 and 82	130
81.	Power of the Company to Investigate Interests in Shares	131
82.	Failure to Disclose Interests in Shares	133

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INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;

Affiliate
with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates shall be deemed Affiliates of any Member;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

Auditor	includes an individual, body corporate or partnership;

Authority Threshold	US$50 million in the aggregate in one or several related transactions over one or several years;

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Beneficial Ownership	the power to vote or direct the voting of, or to dispose or direct the disposition of, the assets in question, and “Beneficially Owned” shall be construed accordingly;

Business Day
a day on which banks are generally open for business in each of Tortola, the British Virgin Islands; Gibraltar; Hamilton, Bermuda; Amsterdam, the Netherlands; Oslo, Norway; New York, New York; Moscow, Russian Federation; and London, England;

Business Plan	the annual budget and business plan for the Group;

CEO	the chief executive officer of the Company and any person appointed by the Supervisory Board to perform any of the duties of the chief executive officer;

Clear Days
in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

Common Shares
common shares of par value US$0.001 each (or such other par value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the restrictions set out in these Bye-laws;

Company	the company for which these Bye-laws are adopted;

Compensation Committee	the compensation committee established by the Supervisory Board;

Contract
any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding;

Controlled Affiliate	with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50 per cent of the voting power for the election of

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directors or other governing body thereof or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner);

Conversion Date	the meaning given in Bye-law 4.3(d)(i);

Conversion Notice	the meaning given in Bye-law 4.3(d)(i);

Conversion Premium	the meaning given in Bye-law 4.3(d)(v);

Convertible Preferred Shares	convertible preferred shares of par value US$0.001 each in the capital of the Company, having the rights and being subject to the restrictions set out in these Bye-laws;

Cumulative Voting
the system of voting for Directors in which each voting share confers on its holder a total number of votes which is equal to the total number of Directors to be elected and which the holder may cast for candidates in any proportion (including, without limitation, casting all votes for a single candidate);

Director	a director of the Company and shall include an Alternate Director;

Fundamental Transaction	a merger, consolidation, amalgamation, conversion, reorganisation, scheme of arrangement, dissolution or liquidation involving any Group Company;

Governmental Entity
in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, regional, municipal, local or foreign government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organisations having jurisdiction over matters concerning intellectual property or (d) agency, commission, ministry, committee, inspectorate, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

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Group	the Company and its Subsidiaries;

Group Company	any of the Company or its Subsidiaries;

Indebtedness
with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services; (b) all vendor financing obligations; (c) any amounts payable by such Person under capital leases or similar arrangements over their respective periods; (d) any credit to such Person from a supplier of goods or under any instalment purchase or other similar arrangement; (e) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (f) any accrued dividends in respect of any capital stock or other ownership, membership or equity interests, whether declared or not; and (g) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business;

Initial Period	the period of six months from the date that the Bye-laws in this Section B take effect pursuant to Clause 2 of the Introduction;

Law
any law, statute, constitution, treaty, rule, regulation, policy, guideline, directive, ordinance, code, judgment, ruling, order, writ, decree, normative act, instruction, information letter, injunction or determination of any Governmental Entity or any other pronouncement having the effect of law or regulation of any other country or any state, county, city or other political subdivision;

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Lien
any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing;

Limit	the meaning given in Bye-law 16.1;

M&A Transaction
the purchase or acquisition, or the entry into an agreement to purchase or acquire, by the Company or any of its Subsidiaries of an interest in one or more companies, assets, businesses or similar transaction, including a transaction in which (a) the Company issues new equity interests (or derivative securities representing an interest therein) representing less than ten per cent of the issued Common and Convertible Preferred Shares and/or (b) any of the Company’s Subsidiaries issue or transfer any equity interests (or derivative securities representing an interest therein) in such Subsidiary, in each case in any one transaction or series of related transactions;

Management Board
the management board comprising the CEO and those Senior Executives appointed pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or such of those persons as are present at a meeting at which there is a quorum;

Member
the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Nominating Shareholder	the meaning given to it in Section A of these Bye-laws;

NYSE	the New York Stock Exchange;

Officer	any person appointed by the Supervisory Board to hold an office in the Company;

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Person
any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organisation, trust, union, association or Governmental Entity, whether incorporated or unincorporated;

Register of Members	the register of members referred to in these Bye-laws (including any branch register of members maintained by the Company);

Registered Office	the registered office of the Company for the time being;

Relevant Shares	the meaning given in Bye-law 16.3(d);

Requisition Date	the meaning given in Bye-law 24.4;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary
the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Supervisory Board to perform any of the duties of the Secretary;

Section 13(d) Group	the meaning given in Bye-law 16.1;

Senior Executives
the Company’s chief financial officer; the general director of any significant Subsidiary of the Company; the Company’s general counsel; the Company’s chief operating officer; the Company’s chief marketing officer; the Company’s head of investor relations; the Company’s chief technology officer and the Company’s head of International M&A;

Special Resolution
a resolution of the Company passed by Members representing not less than 75 per cent of the total voting rights of the Members who (being entitled to do so) vote in person or by proxy on the resolution;

Subsidiary	with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50 per cent of the securities having voting power for the election of directors

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or other governing body thereof or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner);

Supervisory Board
the board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

Target	in relation to an M&A Transaction, collectively the target company(ies), business(es) and/or asset(s) on a consolidated basis;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and

US$	United States Dollars.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(d)	a corporation shall be deemed to be present in person at a meeting if its representative, duly authorised pursuant to these Bye-laws, is present;

(e)	references to a company include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

(f)	references to writing include typewriting, printing, lithography, photography, electronic mail and other modes of representing or reproducing words in a legible and non-transitory form;

(g)	a reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or

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facilities and references to any communication being delivered or received, or being delivered or received at a particular place, include the transmission of an electronic or similar communication, and to a recipient identified in such manner or by such means, as the Supervisory Board may from time to time approve or prescribe, either generally or for a particular purpose;

(h)
references to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic or similar communication as the Supervisory Board may from time to time approve or prescribe, either generally or for a particular purpose;

(i)	references to a dividend include a distribution paid in respect of shares to Members out of contributed surplus or any other distributable reserve;

(j)
any reference to any statute or statutory provision (whether of Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force;

(k)
references to shares carrying the general right to vote at general meetings of the Company are to those shares (of any class or series) carrying the right to vote, other than shares which entitle the holders to vote only in limited circumstances or upon the occurrence of a specified event or condition (whether or not those circumstances have arisen or that event or condition has occurred); and

(l)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws, except that the definition of “attorney” in the Act shall not apply.

1.3	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1
Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Supervisory Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine.

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2.2
Subject to the provisions of the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Supervisory Board before the issue or conversion.

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Supervisory Board shall think fit.

3.2	The Supervisory Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1	At the date of adoption of these Bye-laws, the authorised share capital of the Company is divided into Common Shares and Convertible Preferred Shares.

4.2	The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a)	except where Cumulative Voting applies, be entitled to one vote per Common Share, voting together with the holders of Convertible Preferred Shares as a single class;

(b)	be entitled to such dividends as the Supervisory Board may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company (subject to the rights of the holders of any preference shares in the Company then in issue having preferred rights on a return of capital) in respect of their holdings of Common Shares, pari passu and pro rata to the number of Common Shares held by each of them; and

(d)	generally be entitled to enjoy all of the rights attaching to common shares.

4.3	The holders of Convertible Preferred Shares shall, subject to the provisions of these Bye-laws:

(a)	except where Cumulative Voting applies, be entitled to one vote per share, voting together with the holders of Common Shares as a single class;

(b)	not be entitled to receive dividends;

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(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, not be entitled to any payment or distribution in respect of the surplus assets of the Company; and

(d)
be entitled to convert their Convertible Preferred Shares, at their option and at any time (x) after the date which is two years and six calendar months after the date of issue of the relevant Convertible Preferred Shares but before the date which is five years after such date of issue and (y) during the period between the date on which a general offer under Bye-law 16.1 is announced and the final Business Day such offer is open for acceptance, in each case, in whole or in part, into Common Shares on the basis of one Common Share for one Convertible Preferred Share, on the following terms:

(i)
A holder of Convertible Preferred Shares shall notify the Company of an intended conversion at least 10 Business Days prior to the intended conversion date which must be a Business Day (the “Conversion Date”) by written notice (a “Conversion Notice”) accompanied by the relevant share certificate(s) (if any) delivered to the Secretary at the Registered Office, with a copy to the CEO, which notice shall be signed by or on behalf of the holder and shall state the Conversion Date and the number of Convertible Preferred Shares to be converted.

(ii)
On the Conversion Date for any Convertible Preferred Shares, subject to the Company having received the relevant Conversion Premium and share certificate(s) (if any), such Convertible Preferred Shares shall automatically and without further action on the part of the Company or any other Person be redesignated as Common Shares and the rights and restrictions attaching thereto shall be varied so that such Convertible Preferred Shares have all the rights and restrictions attaching to Common Shares.

(iii)
If any such redesignation or variation is then unlawful, the Company shall undertake all action permitted by Law for the conversion of the Convertible Preferred Shares at the earliest possible date, which action may include, without limitation, the repurchase of any shares, bonus or other issues of shares (in each case as approved by the Supervisory Board), the prosecution or defence of any legal proceedings to enable conversion to occur or any combination thereof.

(iv)
The Company shall not close its books against the transfer of Convertible Preferred Shares or Common Shares issued or issuable on conversion of Convertible Preferred Shares in any manner that interferes with the timely conversion of Convertible Preferred

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Shares. The Company shall assist and co-operate (but the Company shall not be required to expend substantial efforts or funds) with any holder of Convertible Preferred Shares required to make any filings with or obtain any approval from any Governmental Entity prior to or in connection with any conversion of Convertible Preferred Shares (including, without limitation, making any filings required to be made by or obtaining any approvals required to be obtained by the Company).

(v)
Prior to the Conversion Date for any Convertible Preferred Shares, the holder thereof shall pay to the Company in cleared funds an amount (the “Conversion Premium”) equal to the number of Common Shares into which the Convertible Preferred Shares are to be converted multiplied by the greater of (A) the closing mid market price for Common Shares on the NYSE on the date of the Conversion Notice; and (B) the 30 day volume weighted average price on the NYSE of the Common Shares on the date of the Conversion Notice; provided that the date of the Conversion Notice for purposes of determining the amount of the Conversion Premium due to an event described by Bye-law 4.3(d)(vii) or Bye-law 16.1 shall be the Business Day prior to the date on which such transaction or general offer is announced publicly and the Conversion Premium per convertible Preference Share shall be the lower of (A) the closing mid market price for Common shares on the NYSE on the date of the Conversion Notice; and (B) the 30 day volume weighted average price on the NYSE of the Common Shares on the date of the Conversion Notice. On conversion the Conversion Premium shall be treated as contributed surplus unless and to the extent applicable Law requires it to be treated as share capital, share premium or in some other manner.

(vi)	No consolidation or sub-division of Common Shares shall occur unless the Convertible Preferred Shares are consolidated or sub-divided in the same manner at the same time.

(vii)
If before the conversion of any Convertible Preferred Shares, there is any Fundamental Transaction involving the Company or sale of all or substantially all of the assets of the Company which results in a distribution of money, securities or other property to the holders of Common Shares, then, as part of such transaction, provision shall be made so that the holders of Convertible Preferred Shares shall thereafter have the right to receive, upon the deemed conversion of such Convertible Preferred Shares, the number of shares or securities or property of the Company to which a holder of the number of Common Shares deliverable on conversion of such Convertible Preferred Shares would have been entitled in connection with such transaction if such holder had converted its Convertible Preferred Shares and paid the applicable

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Conversion Premium immediately prior to the completion of such transaction, subject to a reduction equal to the amount of the deemed Conversion Premium. The Company shall make appropriate provisions to ensure that the requirements of this paragraph are effected.

(viii)
The Company shall at all times reserve and keep available out of its authorised but unissued Common Shares, solely for the purpose of issue on the conversion of Convertible Preferred Shares, not less than the number of Common Shares issuable on the conversion of all Convertible Preferred Shares that may then be converted. All Common Shares which are so issuable shall, when issued and upon payment of the Conversion Premium, be duly and validly issued, fully paid and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such Common Shares may be so issued without violation of any applicable Law or any requirements of the NYSE (except for official notice of issue which shall be immediately delivered by the Company on each such issue).

(ix)
Any Convertible Preferred Shares which have not been converted into Common Shares by the date which is five years after the date of their issue shall be immediately redeemed by the Company on such date on payment to the holders thereof of a redemption price of US$0.001 per share. Redemption shall be effected by a written notice from the Company to the holders thereof stating: (A) the redemption date; (B) the number of Convertible Preferred Shares to be redeemed; and (C) the place or places where certificates for such Convertible Preferred Shares (if any) are to be surrendered and shall be accompanied by the redemption price for the Convertible Preferred Shares to be redeemed (rounded up to the nearest whole cent). Convertible Preferred Shares which have been redeemed shall be cancelled and shall not be available for re-issue.

4.4
At the discretion of the Supervisory Board, whether or not in connection with the issue and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Supervisory Board, including, without limiting the generality of this authority, conditions that preclude or limit any Person or Persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the Person or Persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

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4.5
All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1
The Supervisory Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue), including any amounts unpaid in respect of any part of the Conversion Premium, and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Supervisory Board be liable to pay the Company interest on the amount of such call at such rate as the Supervisory Board may determine, from the date when such call was payable up to the actual date of payment. The Supervisory Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2
Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable, on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs, charges and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.	Prohibition on Financial Assistance

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any Person of any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted under the Act.

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7.	Forfeiture of Shares

7.1
If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Supervisory Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
— Ltd.
(the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [    ], 20[    ], in respect of the [number and class] share(s) standing in your name in the Register of Members of the Company, on the [    ] day of [    ], 20[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [    ] day of [    ], 20[    ] at the Registered Office of the Company the share(s) will be liable to be forfeited.

Dated this [    ] day of [    ], 20[    ]

_______________________________________

[Signature of Secretary] By Order of the Supervisory Board

7.2
If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Supervisory Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Supervisory Board shall determine.

7.3
A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4
The Supervisory Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1
Unless the Supervisory Board determines that shares in the capital of the Company shall not be certificated, every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or Officer or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Supervisory Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the Person to whom the shares have been allotted.

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8.3
If any share certificate shall be proved to the satisfaction of the Supervisory Board to have been worn out, lost, mislaid, or destroyed the Supervisory Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.	Trading Facilities

9.1
Notwithstanding any provisions of these Bye-laws, the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form. Unless otherwise determined by the Directors and permitted by the Act and any other applicable laws and regulations, no Person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

9.2
Without prejudice to Bye-law 9.1 but notwithstanding any other provisions of these Bye-laws, the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement and/or approve any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of interests in shares in the capital of the Company in the form of depositary receipts or similar interests, instruments or securities, and the holding and transfer of such receipts, interests, instruments or securities in uncertificated form and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares in the capital of the Company represented thereby. The Directors may from time to time take such actions and do such things as they may, in their absolute discretion, think fit in relation to the operation of any such arrangements.

10.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares of the relevant class.

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REGISTRATION OF SHARES

11.	Register of Members

11.1	The Supervisory Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

11.2
The Register of Members shall be open to inspection without charge at the Registered Office on every business day, subject to such reasonable restrictions as the Supervisory Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole 30 days in each year.

12.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other Person.

13.	Transfer of Registered Shares

13.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Supervisory Board may accept:

Transfer of a Share or Shares
— Ltd.
(the “Company”)

FOR VALUE RECEIVED……………….[amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number and class] of shares of the Company.

DATED this [    ] day of [    ], 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.2
Except as otherwise provided in these Bye-laws, such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Supervisory Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

13.3
If shares are certificated, the Supervisory Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Supervisory Board may reasonably require to show the right of the transferor to make the transfer.

13.4
The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

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13.5
The Supervisory Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid. The Supervisory Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

13.6
If the Supervisory Board refuses to register a transfer of any share the Secretary shall, within two months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

14.	Foreign Securities Laws

14.1
The Supervisory Board may, in its absolute and unfettered discretion, decline to register the transfer of any shares if it believes that registration of such shares or transfer is required under the laws of any jurisdiction and such registration has not been effected, save that the Supervisory Board may request and rely on an opinion of counsel to the transferor or transferee, in form and substance satisfactory to the Supervisory Board, that no such registration is required.

14.2
The Supervisory Board shall have the authority to request from any direct or indirect holder of shares, and such holder shall provide, such information as the Supervisory Board may request for the purpose of determining whether any transfer contemplated by Bye-law 14.1 should be permitted.

15.	Transmission of Registered Shares

15.1
In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only Persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other Persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other Person as the Supervisory Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

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15.2
Any Person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Supervisory Board may deem sufficient or may elect to nominate some Person to be registered as a transferee of such share, and in such case the Person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
— Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number and class] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ], 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

15.3
On the presentation of the foregoing materials to the Supervisory Board, accompanied by such evidence as the Supervisory Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Supervisory Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

15.4
Where two or more Persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

16.	Mandatory Offers

16.1
Any Person who, individually or together with any of its Affiliates or any other members of a “group”, within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended (a “Section 13(d) Group”) of which it is a part, directly or indirectly, in any manner, acquires Beneficial Ownership of any Common Shares or Convertible Preferred Shares (including, without limitation, through the acquisition of ownership or control of another Member or a Controlling Person of another Member or through the direct or indirect acquisition of derivative securities) which, taken together with Common Shares or Convertible Preferred Shares already Beneficially Owned by it or any of its Affiliates or its Section 13(d) Group, in any manner, carry 50 per cent or more of the voting rights of the Company (the “Limit”), shall, within 30 days of

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acquiring such shares, make a general offer to all holders of Common Shares (including any Common Shares issued on the conversion of Convertible Preferred Shares during the offer period) and Convertible Preferred Shares. For the purposes of this Bye-law 16.1, none of a Nominating Shareholder and its Permitted Transferees shall be deemed to form a Section 13(d) Group with any other Nominating Shareholder or any of its Permitted Transferees, nor shall a party to the Shareholders Agreement be deemed to form part of a Section 13(d) Group with any other party to the Shareholders Agreement solely by virtue of any such party’s rights and obligations under the Shareholders Agreement.

16.2	Where any Person breaches the Limit and does not make an offer as required by Bye-law 16.1, that Person is in breach of these Bye-laws.

16.3	The Supervisory Board may do all or any of the following where it has reason to believe that the Limit is or may be breached:

(a)
require any Member or Person appearing or purporting to be interested in any shares of the Company to provide such information as the Supervisory Board considers appropriate to determine any of the matters under this Bye-law 16;

(b)	have regard to such public filings as it considers appropriate to determine any of the matters under this Bye-law 16;

(c)	make such determinations under this Bye-law 16 as it thinks fit, either after calling for submissions from affected Members or other Persons or without calling for such submissions;

(d)
determine that the voting rights attached to all shares held by such Persons, or in which such Persons are or may be interested (“Relevant Shares”) are from a particular time suspended and incapable of being exercised for a definite or indefinite period and such Person (and any proxy to the extent appointed by him to act in that capacity) shall for this period of time cease to be entitled to receive notice of any meeting of the Members;

(e)	determine that some or all of the Relevant Shares will not carry any right to any dividends or other distributions from a particular time for a definite or indefinite period; and

(f)	take such other action as it thinks fit for the purposes of this Bye-law 16 including:

(i)	prescribing rules (not inconsistent with this Bye-law 16);

(ii)	setting deadlines for the provision of information;

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(iii)	drawing adverse inferences where information requested is not provided;

(iv)	making determinations or interim determinations;

(v)	executing documents on behalf of a Member;

(vi)	converting any Relevant Shares held in uncertificated form into certificated form, or vice-versa; and

(vii)	changing any decision or determination or rule previously made.

16.4	A general offer under Bye-law 16.1 complies with this Bye-law if:

(a)	the offer is unconditional in all respects and is open for acceptance for a period of not less than 30 days;

(b)	the making or implementation of the offer is not dependent on the passing of a resolution at any meeting of shareholders of the offeror; and

(c)	the offer is in cash or is accompanied by a cash alternative, in each case, at an offer price:

(i)	per Common Share not less than the greater of:

(1)
the highest price paid by the offeror, any of its Affiliates or any member of its Section 13(d) Group for any interest in Common Shares during the six months prior to the date on the Limit was exceeded,

(2)	the 180 day volume weighted average price on the NYSE of the Common Shares on the date on which the Limit was exceeded, and

(3)
if, before the offer closes for acceptance, the offeror, any of its Affiliates or any member of its Section 13(d) Group acquires any interest in Common Shares at above the offer price, the highest price paid for the interest in the Common Shares so acquired,

(the “Offer Price”); and

(ii)	per Convertible Preferred Share equal to the Offer Price less the Conversion Premium calculated in accordance with Bye-law 4.3(d)(v).

16.5
The requirement for an offer to be made in accordance with this Bye-law may be waived by a vote of a majority of Members voting in person or by proxy at a general meeting, excluding for all purposes of the vote the Member or Members in question and their Affiliates.

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16.6
Any one or more of the Directors may act as the attorney(s) of any Member in relation to the execution of documents and other actions to be taken for the sale of Relevant Shares determined by the Supervisory Board under this Bye-law 16.

ALTERATION OF SHARE CAPITAL

17.	Power to Alter Capital

17.1
The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

17.2
Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Supervisory Board may deal with or resolve the same in such manner as it thinks fit including (without limitation) in the way prescribed in Bye-law 17.3 below.

17.3
The Supervisory Board may sell shares representing the fractions to any Person (including the Company) for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion amongst the Persons to whom such fractions are attributable (except that if the amount due to a Person is less than US$5.00, or such other sum as the Supervisory Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Supervisory Board may authorise a Person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the Person entitled by transmission to, them to the purchaser or as the purchaser may direct or implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares.

17.4
The purchaser will not be bound to see to the application of the purchase moneys in respect of any such sale. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Bye-law 17.3 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

18.	Variation of Rights Attaching to Shares

18.1
Subject to the Act and, if relevant, the approval required pursuant to Bye-law 79 and save for a conversion of Convertible Preferred Shares effected by a variation of rights pursuant to Bye-law 4.3(d), all or any of the special rights for the time being attached to any class of shares for the time being in issue may, unless otherwise expressly provided in the rights attaching to or by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up), be altered or abrogated with the consent in writing of the holders of

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the issued shares of such class carrying 75 per cent or more of all of the votes capable of being cast at the relevant time at a separate general meeting of the holders of the shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of shares of that class by a majority of the votes cast.

18.2
All the provisions of these Bye-laws relating to general meetings of the Company shall apply mutatis mutandis to any separate general meeting of any class of Members, except that the necessary quorum shall be one or more Members present in person or by proxy holding or representing at least one third of the shares of the relevant class.

18.3
The special rights conferred on the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered or abrogated by (a) the creation or issue of further shares ranking pari passu with them, (b) the creation or issue for full value (as determined by the Supervisory Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them or (c) the purchase or redemption by the Company of any of its own shares.

DIVIDENDS AND CAPITALISATION

19.	Dividends

19.1
The Supervisory Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members holding shares entitled to the payment of dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie, including without limitation the issue by the Company of shares or other securities, in which case the Supervisory Board may fix the value for distribution in specie of any assets, shares or securities. No unpaid dividend shall bear interest as against the Company. The exact amount and timing of any dividend declarations and payments shall, subject to the requirements of the Act, be determined by the Supervisory Board.

19.2	The Supervisory Board may fix any date as the record date for determining the Members entitled to receive any dividend.

19.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

19.4
The Supervisory Board may declare and make such other distributions (in cash or in specie) to the Members holding shares entitled to distributions as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

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19.5	Except insofar as the rights attaching to, or the terms of issue of, any shares otherwise provide:

(a)
all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of a call may be treated for the purpose of this Bye-law as paid up on the share; and

(b)
dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares in respect of which the dividend is paid during any portion or portions of the period in respect of which the dividend is paid.

20.	Power to Set Aside Profits

The Supervisory Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for any other purpose.

21.	Method of Payment

21.1
Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or by direct transfer to such bank account as such Member may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to such Persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque, warrant or direct transfer shall be sent at the risk of the Person entitled to the money represented thereby. If two or more Persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.

21.2
The Supervisory Board may deduct from the dividends or distributions payable to any Member (either alone or jointly with another) by the Company in respect of any shares all moneys (if any) due from such Member (either alone or jointly with another) to the Company on account of calls or otherwise.

21.3
Any dividend or other moneys payable in respect of a share which has remained unclaimed for seven years from the date when it became due for payment shall, if the Supervisory Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

21.4	The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned

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undelivered to, or left uncashed by, that Member on at least three consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

22.	Capitalisation

22.1
The Supervisory Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

22.2
The Supervisory Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full partly or nil paid up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

23.	Annual General Meetings
The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the CEO or the Supervisory Board shall appoint.

24.	Special General Meetings

The CEO or the Supervisory Board may convene a special general meeting whenever in their judgment such a meeting is necessary. The Supervisory Board shall, on the requisition in writing of Members holding such number of shares as is prescribed by, and made in accordance with, the Act, convene a special general meeting in accordance with the Act. Each special general meeting shall, subject to the Act and these Bye-laws, be held at such time and place as the CEO or the Supervisory Board shall appoint.

25.	Notice

25.1
At least 30 Clear Days notice of an annual general meeting (other than an adjourned meeting) shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

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25.2
At least 30 Clear Days notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

25.3
The CEO or Supervisory Board may fix any date that is not more than 60 Clear Days prior to any general meeting as the record date for determining the Members entitled to receive notice of and to vote at such general meeting.

25.4
A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting and together holding not less than 95 per cent in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

25.5
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting. A Member present, either in person or by proxy, at any annual general meeting or special general meeting of the holders of any class of shares shall be deemed to have received proper notice of that meeting and, where required, the purpose for which it was called.

26.	Giving Notice and Access

26.1	A notice or other document may be given by the Company to a Member:

(a)	by delivering it to such Member in person; or

(b)	by sending it by letter mail or courier to such Member’s address in the Register of Members; or

(c)
(excluding a share certificate) by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose or by such other means as the Supervisory Board may decide and which are permitted by applicable laws or regulations and not prohibited by the Act; or

(d)	in accordance with Bye-law 26.3.

26.2
Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more Persons, be given to whichever of such Persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

26.3
Each Member shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

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26.4
Save as provided by Bye-laws 26.5 and 26.6, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, at the time when it was posted, delivered to the courier or transmitted by facsimile, electronic mail, or such other method as the case may be.

26.5
Notice delivered by letter mail shall be deemed to have been served 48 hours after the time on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or Bermuda.

26.6
In the case of information or documents delivered in accordance with Bye-law 26.3, service shall be deemed to have occurred when (i) the Member is notified in accordance with Bye-law 26.1 of the website posting; and (ii) the information or document is published on the website.

26.7
The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register of Members if the Supervisory Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or relevant stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

26.8
If at any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each Person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case, the Company shall send confirmatory copies of the notice by post if at least five Clear Days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

27.	Postponement or Cancellation of General Meeting

The Supervisory Board may postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to the Members in accordance with these Bye-laws.

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28.	Attendance and Security at General Meetings

28.1
If so permitted by the Supervisory Board or the chairman in relation to a general meeting, members may participate in such general meeting by such electronic means as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.2
The Supervisory Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Supervisory Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a Person who refuses to comply with any such arrangements, requirements or restrictions.

29.	Quorum at General Meetings

29.1
Except as otherwise provided by the Act or these Bye-laws, at any general meeting two or more Persons present in person at the start of the meeting and having the right to attend and vote at the meeting and holding or representing in person or by proxy at least 50 per cent plus one voting share of the total issued voting shares in the Company at the relevant time shall form a quorum for the transaction of business.

29.2
If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the CEO may determine. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. If the CEO shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws. A meeting may not be adjourned under this Bye-law 29.2 to a day which is more than 90 days after the day originally appointed for the meeting.

30.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the chairman of the Supervisory Board, if there be one, shall act as chairman at all meetings of the Members at which such person is present. If there is no such chairman, or if at any meeting the chairman is not present within 15 minutes after the time appointed for holding the meeting, the Directors present shall appoint one of their number who is willing to act as chairman or, if only one Director is present, he shall act as chairman, if

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willing to act. If none of the Directors present is willing to act as chairman, the Director or Directors present may appoint any other Officer who is present and willing to act as chairman. In default of any such appointment, the Persons present and entitled to vote shall elect any Officer who is present and willing to act as chairman or, if no Officer is present or if none of the Officers present is willing to act as chairman, one of their number to be chairman.

31.	Voting on Resolutions

31.1	Subject to the Act and these Bye-laws, a resolution may only be put to a vote at a general meeting of the Company or of any class of Members if:

(a)	it is proposed by or at the direction of the Supervisory Board;

(b)	it is proposed at the direction of a court;

(c)	it is proposed on the requisition in writing of such number of Members as is prescribed by, and is made in accordance with, the relevant provisions of the Act or these Bye-laws; or

(d)	the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

31.2	Subject to the Act, the requirements of the NYSE and the Bye-laws specified below:

(a)	16.5 (Whitewash for Mandatory Offers);

(b)	39.2 (Cumulative voting for Directors);

(c)	42.1 (Removal of Directors);

(d)	51.4 (CEO and M&A Transactions);

(e)	52.4 (Certain shareholder approvals); and

(f)	79 (Changes to the Bye-laws)

any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a simple majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

31.3	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls or other sums presently payable on all shares held by such Member.

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31.4
No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting. At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

31.5
At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

31.6	Section 77A of the Act shall not apply to the Company.

32.	Voting on a Poll Required

32.1
Notwithstanding anything in these Bye-laws to the contrary, at any meeting of the Members a resolution put to the vote of the meeting shall, in each instance, be voted upon by a poll. Except where Cumulative Voting applies, every Person present at a meeting of the Members shall have one vote for each share of which such Person is the holder or for which such Person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by electronic means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. A Person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

32.2
A poll for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct.

32.3
Each Person physically present and entitled to vote shall be furnished with a ballot paper on which such Person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken. Each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each Person present by telephone, electronic or other communications facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Persons appointed by the chairman for the purpose or an independent scrutineer at the Chairman’s discretion. The result of the poll shall be declared by the chairman.

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33.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

34.	Instrument of Proxy

34.1
A Member may appoint a proxy by (a) an instrument appointing a proxy in writing in substantially the following form or such other form as the Supervisory Board may determine from time to time; or (b) such telephonic, electronic or other means as may be approved by the Supervisory Board from time to time.

34.2	The appointment of a proxy or a corporate representative in relation to a particular meeting shall, unless the contrary is stated, be valid for any adjournment of the meeting.

34.3
A Member may appoint one or more standing proxies, with or without the power of substitution, or (if a corporation) one or more standing representatives by delivery to the Registered Office (or at such other place as the Supervisory Board may from time to time specify for such purpose) of evidence of such appointment(s). If a Member appoints more than one standing proxy or standing representative which appointments may allow the standing proxy or standing representative to vote generally or only in respect of a specified item of business, each appointment shall specify the number and class of shares held by the relevant Member in respect of which the standing proxy or standing representative has been appointed and any restrictions or limitations pursuant to which the standing proxy or standing representative is subject. The appointment of such a standing proxy or representative shall be valid for every general meeting and adjourned meeting until such time as it is revoked by notice to the Company or the Member ceases to be a Member, but:

(a)
the appointment of a standing proxy or representative may be made on an irrevocable basis and may be limited to any particular item or items of business or be unlimited and the Company shall recognise the vote or abstention of the proxy or representative given in accordance with the terms of such an appointment, to the exclusion of the vote of the Member, until such time as the appointment ceases to be effective in accordance with its terms;

(b)
(subject to Bye-law 34.3(a)) the appointment of a standing proxy or representative shall be deemed to be suspended at any meeting or poll taken at any meeting at which the Member is present or in respect of which the Member has specifically appointed another proxy or representative; and

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(c)
the Supervisory Board may from time to time require such evidence as it deems necessary as to the due execution and continuing validity of the appointment of any proxy or representative and, if it does so, the appointment of the proxy or representative shall be deemed to be suspended until such time as the Supervisory Board determines that it has received the required evidence or other evidence satisfactory to it.

34.4
The appointment of a proxy must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the Person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted may be treated as invalid. The Supervisory Board may waive any requirements as to the delivery of proxies, either generally or in any particular case.

34.5
Subject to Bye-law 34.10 and subject as mentioned in this Bye-law, an instrument or other form of communication appointing or evidencing the appointment of a proxy or corporate representative shall not be treated as valid until 24 hours after the time at which it, together with such evidence as to its due execution as the Supervisory Board may from time to time require, is delivered to the Registered Office (or to such other place or places as the Supervisory Board may from time to time specify for the purpose).

34.6
If the terms of appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Member who conferred such power. All the provisions of these Bye-laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutatis mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

34.7
The appointment of a proxy, whether a standing proxy or a proxy relating to a particular meeting, shall be deemed, unless the contrary is stated, to confer authority to vote on any amendment of a resolution and on any other resolution put to a meeting for which it is valid in such manner as the proxy thinks fit.

34.8
A vote given by proxy, whether a standing proxy or a proxy relating to a particular meeting, shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the appointment of the proxy or of the authority under which it was executed, unless notice of such death, insanity or revocation was received by the Company at the Registered Office (or at any other place as may be specified for the delivery of instruments or other forms of communication appointing or evidencing the appointment of proxies in the notice convening the meeting or in any other information sent to Members by or on behalf of the Supervisory Board in relation to the meeting) at least one hour before the commencement of the meeting or adjourned meeting at which the vote is given or by such later time as the Supervisory Board may decide, either generally or in any particular case.

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34.9
Notwithstanding the preceding provisions of these Bye-laws, the Supervisory Board may decide, either generally or in any particular case, to treat an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative as properly delivered for the purposes of these Bye-laws if a copy or facsimile image of the instrument is sent by electronic means to the Registered Office (or to such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any other information sent by or on behalf of the Supervisory Board in relation to the meeting or adjourned meeting).

34.10
Subject to the Act, the Supervisory Board may also at its discretion waive any of the provisions of these Bye-laws relating to the execution and deposit of an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative or any ancillary matter (including, without limitation, any requirement for the production or delivery of any instrument or other communication to any particular place or by any particular time or in any particular way) and, in any case in which it considers it appropriate, may accept such verbal or other assurances as it thinks fit as to the right of any Person to attend and vote on behalf of any Member at any general meeting.

34.11	A Member who is the holder of two or more shares may appoint more than one proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of different shares.

34.12	A proxy need not be a Member.

35.	Representation of Corporate Member

35.1
A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

35.2
A Member which is a corporation may, by written instrument, appoint more than one such authorised representative (with or without appointing any Persons in the alternative) at any such meeting provided that such appointment specifies the number of shares in respect of which each such appointee is authorised to act as representative, not exceeding in aggregate the number of shares held by the appointor and carrying the right to attend and vote at the relevant meeting.

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35.3
Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

36.	Adjournment of General Meeting

36.1
The chairman of any general meeting at which a quorum is present may with the consent of Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), adjourn the meeting.

36.2
In addition, the chairman may adjourn the meeting to another time and place or sine die without such consent or direction, and whether or not a quorum is present, at the direction of the Supervisory Board (prior to or at the meeting) or if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of Persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

36.3
Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

36.4
When a meeting is adjourned for three months or more or sine die, not less than ten Clear Days notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Except as expressly provided by these Bye laws, it shall not be necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting from which the adjournment took place.

37.	Directors’ Attendance at General Meetings
The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

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DIRECTORS AND OFFICERS

38.	Composition of the Supervisory Board

During the Initial Period, the Supervisory Board shall consist of nine Directors. After the Initial Period, the Supervisory Board shall consist of such number of Directors being not less than seven Directors and not more than thirteen Directors, as the Supervisory Board from time to time determines, subject to approval by a resolution of the Company passed by the Members representing a simple majority of the total voting rights of the Members, who (being entitled to do so) vote in person or by proxy on the resolution at a general meeting.

39.	Election of Directors

39.1	The Directors shall be elected at each annual general meeting of the Company.

39.2
All Directors shall be elected by Cumulative Voting. By way of illustration only, if there are ten candidates proposed to the Members at a general meeting for election as Directors but only nine available Director positions, a Member holding 100 voting shares would be entitled to apportion 900 votes from among the ten candidates, and the nine candidates achieving the highest number of votes of all the voting Members would be elected to the Supervisory Board.

39.3
A Director shall (unless he is removed from office or his office is vacated in accordance with these Bye-laws) hold office until the next following annual general meeting in accordance with these Bye-laws.

39.4

(a)
During the Initial Period, if there is a vacancy on the Supervisory Board in respect of a Director who was nominated by a Nominating Shareholder who, at the time of such vacancy, remains a Member, such Nominating Shareholder shall have the power to appoint any person as a replacement Director to fill such vacancy. Any such appointment shall be by notice to the Company and shall be signed by or on behalf of the appointor and shall take effect on delivery to the Registered Office, or if earlier, on service on the CEO; and

(b)	After the Initial Period:

(i)
If there is a vacancy in respect of two or more Directors in the period falling between annual general meetings, then the Directors shall forthwith convene a special general meeting in accordance with the Act and these Bye-laws, such meeting to be held within three months of the date on which the second vacancy occurred; provided that no such special general meeting shall be convened if the second vacancy occurs within the period falling three months before the next successive annual general meeting;

(ii)	The purpose of the special general meeting shall be the re-election of the Supervisory Board;

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(iii)
At such special general meeting, all Directors shall retire from office but be eligible for re-election, together with any other persons nominated by a Member or Members holding not less than one-twentieth of the issued voting shares of the Company, details of such nominations to be given to the Members in accordance with Bye-law 26 at least five Clear Days in advance of the date of such special general meeting; and

(iv)	A vacancy in respect of one Director shall remain open and unfilled until the next successive annual general meeting, unless otherwise provided in this Bye-law

(c)	Any Director appointed or elected pursuant to this Bye-law shall hold office only until the next annual general meeting of the Company but shall be eligible for re-election.

39.5
All Directors, upon election or appointment (but not on re-appointment), must provide written acceptance of their appointment, in such form as the Supervisory Board may think fit, by notice in writing to the Registered Office within 30 days of their appointment.

40.	No Share Qualification

A Director shall not be required to hold any shares in the capital of the Company by way of qualification. A Director who is not a Member shall nevertheless be entitled to attend and speak at general meetings and at any separate meeting of the holders of any class of shares in the capital of the Company

41.	Alternate Directors

41.1
Any Director may appoint another Director or an individual approved by the Supervisory Board to act as a Director in the alternative to himself by notice in writing to the Registered Office. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

41.2
An Alternate Director shall be entitled to receive notice of all meetings of the Supervisory Board and committees of the Supervisory Board of which the appointing Director is a member and to attend and vote at any such meeting at which the Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director.

41.3
An Alternate Director shall cease to be such if the Director for whom he was appointed to act as a Director in the alternative ceases for any reason to be a Director, but he may be re-appointed by the Supervisory Board as an alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

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42.	Removal of Directors

42.1	The Members holding voting shares may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director:

(a)
during the Initial Period, by a resolution of the Company passed by Members representing not less than 66.66 per cent of the total voting rights of the Members who (being entitled to do so) vote in person or by proxy on the resolution; and

(b)
after the Initial Period, by a resolution of the Company passed by Members representing a simple majority of the total voting rights of the Members, who (being entitled to do so) vote in person or by proxy on the resolution.

provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

42.2
If a Director is removed from the Board under the provisions of Bye-law 42.1 the Members may fill the vacancy at the special general meeting at which such Director is removed only if a Member or Members holding such number of shares as is prescribed by, and made in accordance with, the Act has requisitioned in writing a proposal to nominate at least one replacement candidate for Director stating the information listed below with respect to such nominee(s) and such proposal is given to the Members in accordance with Bye-law 26 at least 5 Clear Days in advance of the date of such special general meeting:

(a)	the name and address of the Members who intend to make the nomination(s);

(b)	a representation that the Members are holders of shares in the Company and that the Members intend to vote such shares at such meeting;

(c)	the name, age, business address and residence address of each nominee proposed in the notice;

(d)	the principal occupation or employment of each nominee;

(e)	the number of shares in the Company which are beneficially owned by each nominee;

(f)	the consent in writing of each nominee to serve as a Director if so elected;

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(g)	a representation that the Members intend to appear in person or by proxy at the meeting to nominate each person specified in the notice;

(h)	a description of all arrangements or understandings between the Members and each nominee or any other Person (naming such Person) pursuant to which each nomination is to be made by the Members; and

(i)
such other information concerning such nominee as would be required to be disclosed to Members in connection with the election of Directors pursuant to applicable law and regulations, including without limitation the requirements of the NYSE, had the nominee been nominated, or intended to be nominated, by the Board.

In the absence of such election or appointment, the Board may fill the vacancy.

43.	Vacancy in the Office of Director

43.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies;

(d)	resigns his office by notice to the Company; or

(e)	on his term of office expiring.

43.2
Any person appointed to fill a vacancy occurring as a result of the death, disability, disqualification or resignation of a Director shall hold office only until the next annual general meeting of the Company but shall be eligible for re-election.

44.	Remuneration of Directors

44.1
The amount of any fees payable to Directors shall be determined by the Supervisory Board upon the recommendation of the Compensation Committee and shall be deemed to accrue from day to day. Directors who are also employees of a Group Company shall not be paid any such fees by the Company in addition to their remuneration as an employee.

44.2
Any Director who serves on any committee, or who, at the request of the Supervisory Board, goes or resides abroad, makes any special journey or otherwise performs services which in the opinion of the Supervisory Board are

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outside the scope of the ordinary duties of a Director, may be paid such remuneration by way of salary, commission or otherwise as the Supervisory Board may determine in addition to or in lieu of any fee payable to him for his services as Director pursuant to these Bye-laws.

44.3
The Company shall repay to any Director all such reasonable expenses as he may properly incur in the performance of his duties including attending meetings of the Directors or of any committee of the Directors or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in or about the business of the Company.

44.4
Without prejudice to the generality of the foregoing, the Directors may exercise all the powers of the Company to establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any individuals who are or were at any time in the employment or service of or who are or were at any time directors or officers of the Company, any Subsidiary or Affiliate of the Company or any Person which is in any way allied to or associated with the Company or any Subsidiary or Affiliate of the Company and the families and dependants of any such individuals, and also establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company, any such Subsidiary or Affiliate or any such other Person, or of any such individuals as aforesaid, and, subject to the Act, make payments for or towards the insurance of any such individuals as aforesaid, and do any of the matters aforesaid either alone or in conjunction with any such other Person.

45.	Defect in Appointment of Director

All acts done in good faith by the Supervisory Board, any Director, a member of a committee appointed by the Supervisory Board, any person to whom the Supervisory Board may have delegated any of its powers or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

46.	Register of Directors and Officers
The Supervisory Board shall cause to be kept in one or more books at the Registered Office a register of directors and officers and shall enter therein the particulars required by the Act.

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47.	Governance Structure

47.1	The governance of the Company shall comprise:

(a)	the Supervisory Board elected by the Members in accordance with these Bye-laws;

(b)	the CEO appointed by the Supervisory Board in accordance with these Bye-laws;

(c)	the Management Board appointed by the CEO, subject to the approval of the Supervisory Board, in accordance with these Bye-laws; and

(d)	Senior Executives appointed by the CEO, subject to the approval of the Supervisory Board, in accordance with these Bye-laws.

48.	Appointment of Chairman, CEO, Officers and Secretary

48.1	The chairman of the Supervisory Board shall be selected by the Supervisory Board. The chairman of the Supervisory Board shall not have a casting vote.

48.2	The CEO shall be appointed by the Supervisory Board.

48.3
The Supervisory Board may appoint such Officers as the Supervisory Board may determine, provided that no member of the Management Board may also serve as a member of the Supervisory Board. The CEO shall have exclusive authority to identify and recommend to the Supervisory Board for the Supervisory Board’s ratification the Company’s Senior Executives.

48.4	The Secretary and (if relevant) Resident Representative shall be appointed by the Supervisory Board from time to time.

49.	Duties and Remuneration of Officers and Senior Executives

49.1
The Officers and Senior Executives shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Supervisory Board or Management Board from time to time.

49.2	The Officers and Senior Executives shall receive such remuneration as the Supervisory Board may determine.

50.	Duties and Remuneration of the Secretary

50.1	The duties of the Secretary shall be those prescribed by the Act, together with such other duties as shall from time to time be prescribed by the Supervisory Board.

50.2
A provision of the Act or these Bye-laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in the place of, the Secretary.

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50.3	The Secretary shall receive such remuneration as the Supervisory Board may determine.

51.	Powers of the Supervisory Board

51.1
The Supervisory Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in a general meeting or delegated to the Management Board or the CEO.

51.2
Subject to these Bye-laws, the Supervisory Board may delegate to any company, firm, person, or body of persons any power of the Supervisory Board (including the power to sub-delegate). The Supervisory Board may appoint by power of attorney any company, firm, person or body of persons, whether nominated directly or indirectly by the Supervisory Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Supervisory Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Supervisory Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney.

51.3	The Supervisory Board shall establish and maintain at least the following committees:

(a)
a Nominating and Corporate Governance Committee, which shall be responsible for coordinating the selection process for candidates to become Directors and recommending such candidates to the Supervisory Board;

(b)
an Audit Committee, all of whom shall satisfy the requirements of Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time, and which shall have the authority required thereby, including responsibility for the appointment, compensation, retention and oversight of the Auditor, establishing procedures for addressing complaints related to accounting or audit matters and engaging necessary advisors; and

(c)
a Compensation Committee, which shall be responsible for approving the compensation of the Group’s directors, officers and employees, the Group’s employee benefit plans and equity compensation plans, and any contract relating to a Group Company director, officer or shareholder, their respective family members or Affiliates.

51.4
During the Initial Period, in the absence of approval by a simple majority of the Supervisory Board, any proposal properly requisitioned by the Members to appoint a CEO or to approve an M&A Transaction shall require a resolution

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passed by Members representing not less than 66.66 per cent of the total voting rights of the Members who (being entitled to do so) vote in person or by proxy on the resolution.

52.	Authority Matrix

52.1	Subject to the Act and these Bye-laws, the business of the Company shall be managed by the CEO and the Management Board. The following actions shall require the approval of the Supervisory Board:

(a)	the approval of the Business Plan;

(b)	the approval of M&A Transactions;

(c)	the acquisition or construction of a capital asset not included in the Business Plan if the total expenditures by a Group Company would exceed the Authority Threshold;

(d)	any suspension, cessation or abandonment of any activity which exceeded the Authority Threshold in revenues for the most recent fiscal year;

(e)
any Group Company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation, that results in cash expenditures outside the ordinary course of business for which the aggregate cash expense would exceed the Authority Threshold for any such projects or series of related projects;

(f)	any Fundamental Transaction;

(g)	any sale of all or substantially all of the assets of any Group Company;

(h)	any financing transaction that exceeds the Authority Threshold between two or more Group Companies where one or more of the companies is not wholly-owned (directly or indirectly) by the Company;

(i)	any organisational or reporting changes to the management structure of the Company;

(j)	any Group Company incurring or guaranteeing any debt in an amount greater than the Authority Threshold;

(k)	any Group Company providing a guarantee of indebtedness or granting security in respect of indebtedness, in each case in an amount greater than the Authority Threshold;

(l)	the payment of any dividends by a Group Company other than (1) dividends paid by a Group Company which is wholly-owned (directly or

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indirectly) by the Company or (2) preferred dividends required by law or by the charter of such Group Company;

(m)
except for issues of shares, or interest in shares, in connection with employee compensation awards (which authority shall be delegated to the Compensation Committee), the issue or repurchase of any shares in the Company or securities convertible or exchangeable into shares or interests in shares of the Company, or the right to subscribe for any shares or securities of the Company, as well as the issue or repurchase of other forms of security of the Company;

(n)	any change in the authorised or issued share capital of any Group Company if as a result of such change the shareholding of any person not forming part of the Group increases;

(o)	the approval of the audited accounts of any Group Company;

(p)	the appointment of the auditors of any Group Company (other than the Company);

(q)
the entry into any contract (whether by renewal or otherwise) or group of related contracts by any Group Company with a value, or requiring aggregate payments to or from that Group Company, in excess of the Authority Threshold;

(r)
the approval, amendment or variation of the Group’s exchange rates, hedging or futures policy to the extent that the Company’s chief financial officer has determined such approval, amendment or variation could, in aggregate, have a financial impact on the Group in excess of the Authority Threshold in any financial year;

(s)
any Group Company’s initiation of any litigation, claim, arbitration or other legal matter that the Supervisory Board or Management Board believes is material to the reputation or operations of the Group or is expected at the time of initiation to result in counterclaims or a series of counterclaims exceeding the Authority Threshold;

(t)
the settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, exceeds US$10 million per matter or series of related matters;

(u)	any Group Company’s entry into any lease obligation wherein the present value of the aggregate lease obligation as estimated by the CEO is greater than the Authority Threshold;

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(v)
any Group Company’s entry into a transaction that is not specifically contemplated in the Business Plan involving the purchase, sale, lease or other acquisition or disposition of interests in land, buildings, fixtures, machinery, equipment and appurtenances in any case for consideration that exceeds the Authority Threshold in any transaction or series of related transactions;

(w)
any Group Company’s incurrence of incremental Indebtedness in an aggregate principal amount of greater than US$50 million per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Supervisory Board;

(x)	the entry into any management contract (whether by renewal or otherwise) by, or in relation to, any Group Company’s chief executive functions;

(y)	the appointment, re-appointment or early termination of the employment of the CEO or any other Senior Executive;

(z)	any amendments to the delegation of authority to the CEO and approval of delegations of authority to any Officer;

(aa)
the voting of shares of any Group Company in respect of an election of directors of such company or in respect of any matter referred to in this Bye-law 52.1 which is to be undertaken by a Group Company;

(bb)
except in respect of ordinary course, routine matters, the issuing of instructions to the CEO for voting or taking other Company action, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which the Group may hold securities and any exercise of rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity;

(cc)	the approval of any matter to be submitted to the Members for a vote;

(dd)
the employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors; the execution and delivery of such papers, documents and instruments; the payment of such fees and other amounts; and the doing of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Supervisory Board’s authority;

(ee)
the appointment or termination of members of the Supervisory Board to committees of the Supervisory Board and the delegation of the Supervisory Board’s authority to such committees, subject to the requirements of these Bye-laws; and

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(ff)	the refusal to register the transfer of any shares that were attempted to be transferred in violation of these Bye-laws.

52.2
Other than those actions that require the approval of the Supervisory Board or the Members as set out in this Bye-law 52, or as otherwise required by the Act or by applicable Law, the Supervisory Board shall delegate power to the Management Board (and shall have no authority or discretion to do otherwise) so that the Management Board has the authority to take the following actions, among others, without the approval of the Supervisory Board or the Members:

(a)
in respect of any item described in Bye-law 51.1 that is limited to matters exceeding the Authority Threshold, the Management Board shall have authority to take action in respect of each such matter to the extent that the Management Board determines in good faith that the maximum amount of any Group Company’s obligation or liability is limited to, or is not expected to exceed, the Authority Threshold;

(b)
any M&A Transaction that is specifically included in the Business Plan, or any other M&A Transaction with an aggregate value, when combined with all other such M&A Transactions approved by the Management Board without Supervisory Board consent during any fiscal year, of less than the Authority Threshold;

(c)
any Group Company’s entry into ordinary course transactions permitted under existing credit, loan, debt or other borrowing facilities previously approved by the Supervisory Board, including borrowings and repayments of principal and interest, including (i) draw-downs under existing revolving credit facilities, (ii) accelerated, unscheduled or other non-mandatory payments or pre-payments of principal or interest, and (iii) issuances of letters of credit and other credit enhancement or performance bonds or securities;

(d)
any Group Company’s grant of liens in, and other pledges of collateral to secure, any indebtedness which is approved by the Supervisory Board or is under the authority granted to the Management Board as described above;

(e)
any Group Company’s incurrence of indebtedness in an aggregate principal amount of US$50 million or less per transaction (whether in the form of one or a series of related closings or transactions), other than under existing credit facilities previously approved by the Supervisory Board;

(f)	any Group Company’s making of non-material changes to existing credit approved by the Supervisory Board or under the authority granted to the Management Board as described above;

(g)	actions required to be taken in order for a Group Company to obtain or maintain all governmental approvals, licenses and permits;

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(h)
the settlement by the Group of any action, suit, claim or proceeding, including any investigation by a governmental authority, that would not impose any material restrictions on the operations of the Group, or pursuant to which the amount to be paid by the Group, together with any other related expected financial impact, is not expected to exceed US$10 million per matter or series of related matters. This authorisation shall not extend to matters which are subject to an internal investigation being coordinated by the Supervisory Board or a committee of the Supervisory Board or impacting any Director in his personal capacity;

(i)
any Group Company’s entry into contracts for the purchase or lease of goods and services for use in the ordinary course of business (so long as in the ordinary course of business and consistent with past practice), except where the counterparty to any such contract is a director or officer of the Group or to their respective family members or Affiliates;

(j)
voting and otherwise taking action on behalf of the Company, in person or by proxy, at any meeting of shareholders (or with respect to any action of such shareholders) of any other corporation or entity in which a Group Company may hold securities and otherwise exercise any and all rights and powers which the Group may possess by reason of its ownership of securities of such other corporation or entity, acting in accordance with the instructions of the Supervisory Board, to the extent required by Bye-law 52.1;

(k)
the delegation (including authority to sub-delegate and re-delegate) of any authority of the Management Board set out in these Bye-laws to any officer or employee or agent of a Group Company, or to any team, committee or other group that includes such officers or employees or agent;

(l)
the employment of such accountants, lawyers, investment bankers, consultants, independent contractors and other advisors; the execution and delivery of such papers, documents and instruments; the payment of such fees and other amounts; and the doing of such acts, in each case as determined to be necessary or desirable in furtherance of the exercise of the Management Board’s authority; and

(m)
such other ordinary course of business activities as are customarily within the authority of a management board and are not reserved for the Supervisory Board or a committee of the Supervisory Board and such other authority as is delegated to the Management Board by the Supervisory Board or any committee of the Supervisory Board from time to time.

52.3	Unless otherwise specified in these Bye-laws or as otherwise required by applicable Law or a specific grant of authority by the CEO to a Senior Executive

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or Officer or pursuant to a resolution of the Management Board passed in accordance with Bye-law 59, the Management Board delegates power to the CEO as the chairman of the Management Board pursuant to resolutions of the Management Board passed in accordance with Bye-law 59.

52.4
In addition to those matters for which a vote of the Members is required by applicable Law or the NYSE’s regulations, the following actions shall require the approval of the Members at a general meeting:

(a)	any merger, consolidation, amalgamation, conversion, reorganisation, scheme of arrangement, dissolution or liquidation involving the Company, which shall require a Special Resolution;

(b)	any sale of all or substantially all of the Company’s assets, which shall require a resolution passed by a simple majority of the votes cast by the Members;

(c)
any issue of securities of the Company that requires shareholder approval under the NYSE rules (including the NYSE rules regarding any equity issue (i) to a related party in excess of 1 per cent or 5 per cent (as applicable) of the number of shares or voting power outstanding, (ii) of 20 per cent or more of the voting power or of the shares outstanding unless such equity issue is carried out through a public offering for cash or a bona fide private financing (as such term is defined in the NYSE rules) or (iii) that will result in a change of control of the Company);

(d)	the appointment of the Auditor, which shall require a resolution passed by a simple majority of the votes cast by the Members;

(e)	loans to any Director, the approval of which shall be subject to the Act; and

(f)	the discontinuance of the Company to a jurisdiction outside Bermuda pursuant to the Act, which shall require a Special Resolution.

53.	Conflicts of Interest

53.1
Interests of any kind, whether direct or indirect, of the Officers, the Directors, their nominating Members or employers, as the case may be, and their nominating Member’s or employer’s respective Affiliates in any transaction or matter in respect of the Company or any Group Company to be considered by the Supervisory Board or the Management Board must be fully disclosed to the Supervisory Board or the Management Board, as applicable, in all material respects at the first opportunity at a meeting of the Supervisory Board or the Management Board and prior to any discussion of, or voting on, such transaction or matter by the Supervisory Board or the Management Board, as applicable.

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53.2
Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Supervisory Board or Management Board meeting, an Officer or a Director may vote in respect of any contract or proposed contract or arrangement in which such Officer or Director is interested and may be counted in the quorum for such meeting.

53.3
A Director may hold any other office or place of profit with any Group Company (except that of auditor) in addition to his office of Director for such period and upon such terms as the Supervisory Board may determine and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the Supervisory Board may determine, in addition to any remuneration or other amounts payable to a Director pursuant to any other Bye-law.

53.4
A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

53.5
Subject to the Act, a Director, notwithstanding his office (a) may be a party to, or otherwise interested in, any transaction or arrangement with any Group Company or in which any Group Company is otherwise interested and (b) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any company or other Person promoted by any Group Company or in which any Group Company is interested. The Supervisory Board may also cause the voting power conferred by the shares in any other company or other Person held or owned by any Group Company to be exercised in such manner in all respects as the Supervisory Board thinks fit, including the exercise of votes in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company or Person or voting or providing for the payment of remuneration to any such Directors as the directors or officers of such other company or Person.

53.6
So long as, where it is necessary, he declares the nature of his interest in accordance with Bye-law 53.1, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

54.	Indemnification and Exculpation of Directors and Officers

54.1
The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Supervisory Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be

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indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the Company’s business, or their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity and exemption shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer. The indemnity provided to the persons specified in this Bye-law shall apply if those persons are acting in the reasonable belief that they have been appointed or elected to any office or trust of the Company, or any subsidiary thereof, notwithstanding any defect in such appointment or election.

54.2
The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

54.3
The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

54.4
No amendment or repeal of any provision of this Bye-law shall alter detrimentally the rights to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

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MEETINGS OF THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD

55.	Supervisory Board Meetings

The Supervisory Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit provided that a majority of Supervisory Board meetings in any calendar year shall take place in the Netherlands. Unless otherwise specified in these Bye-laws, a resolution put to the vote at a meeting of the Supervisory Board shall be carried by the affirmative votes of a majority in number of those Directors attending such meeting,

56.	Notice of Supervisory Board Meetings

A Director or the CEO may, and the Secretary on the requisition of a Director or the CEO shall, at any time summon a meeting of the Supervisory Board. Save in the case of an emergency when notice of a meeting of the Supervisory Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose, all Directors must receive written notice of any meeting of the Supervisory Board at least ten days prior to such meeting, unless the notice requirement is waived by all Directors. A Director present at a meeting of the Supervisory Board shall be deemed to have waived any irregularity in the giving of notice.

57.	Conduct of Supervisory Board Meetings

57.1
Directors may participate in any meeting by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be considered to take place where the chairman of the meeting establishes that the meeting is held.

57.2
In the Initial Period, the quorum necessary for the transaction of business at a meeting of the Supervisory Board shall be six Directors. If within half an hour from the time appointed for the meeting a quorum is not present, then the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other time or place as the chairman may determine. If within half an hour from the time appointed for such adjourned meeting six Directors are not present, then the quorum necessary for the transaction of business at such adjourned meeting shall be five Directors.

57.3	After the Initial Period, the quorum necessary for the transaction of business at a meeting of the Supervisory Board shall be 2/3 of the Directors as at the date of the meeting.

57.4
Unless otherwise agreed by a majority of the Directors attending, the chairman, if there be one, shall act as chairman at all meetings of the Supervisory Board at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

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58.	Supervisory Board to Continue in the Event of Vacancy

The Supervisory Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Supervisory Board, the continuing Directors or Director may act only for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

59.	Management Board Meetings

59.1
The Management Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit provided that a majority of Management Board meetings in any calendar year shall take place in the Netherlands. Subject to these Bye-laws, a resolution put to the vote at a meeting of the Management Board shall be carried by the affirmative votes of a majority of those members of the Management Board attending the meeting,

59.2
The CEO may at any time summon a meeting of the Management Board. Notice of a meeting of the Management Board shall be deemed to be duly given to a member of the Management Board if it is given to him verbally (including in person or by telephone) or otherwise communicated or sent to him by post, electronic means or other mode of representing words in a visible form at his last known address or in accordance with any other instructions given by him to the CEO for this purpose. A member of the Management Board present at a meeting of the Management Board shall be deemed to have waived any irregularity in the giving of notice

60.	Conduct of Management Board Meetings

60.1
Members of the Management Board may participate in any meeting by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be considered to take place where the CEO establishes that the meeting is held.

60.2	The quorum necessary for the transaction of business at a meeting of the Management Board shall be the CEO and one other member of the Management Board.

60.3	The CEO shall act as chairman at all meetings of the Management Board and, in the case of an equality of votes of the members of the Management Board, shall be entitled to a casting vote.

61.	Written Resolutions
A resolution signed by all the members of the Management Board or the Supervisory Board, as applicable, which may be in counterparts, shall be as valid as if it had been

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passed at a meeting of the Management Board or the Supervisory Board, as applicable, duly called and constituted, such resolution to be effective at the place and on the date on which the last member signs the resolution.

62.	Validity of Prior Acts of the Supervisory Board and the Management Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Supervisory Board or the Management Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

63.	Minutes
The Supervisory Board and each committee thereof shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Supervisory Board and of any committee appointed by the Supervisory Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Supervisory Board, and meetings of committees appointed by the Supervisory Board.

64.	Place Where Corporate Records Kept
Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Management Board in the Netherlands and by the Secretary at the Registered Office.

65.	Form and Use of Seal

65.1	The Company may adopt a seal in such form as the Supervisory Board may determine. The Supervisory Board may adopt one or more duplicate seals for use in or outside Bermuda.

65.2
A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (a) any Director, or (b) any Officer, or (c) the Secretary, or (d) any person authorised by the Supervisory Board for that purpose.

65.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

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ACCOUNTS

66.	Books of Account

66.1	The Supervisory Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

66.2
Such records of account shall be kept at the Registered Office, or subject to the Act, at such other place as the Supervisory Board thinks fit and shall be available for inspection by the Directors during normal business hours.

67.	Financial Year End
The financial year end of the Company may be determined by resolution of the Supervisory Board and failing such resolution shall be 31st December in each year.

AUDITS

68.	Annual Audit
Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

69.	Appointment of Auditor

69.1
Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, the Members shall appoint one or more Auditors to hold office until the close of the next annual general meeting.

69.2	No Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

70.	Remuneration of Auditor
The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

71.	Duties of Auditor

71.1
The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

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71.2
The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

72.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

73.	Financial Statements
Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

74.	Distribution of Auditor’s Report
The report of the Auditor shall be submitted to the Members in general meeting.

75.	Vacancy in the Office of Auditor

If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled in accordance with the Act.

REGISTERED OFFICE; HEADQUARTERS

76.	Registered Office
The Registered Office shall be at such place in Bermuda as the Supervisory Board from time to time decides.

77.	Headquarters

The headquarters of the Company shall be located in, and the residence of the Company for corporate tax purposes shall be, the Netherlands. The Company shall at all times maintain a fully functioning head office in the Netherlands, where a majority of the Senior Executives shall reside.

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VOLUNTARY WINDING-UP AND DISSOLUTION

78.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

79.	Changes to Bye-laws
No Bye-law may be rescinded, altered or amended and no new Bye-law may be made until the same has been approved by a resolution of the Supervisory Board and by a Special Resolution.

COMPANY INVESTIGATIONS INTO INTERESTS IN SHARES

80.	Provisions applicable to Bye-laws 80 and 81.

80.1	For the purposes of Bye-laws 80 and 81:

(a)
“Relevant Share Capital” means any class of the Company’s issued share capital; and for the avoidance of doubt, any adjustment to or restriction on the voting rights attached to shares shall not affect the application of this Bye-law in relation to interests in those or any other shares;

(b)
“interest” means, in relation to Relevant Share Capital, any interest of any kind whatsoever in any shares comprised therein (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share is, or may be, subject) and without limiting the meaning of “interest” a person shall be taken to have an interest in a share if:

(i)	he enters into a contract for its purchase by him (whether for cash or other consideration); or

(ii)	not being the registered holder, he is entitled to exercise any right conferred by the holding of the share or is entitled to control the exercise of any such right; or

(iii)	he is a beneficiary of a trust where the property held on trust includes an interest in the share; or

(iv)	otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the share to himself or to his order; or

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(v)	otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the share or is under an obligation to take an interest in the share; or

(vi)	he has a right to subscribe for the share,

whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable;

(c)	a person is taken to be interested in any shares in which his spouse or civil partner or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years;

(d)	a person is taken to be interested in shares if a body corporate is interested in them and:

(i)	that body or its directors are accustomed to act in accordance with his directions or instructions; or

(ii)	he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that company,

PROVIDED THAT (a) where a person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of a company and that company is entitled to exercise or control the exercise of any of the voting power at general meetings of another company (the “effective voting power”) then, for purposes of Bye-law 80.1(d)(ii) above, the effective voting power is taken as exercisable by that person and (b) for purposes of this Bye-law 80.1(d), a person is entitled to exercise or control the exercise of voting power if he has a right (whether subject to conditions or not) the exercise of which would make him so entitled or he is under an obligation (whether or not so subject) the fulfilment of which would make him so entitled.

80.2	The provisions of Bye-laws 80 and 81 are in addition to any and separate from other rights or obligations arising at law or otherwise.

81.	Power of the Company to Investigate Interests in Shares

81.1	The Company may give notice under this Bye-law (a “Request Notice”) to any person whom the Company knows or has reasonable cause to believe:

(a)	to be interested in shares comprised in the Relevant Share Capital; or

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(b)	to have been so interested at any time during the three years immediately preceding the date on which the notice is issued.

81.2	The Request Notice may request the person:

(a)	to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

(b)	if he holds, or has during that time held, any such interest, to give such further information as may be requested in accordance with this Bye-law 81.

81.3
A Request Notice may request the person to whom it is addressed to give particulars of his own past or present interest in shares comprised in the Relevant Share Capital (held by him at any time during the three year period mentioned in Bye-law 81.1).

81.4	The Request Notice may request the person to whom it is addressed, where:

(a)	the interest is a present interest and any other interest in the shares subsists; or

(b)	another interest in the shares subsisted during that three year period at a time when his own interest subsisted,

to give, so far as lies within his knowledge, such particulars with respect to that other interest as may be requested by the notice including the identity of persons interested in the shares in question.

81.5
The Request Notice may request the person to whom it is addressed where his interest is a past interest, to give (so far as lies within his knowledge) particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.

81.6	The information requested by a Request Notice must be given within such time as may be specified in the notice, being a period of not less than 5 days following service thereof.

81.7	For the purposes of this Bye-law 81:

(a)
a person shall be treated as appearing to be interested in any shares if the Member holding such shares has given to the Company a notification whether following service of a Request Notice or otherwise which either:

(i)	names such person as being so interested; or

(ii)
(after taking into account any such notification and any other relevant information in the possession of the Company) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares.

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82.	Failure to Disclose Interests in Shares

82.1	For the purpose of this Bye-law:

(a)	“Exempt Transfer” means, in relation to shares held by a Member,

a transfer by way of, or in pursuance of, acceptance of a takeover offer for the Company meaning an offer to acquire all the shares, or all the shares of any class or classes, in the Company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class (or an amalgamation or scheme of arrangement having equivalent effect).

(b)	“interested” is construed as it is for the purpose of Bye-law 81;

(c)
a person, other than the Member holding a share, shall be treated as appearing to be interested in such share if the Member has informed the Company that the person is or may be so interested, or if the Company (after taking account of information obtained from the Member or, pursuant to a Request Notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(d)	reference to a person having failed to give to the Company information required by Bye-law 81, or being in default of supplying such information, includes references to his having:

(i)	failed or refused to give all or any part of such information; and

(ii)	given information which he knows to be false in a material particular or recklessly given information which is false in a material particular; and

(e)	“transfer” means a transfer of a share or (where applicable) a renunciation of a renounceable letter of allotment or other renounceable document of title relating to a share.

82.2
Where a Request Notice is given by the Company to a Member, or another person appearing to be interested in shares held by such Member, and the Member or other person has failed in relation to any shares (“Default Shares”, which expression applies also to any shares issued after the date of the Request Notice in respect of those shares and to any other shares registered in the name of such Member at any time whilst the default subsists) to give the Company the information required within fourteen days after the date of service of the Request Notice (and whether or not the Request Notice specified a different period), unless the Supervisory Board in its absolute discretion otherwise decides:

(a)
the Member is not entitled in respect of the Default Shares to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or at an adjourned meeting or on a poll, or to exercise other rights conferred by membership in relation to any such meeting or poll; and

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(b)	where the Default Shares represent at least 0.25 per cent. in nominal value of the issued shares of their class:

(i)
a dividend (or any part of a dividend) payable in respect of the Default Shares (except on a winding up of the Company) may be withheld by the Company, which shall have no obligation to pay interest on such dividend;

(ii)	the Member shall not be entitled to elect to receive shares instead of a dividend; and

(iii)	the Supervisory Board may, in its absolute discretion, refuse to register the transfer of any Default Shares unless:

(1)	the transfer is an Exempt Transfer; or

(2)
the Member is not himself in default in supplying the information required and proves to the satisfaction of the Supervisory Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer.

82.3	The sanctions under Bye-law 82.2 shall cease to apply seven days after the earlier of:

(a)	receipt by the Company of notice of an Exempt Transfer, but only in relation to the shares transferred; and

(b)	receipt by the Company, in a form satisfactory to the Supervisory Board, of all the information required by the Request Notice.

82.4	The Supervisory Board may:

(a)	give notice in writing to any Member holding Default Shares in uncertificated form requiring the Member:

(i)	to change his holding of such shares from uncertificated form into certificated form within a specified period; and

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(ii)	then to hold such Default Shares in certificated form for so long as the default subsists; and

(b)
appoint any person to take any steps in the name of any holder of Default Shares as may be required to change such shares from uncertificated form into certificated form (and such steps shall be effective as if they had been taken by such holder).

82.5
Any notice referred to in this Bye-law may be served by the Company upon the addressee either personally or by sending it through the post in a pre paid letter addressed to the addressee at his usual or last known address.

Exhibit D

[—], 2010

To each of the addressees set forth on
the attached Schedule A

Ladies and Gentlemen:

We have acted as special [INSERT JURISDICTION] counsel to [PARTY] (the “Company”) in connection with the transactions contemplated by the Share Exchange Agreement dated as of October 4, 2009 between and among the Company and the other parties named therein (the “Share Exchange Agreement”), and each of the other Transaction Agreements to which the Company is a party. Capitalized terms used in this letter, unless specifically defined in this letter, have the meanings given to them in the Share Exchange Agreement.

We refer to our opinion dated October 4, 2009 (the “Opinion”) previously delivered to you in connection with the execution and delivery of the Share Exchange Agreement and the other Transaction Agreements.

We hereby reaffirm the Opinion as of the date hereof, as if it were rendered on the date hereof, subject to each of the assumptions and qualifications set forth therein.

Very truly yours,